AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 9, 1999
                                                   REGISTRATION NO. 333 - 78331

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                Amendment No. 2

                                      to


                                   FORM S - 4

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                          JAMES RIVER BANKSHARES, INC.
             (Exact name of registrant as specified in its charter)

           VIRGINIA                             0-26314                    54-1740210
(State or other jurisdiction of      (Primary Standard Industrial            (I.R.S.
incorporation or organization)        Classification Code Number)        Identification)

                                1514 HOLLAND ROAD
                             SUFFOLK, VIRGINIA 23434
                                 (757) 934-8100
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)

                              DONALD W. FULTON, JR.
                SENIOR VICE PRESIDENT AND CHIEF FINANCIAL OFFICER
                                1514 HOLLAND ROAD
                             SUFFOLK, VIRGINIA 23434
                                 (757) 934-8100
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   COPIES TO:

      JODY M. WAGNER, ESQ.                        WAYNE A. WHITHAM, JR., ESQ.
    KAUFMAN & CANOLES, P.C.               WILLIAMS, MULLEN, CHRISTIAN & DOBBINS
 ONE COMMERCIAL PLACE, SUITE 2000                    TWO JAMES CENTER
        P.O. BOX 3037                             1021 EAST CARY STREET
      NORFOLK, VA 23514                               P.O. BOX 1320
        (757) 624-3294                          RICHMOND, VA  23210-1320
                                                       (804) 783-6473

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:

        As soon as practicable following the effectiveness of this Registration Statement.

        If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]




        THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 5(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                  MERGER PROPOSED - YOUR VOTE IS VERY IMPORTANT


       The Boards of Directors of James River Bankshares, Inc. and State Bank of Remington, Inc. have agreed on a merger agreement that provides for the combination of the two companies. After the merger, James River will have total assets of almost $500 million and will span the area from Suffolk to Remington, Virginia.

        If shareholders of both companies approve the proposals related to the merger, State Bank will become a wholly owned subsidiary of James River and State Bank shareholders will receive 2.9 shares of James River common stock for each share of State Bank common stock they own. James River shareholders will continue to hold their existing shares of James River common stock after the merger. We estimate that upon completion of the merger, approximately 18.4% of the outstanding James River common stock will be owned by current State Bank shareholders and approximately 81.6% will be owned by persons who are James River shareholders just before the merger is completed.

        We cannot complete the merger unless shareholders of State Bank (equal to more than two-thirds of the holders of State Bank common stock) approve the merger agreement and shareholders of James River approve the issuance of shares to holders of State Bank common stock. Approval of the other James River annual meeting matters is not a condition to the merger.

       We have each scheduled meetings for our shareholders to vote on these matters. In James River's case, the meeting will be an annual meeting of shareholders at which shareholders will also elect directors and ratify the appointment of auditors. In State Bank's case, the meeting will be a special meeting at which shareholders will only be asked to consider the proposed merger. WHETHER OR NOT YOU PLAN TO ATTEND YOUR SHAREHOLDER MEETING, PLEASE TAKE THE TIME TO VOTE BY COMPLETING AND MAILING THE ENCLOSED PROXY CARD TO us. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote in favor of the transaction. In the case of State Bank shareholders, if you do not return your card, the effect will be a vote against the merger. If your shares are held in "street name," you must instruct your broker in order to vote.

The dates, times and places of the meetings are as follows:

        FOR JAMES RIVER SHAREHOLDERS:

               Thursday,
               July 22, 1999, 9:00 a.m.

               Airfield Conference Center
               15189 Airfield Road
               Airfield Road
               Wakefield, Virginia 23888-2497


        FOR STATE BANK SHAREHOLDERS:


               Saturday,
               July 17, 1999, 1:30 p.m.

               Remington Lions Club
               Remington, Virginia 22734


        The document accompanying this letter contains additional information regarding the merger agreement, the proposed merger and the two companies. We encourage you to read this entire document carefully. You can also obtain more information about James River in documents James River has filed with the Securities and Exchange Commission.

       We strongly support this strategic merger of James River and State Bank and appreciate your prompt attention to this very important matter.

____________________________
Harold U. Blythe
PRESIDENT
JAMES RIVER BANKSHARES, INC.


____________________________
Larry B. Olinger
PRESIDENT
STATE BANK OF REMINGTON, INC.

----------------------------------------------------------------------------------------------
Neither the  Securities  and  Exchange  Commission  nor any state  securities  commission  has approved or  disapproved  of these  securities or passed upon the adequacy or accuracy of this document.  Any  representation to the contrary is a criminal offense.  The securities  offered hereby  are  not  savings  accounts,  deposits  or  other  obligations  of a bank  or  savings association  and are not insured by the Federal  Deposit  Insurance  Corporation  or any other government agency.
----------------------------------------------------------------------------------------------

The date of this joint proxy statement/prospectus is June 9, 1999 and it is first being mailed to shareholders on or about June 14, 1999.

                        TABLE OF CONTENTS


                           CHAPTER I

   QUESTIONS AND ANSWERS ABOUT THE MERGER .................1
   WHO CAN HELP ANSWER YOUR QUESTIONS .....................3
   SUMMARY ................................................4
     The Companies ........................................4
     Recommendations ......................................4
     Reasons for the Merger ...............................5
     The Meetings .........................................5
     Votes Required .......................................5
     Record Date; Voting Power ............................5
     Opinion of State Bank's Financial Advisor.............6
     No Appraisal Rights ..................................6
     James River to Use Pooling of Interest
        Accounting Treatment...............................6
     Comparative Per Share Market Price ...................6
     Fee for Termination ..................................6
     Share Ownership of Management ........................7
     Benefits to Management in the Merger .................7
     Conditions that Must be Satisfied for the Merger
        to Occur...........................................7
     Termination of the Merger Agreement ..................8
     Effective Date Expected: Third Quarter of 1999 .......8
     Other James River Annual Meeting Matters..............8
     Selected Historical Financial Data ...................9
     Selected Proforma Financial Data ....................10
     Comparative Per Share Data ..........................11
   CAUTIONARY STATEMENT CONCERNING
      FORWARD-LOOKING STATEMENTS..........................12
   THE MERGER ............................................12
     Background of the Merger ............................12
     State Bank's Reasons for the Merger and
        Recommendation of State Bank Board................14
     Opinion of the State Bank's Financial Advisor .......15
     James River's Reasons for the Merger and
        Recommendation of James River Board...............18
     Accounting Treatment ................................19
     Material Federal Income Tax Consequences
        of the Merger.....................................19
     Absence of Appraisal Rights .........................20
   PRO FORMA FINANCIAL INFORMATION .......................21
   INTERESTS OF CERTAIN PERSONS IN THE MERGER.............27
   CERTAIN DIFFERENCES IN RIGHTS OF SHAREHOLDERS..........27
   TERMS OF THE MERGER AGREEMENT .........................28
     Representations and Warranties;
       Conditions to the Merger...........................28
     Regulatory Approvals ................................28
     Business Pending the Merger .........................29
     No Solicitation; Board Action .......................29
     Effective Date ......................................30
     Surrender of Stock Certificates .....................30
     Waiver, Amendment and Termination ...................30
     Resales of James River Common Stock .................31
     Expenses of the Merger and Termination Fee ..........31
   MARKET PRICES AND DIVIDENDS ...........................32

                          CHAPTER II

           INFORMATION ABOUT THE MEETINGS AND VOTING
     General ..............................................1
     James River Meeting ..................................1
     State Bank Meeting ...................................3

                          CHAPTER III

                    DESCRIPTION OF STATE BANK
   BUSINESS OF STATE BANK .................................1
     General ..............................................1
     Lending Activities ...................................1
     Supervision and Regulation ...........................3
     Employees ............................................4
     Competition ..........................................4
     Properties ...........................................4
   STATE BANK SELECTED FINANCIAL INFORMATION...............5
   MANAGEMENT'S DISCUSSION AND ANALYSIS OF
     FINANCIAL CONDITION AND RESULTS OF OPERATIONS.........6

   SECURITY OWNERSHIP OF STATE BANK MANAGEMENT
     AND CERTAIN SHAREHOLDERS..............................21

                          CHAPTER IV

                         LEGAL MATTERS

   COMPARATIVE RIGHTS OF SHAREHOLDERS .....................1
     General ..............................................1
     Authorized Capital ...................................1
     Preemptive Rights ....................................1
     Dividend Rights ......................................2
     Voting Rights ........................................2
     Shareholder Meetings .................................2
     Directors ............................................2
     Anti-Takeover Provisions .............................2
     Director and Officer Exculpation .....................3
     Indemnification ......................................4
   RESALES OF JAMES RIVER COMMON STOCK ....................4
   EXPERTS ................................................5
   LEGAL OPINIONS .........................................5

                           CHAPTER V

             OTHER MATTERS-JAMES RIVER ANNUAL MEETING

   ELECTION OF DIRECTORS ..................................1

   RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS....12


                           CHAPTER VI
   SUBMISSION OF PROPOSALS FOR 2000 .......................1
   WHERE YOU CAN FIND MORE INFORMATION ....................1

                             ANNEXES

   Annex A   Agreement and Plan of Merger
   Annex B   Opinion of McKinnon & Co., Inc.
   Annex C   Financial Statements of State Bank of Remington, Inc.

                          CHAPTER I


            QUESTIONS AND ANSWERS ABOUT THE MERGER


Q: WHY IS STATE BANK MERGING WITH JAMES RIVER?

A: Both the State Bank board of directors and the James River board of directors believe the merger is in the best interests of their respective companies and will provide significant benefits to their respective shareholders, customers and employees. The boards believe the merger will create a company with enhanced financial performance which will be better positioned to be a strong competitor in the rapidly changing and consolidating financial services industry in Virginia. To review the background and reasons for the merger in greater detail, see pages I-12 through I-19.

Q: WHAT WILL I RECEIVE IN THE MERGER?

A: STATE BANK SHAREHOLDERS. State Bank shareholders will receive 2.9 shares of James River common stock in exchange for each share of State Bank common stock they hold. This is the "exchange ratio." James River will not issue fractional shares in the merger. Instead, State Bank shareholders will receive a cash payment, without interest, for the value of any fraction of a share of James River common stock that they would otherwise be entitled to receive based upon the market value (as determined in the merger agreement) of a share of James River common stock at the time of the merger.

        JAMES RIVER SHAREHOLDERS. Each share of James River common stock held by James River shareholders will continue to represent one share of James River common stock following the merger. After the merger, State Bank's former shareholders will own approximately 18.4% of James River's outstanding shares of common stock and current James River shareholders will own approximately 81.6% of James River's outstanding shares of common stock.

FOR EXAMPLE:

         o IF YOU OWN 100 SHARES OF STATE BANK COMMON STOCK, AFTER THE MERGER YOU WILL RECEIVE 290 SHARES OF JAMES RIVER COMMON STOCK.

         o IF YOU OWN 15 SHARES OF STATE BANK COMMON STOCK, AFTER THE MERGER YOU WILL RECEIVE 43 SHARES OF JAMES RIVER COMMON STOCK AND A CHECK FOR THE MARKET VALUE OF 0.5 TIMES THE MARKET VALUE OF ONE SHARE OF JAMES RIVER COMMON STOCK.

         o IF YOU OWN 100 SHARES OF JAMES RIVER COMMON STOCK, AFTER THE MERGER THOSE SHARES WILL CONTINUE TO REPRESENT 100 SHARES OF JAMES RIVER COMMON STOCK.

Q: WHAT WILL MY DIVIDENDS BE AFTER THE MERGER?

A: In 1998, James River increased its dividend to $0.48 per share per year, payable quarterly at the rate of $0.12 per share per quarter. The board continued this payment rate in the first quarter of 1999 and intends to continue dividends at this rate, however, James River cannot assure these payments. The James River board will use its discretion to decide whether and when to declare dividends and in what amount, and it will consider all relevant factors in doing so.

Q: WHAT HAPPENS AS THE MARKET PRICE OF JAMES RIVER COMMON STOCK FLUCTUATES?

A: The exchange ratio is fixed at 2.9 shares of James River common stock for each share of State Bank common stock. Since the market value of James River common stock will fluctuate before and after the closing of the merger, the value of the James River common stock that State Bank shareholders will receive in the merger will fluctuate as well and could increase or decrease. State Bank shareholders should obtain current market prices for shares of James River common stock and shares of State Bank common stock.

Q: WHEN IS THE MERGER EXPECTED TO BE COMPLETED?

A: We are working to complete the merger during the third quarter of 1999.

Q: WHAT ARE THE TAX CONSEQUENCES OF THE MERGER TO ME?

A: STATE BANK SHAREHOLDERS. We expect that the exchange of shares by State
Bank shareholders generally will be tax-free to State Bank shareholders for U.S. federal income tax purposes. State Bank shareholders will, however, have to pay taxes on cash received for fractional shares. To review the tax consequences to State Bank shareholders in greater detail, see pages I-19 and I-20. Your tax consequences may depend on your personal situation. You should consult your tax advisor for a full understanding of the tax consequences of the merger to you.

        JAMES RIVER SHAREHOLDERS. The merger will have no tax consequences to James River shareholders.

Q: WHAT AM I BEING ASKED TO VOTE UPON?

A: STATE BANK SHAREHOLDERS: You are being asked to approve the merger agreement which provides for the merger of State Bank into a James River subsidiary, to effectively make State Bank a wholly owned subsidiary of James River, and the issuance of 2.9 shares of James River common stock for each outstanding share of State Bank common stock. Approval of the proposal requires the affirmative vote of more than two-thirds of the outstanding shares of State Bank common stock.

        THE STATE BANK BOARD HAS UNANIMOUSLY APPROVED AND ADOPTED THE MERGER AGREEMENT AND RECOMMENDS VOTING FOR THE APPROVAL OF THE MERGER AGREEMENT.

        JAMES RIVER SHAREHOLDERS: You are being asked to approve the issuance of James River common stock to State Bank shareholders in connection with the merger. Approval of the proposal requires the affirmative vote of a majority of the shares voted, and the shares voted must represent over 50% of the shares entitled to vote.

        THE JAMES RIVER BOARD HAS UNANIMOUSLY APPROVED AND ADOPTED THE MERGER AGREEMENT AND THE STOCK ISSUANCE AND RECOMMENDS VOTING FOR THE APPROVAL OF THE STOCK ISSUANCE.

Q: WHAT SHOULD I DO NOW?

A: Just indicate on your proxy card how you want to vote, and sign and mail it in the enclosed envelope as soon as possible, so that your shares will be represented at your meeting.

        If you sign and send in your proxy and do not indicate how you want to vote, your proxy will be voted in the case of the State Bank shareholders in favor of the proposal to approve and adopt the merger agreement, and, in the case of James River shareholders, in favor of the issuance of James River common stock in the merger. IF YOU ARE A STATE BANK SHAREHOLDER AND YOU DO NOT SIGN AND SEND IN YOUR PROXY OR YOU ABSTAIN, IT WILL HAVE THE EFFECT OF A VOTE AGAINST THE MERGER, AS APPROVAL REQUIRES THE AFFIRMATIVE VOTE OF MORE THAN TWO-THIRDS OF THE SHARES OUTSTANDING. If you are a James River shareholder and you do not sign and send in your proxy or you abstain, your shares will not be counted as having voted at the James River meeting.

        You may attend your shareholders' meeting and vote your shares in person, rather than voting by proxy. In addition, you may withdraw your proxy up to and including the day of your shareholders' meeting by following the directions on pages II-1 through II-4 and either change your vote or attend your shareholders, meeting and vote in person.

Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

A: Your broker will vote your shares of State Bank common stock or James
River common stock only if you provide instructions on how to vote. You should instruct your broker how to vote your shares, following the directions your broker provides. IF YOU DO NOT PROVIDE INSTRUCTIONS TO YOUR BROKER, YOUR SHARES WILL NOT BE VOTED. If you are a State Bank shareholder and do not provide instructions to your broker, your shares will not be voted and this will have the effect of voting against the merger.

Q: SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A: No. If you are a State Bank shareholder, after the merger is completed we will send you written instructions for exchanging your State Bank common stock certificates for James River common stock certificates. If you are a James River shareholder, the merger will not require you to take any action regarding your James River common stock certificates.

                       WHO CAN HELP ANSWER YOUR QUESTIONS

        If you want additional copies of this document, or if you want to ask any questions about the merger, you should contact:

                             JAMES RIVER SHAREHOLDERS:
                             Harold U. Blythe
                             President
                             James River Bankshares, Inc.
                             1514 Holland Road
                             Suffolk, Virginia 23434
                             Telephone: (757) 934-8100

                             STATE BANK SHAREHOLDERS:
                             Larry B. Olinger
                             President
                             State Bank of Remington, Inc.
                             P.O. Box 158
                             Remington, Virginia 22734
                             Telephone: (540) 439-3233

                                     SUMMARY

        THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION FROM THIS DOCUMENT AND MAY NOT CONTAIN ALL THE INFORMATION THAT IS IMPORTANT TO YOU. FOR A MORE COMPLETE UNDERSTANDING OF THE MERGER AND FOR A MORE COMPLETE DESCRIPTION OF THE LEGAL TERMS OF THE MERGER, YOU SHOULD READ THIS ENTIRE DOCUMENT CAREFULLY, AS WELL AS THE ADDITIONAL DOCUMENTS TO WHICH WE REFER YOU, INCLUDING THE MERGER AGREEMENT. SEE "WHERE YOU CAN FIND MORE INFORMATION" (PAGE VI-1).


                                THE COMPANIES


JAMES RIVER BANKSHARES, INC.
1514 Holland Road
Suffolk, Virginia 23434
(757) 934-8100


       James River is a Virginia bank holding company that began operations June 1, 1995. James River now has four operating bank subsidiaries with a total of 24 banking offices that conduct operations from the Tidewater Region of Southeastern Virginia to the tri-city areas of Hopewell, Petersburg and Colonial Heights and in South-central Virginia. James River's banking subsidiaries are members of the Federal Reserve System and their deposits are insured by the Federal Deposit Insurance Corporation. In addition to the banking subsidiaries, James River has a consumer finance subsidiary, a consumer equity lending subsidiary, a support services subsidiary, and one of its banking subsidiaries operates a mortgage lending subsidiary. On March 31, 1999, James River had total assets of $414.0 million, total deposits of $366.8 million, total loans of $282.3 million and shareholders' equity of $43.7 million.

       James River stock is listed and traded on the NASDAQ National Market System under the symbol "JRBK."

STATE BANK OF REMINGTON, INC.
P.O. Box 158
Remington, Virginia 22734
(540) 439-3233

       State Bank of Remington is a Virginia commercial bank chartered in 1913. It is a member of the Federal Reserve, and its deposits are insured by the Federal Deposit Insurance Corporation. State Bank's headquarters are, and have always been, in the Town of Remington, in Southern Fauquier County, Virginia. State Bank operates two branch offices, opened in 1971 and 1975, extending operations into the neighboring communities of Catlett and Bealeton, Virginia. On March 31, 1999, State Bank had total assets of $70.2 million, total deposits of $62.1 million, total loans of $39.3 million, and shareholders' equity of $7.5 million.

THE EXCHANGE RATIO IS 2.9 SHARES OF JAMES RIVER COMMON STOCK FOR EACH SHARE OF STATE BANK COMMON STOCK.

       The merger agreement provides that each share of State Bank common stock will be converted into 2.9 shares of James River common stock on the effective date of the merger. Accordingly, the 291,027 shares of State Bank common stock will be converted into approximately 843,978 shares of James River common stock. Fractional shares of James River common stock will not be issued, and State Bank shareholders will receive cash payment, without interest, for the value of any fraction of a share of James River common stock that they would otherwise be entitled to receive based upon the market value of a share of James River common stock at the time of the merger.

RECOMMENDATIONS

       The James River board of directors and the State Bank board of directors have each unanimously approved and adopted the merger agreement. The State Bank board recommends a vote FOR approval of the merger agreement and the transactions contemplated thereby. The James River board recommends a vote FOR approval of issuance of shares of James River common stock to holders of State Bank common stock pursuant to the merger agreement. You also should refer to the reasons that the boards considered in determining whether to approve and adopt the merger agreement on pages I-14 through I-19.

                             REASONS FOR THE MERGER

       The James River board and State Bank board each carefully considered the merger decision. Each board had several reasons for approving the merger. A few of the reasons are set forth below. For a complete discussion, see pages I-14 through I-19.

JAMES RIVER:

o The merger with State Bank will expand James River's reach into Fauquier County, an attractive region of Virginia, and afford new expansion opportunities into adjacent areas such as Warrenton, Manassas, Fredericksburg and Culpeper.

o The merger will allow James River to spread certain administrative and operational costs over a larger base and to realize a limited amount of direct cost savings.

o The compatibility of State Bank and James River, including community bank operating philosophies and similarity of products and customer orientation.

STATE BANK:

o The fact that James River common stock is more liquid since it is traded on the NASDAQ National Market while State Bank common stock is traded only internally by State Bank personnel matching prospective buyers and sellers.

o The terms of the merger agreement, including the exchange ratio and the provisions that will permit State Bank to continue operations as a separate banking entity with its current management and board.

o The compatibility of State Bank's and James River's community bank operating philosophies and the similarity of products and customer orientation.

o An association with James River will result in State Bank's participation in a banking organization with 27 offices in Virginia and the Board's conclusion that the resulting geographic diversification and economies of scale would enable State Bank to compete more effectively in the financial services industry of the future.

o The representation of McKinnon & Company to the board, that as of such date, the exchange ratio was fair from a financial point of view to the State Bank shareholders.

o The expectation that the merger will be tax-free for federal income tax purposes to State Bank and its shareholders, except for cash paid instead of fractional shares.


                     THE MEETINGS (PAGES II-1 THROUGH II-4)

       JAMES RIVER. The James River meeting will be held at the Airfield Conference Center, 15189 Airfield Road, Wakefield, VA 23888-2497, at 9:00 a.m., local time, on Thursday, July 22, 1999. At the James River meeting, James River shareholders will be asked to consider and vote upon a proposal to approve the issuance of James River common stock in connection with the merger.


       STATE BANK. The State Bank meeting will be held at the Remington Lions Club, Remington, VA 22734, at 1:30 p.m., local time, on Saturday, July 17, 1999. At the State Bank meeting, State Bank shareholders will be asked to consider and vote upon a proposal to approve and adopt the merger agreement.


                      VOTES REQUIRED (PAGES II-1 AND II-3)

        JAMES RIVER. Approval by the James River shareholders of the proposal to approve the issuance of James River common stock will require a greater number of votes cast in favor of the proposal than the number of votes cast opposing such proposal, and that the total number of votes cast on the proposal must represent over 50% of the shares entitled to vote.

        STATE BANK. Approval by the State Bank shareholders of the proposal to approve and adopt the merger agreement will require the affirmative vote of more than two-thirds of the shares of State Bank common stock outstanding.

                 RECORD DATE; VOTING POWER (PAGES II-1 AND II-3)

        JAMES RIVER. You are entitled to vote at the James River meeting if you owned shares on June 8, 1999, the James River record date. As of such date, there were 3,742,239 shares of James River common stock issued and outstanding held by approximately 1,659 holders of record. James River shareholders are entitled to one vote per share on any matter that may properly come before the James River meeting.

        STATE BANK. You are entitled to vote at the State Bank meeting if you owned shares on June 8, 1999, the State Bank record date. On that date, there were 291,027 shares of State Bank common stock issued and outstanding held by approximately 421 holders of record. State Bank shareholders are entitled to one vote per share on any matter that may properly come before the State Bank meeting.


              OPINION OF STATE BANK'S FINANCIAL ADVISOR
                   (PAGES I-15 THROUGH I-18)

        At the January 21, 1999, meeting of the State Bank board, McKinnon & Company, Inc., financial advisor to State Bank board, gave its opinion to the State Bank board that as of such date, the exchange ratio was fair to the State Bank shareholders from a financial point of view. McKinnon & Company subsequently confirmed its January 21, 1999 opinion by delivery to the State Bank board of a written opinion dated as of the date of this document. A copy of the fairness opinion, setting forth the information reviewed, assumptions made and matters considered, is attached to this document as Annex B. State Bank shareholders should read the fairness opinion of McKinnon & Company in its entirety.

                         NO APPRAISAL RIGHTS (PAGE I-20)

        Under Virginia law, you have no right to an appraisal of the fair value of your shares in connection with the merger.

     JAMES RIVER TO USE POOLING OF INTEREST ACCOUNTING TREATMENT (PAGE I-19)

        We expect that the merger will be accounted for as a pooling of interests. This will enhance future earnings of James River by avoiding the creation of goodwill relating to the merger and enable James River to also avoid charges against future earnings resulting from amortizing goodwill. This accounting method also means that after the merger James River will report financial results as if State Bank had always been combined with James River.

                 COMPARATIVE PER SHARE MARKET PRICE INFORMATION

        State Bank common stock is traded on a sporadic basis in private transactions often by State bank personnel matching prospective buyers and sellers. To State Bank management's knowledge, the last sales of State Bank common stock took place in the fall of 1998 at prices ranging from $27 to $28 per share.

        James River common stock is traded on the NASDAQ National Market System under the symbol "JRBK." James River common stock is thinly traded. On February 17, 1999, the last full trading day before State Bank and James River issued a joint press release announcing the merger, James River common stock closed at $17.00. On June 7, 1999, James River common stock closed at $16.00.

                       FEE FOR TERMINATION (SEE PAGE I-31)

        State Bank would be required to pay James River $400,000 to compensate James River for its external and internal costs associated with the merger if the merger agreement is terminated because

(1)     a condition of the merger was not satisfied;

(2)     and one of the following events occurred:

        (a)   State Bank entered into an agreement with another party to

               (i) acquire, merge or consolidate or enter into any similar transaction,

               (ii) purchase, lease or otherwise acquire all or substantially all of the assets of State Bank, or

               (iii) purchase or otherwise acquire directly from State Bank securities representing 10% or more of the voting power of State Bank;

        (b) any person acquired beneficial ownership or the right to acquire beneficial ownership of 20% or more of the outstanding shares of State Bank common stock after the date of the merger agreement; or

        (c) after the date of the merger agreement, any person made a proposal to State Bank by a public announcement or written communication that is or becomes subject to public disclosure to acquire the State Bank by merger, share exchange, consolidation, purchase of all or substantially all of the assets or any other similar transaction; and

(3) within six months after the termination of the merger agreement, State Bank enters into an agreement to be acquired by such person.

        This provision is intended to discourage another party from interferring with the merger agreement between James River and State Bank.

                       SHARE OWNERSHIP OF MANAGEMENT
                   (PAGES III-21 AND V-11 through V-12)

        On the James River record date, the executive officers and directors of James River, including their affiliates, had voting power with respect to an aggregate of 616,546 shares of James River common stock, or approximately 16.36% of the shares of James River common stock then outstanding.

        On the State Bank record date, the executive officers and directors of State Bank, including their affiliates, had voting power with respect to an aggregate of 32,129 shares of State Bank common stock, or approximately
11.04% of the shares of State Bank common stock then outstanding.

        We currently expect that the directors and executive officers of James River and State Bank will vote their shares of James River common stock and State Bank common stock, respectively, FOR the merger-related proposals.

                BENEFITS TO MANAGEMENT IN THE MERGER (PAGE I-27)

        When considering the recommendation of the State Bank board, you should be aware that some State Bank directors and officers have interests in the merger that differ from the interests of other State Bank shareholders. One director of State Bank, John A. Berna, will become a director of James River and will receive a fee of $1,000 per month. All State Bank directors (including Mr. Berna, who will serve on both James River's and State
Bank's boards initially) will receive annual retainers and monthly fees for service on the State Bank board. Based on the existing schedule utilized by James River, State Bank's directors will receive an annual retainer of $3,000, payable in equal monthly installments, an additional $150 for each monthly board meeting attended and $75 for each committee meeting attended. The chairman of the board of State Bank, Mr. Berna, will receive a fee of $200 per monthly board meeting, rather that the $150 fee paid to other directors. The directors of James River and its subsidiary banks have the option of receiving registered shares of James River common stock in lieu of receiving cash payments for directors' fees.

        In connection with the merger, Larry B. Olinger, President and Chief Executive Officer of State Bank, and James E. Underhill, Chief Financial Officer of State Bank, will amend their existing change of control agreements with State Bank to provide that the agreements will terminate three years and two years, respectively, from the effective date of the merger. It is anticipated that after his change of control agreement expires, Mr. Olinger will execute a standard employment agreement utilized by James River for its executive officers, which employment agreement provides some protections to the officers in the event of a change in control. For a description of the James River agreements, see "Information Regarding Directors and Executive Officers - Executive Officers Employment Agreements" at V-5.

        The State Bank board was aware of these and other interests and considered them before approving and adopting the merger agreement.

      CONDITIONS THAT MUST BE SATISFIED FOR THE MERGER TO OCCUR (PAGE I-28)

        The following conditions must be met for us to complete the merger:

o approval by James River shareholders of the issuance of shares of James River common stock in connection with the merger;

o       approval by State Bank shareholders of the merger agreement;

o the continuing effectiveness of James River's registration statement filed with the Securities and Exchange Commission;

o receipt by James River of a letter from its accountants stating that the merger qualifies for pooling of interests accounting treatment; and

o receipt of an opinion of James River's counsel that the merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended.

        We cannot complete the merger unless we obtain the approval of the Board of Governors of the Federal Reserve System and the Virginia State Corporation Commission. In late May, 1999, James River filed applications with the
Federal Reserve Board and the Virginia State Corporation Commission. While we cannot predict whether or when we will obtain all required regulatory approvals, we see no reason why the approvals will not be obtained in a timely manner.

        Unless prohibited by law, either State Bank or James River could elect to waive a condition that has not been satisfied and complete the merger anyway.

                 TERMINATION OF THE MERGER AGREEMENT (PAGE I-30)

    We can agree to terminate the merger agreement at any time without completing the merger. Either company may also terminate the merger agreement if:

o   the merger is not completed on or before December 31, 1999; or

o any event occurs which renders impossible, in a material way, the satisfaction by one company of one or more of the conditions described above, unless the other company waives such satisfaction.

In addition, there are other situations in which one or both parties may terminate the merger.

           EFFECTIVE DATE EXPECTED: THIRD QUARTER OF 1999 (PAGE I-30)

        The merger will become effective at the date and time stated on the certificate of merger issued by the Virginia State Corporation Commission. We anticipate the merger will take place in the Third Quarter of 1999.

                    OTHER JAMES RIVER ANNUAL MEETING MATTERS

At the James River meeting, James River is also asking the shareholders to:

o       elect nine directors to the James River board;

o       ratify the appointment of James River's independent accountants; and

o       conduct other business as properly presented.

        Approval by James River shareholders of these Annual Meeting proposals is not a condition to completion of the merger. Approval of the merger is not a condition to approval of these other Annual Meeting proposals.

        The James River board recommends that you vote FOR the election of directors and ratification of appointment of James River's independent accountants.

                       SELECTED HISTORICAL FINANCIAL DATA

        We are providing the following information to help you analyze the financial aspects of the merger. We derived this information from audited financial statements for 1994 through 1999 and unaudited financial statements for the three months ended March 31, 1999. This information is only a summary, and you should read it in conjunction with James River's historical financial statements and the related notes contained in the annual and quarterly reports and other documents that James River has filed with the Securities and Exchange Commission, the information regarding State Bank contained in this proxy statement/prospectus beginning at page III-5, and State Bank's historical financial statements in Annex C. See "Where You Can Find More Information" on page VI-1. You should not rely on the three-month information as being indicative of results expected for the entire year.

                 JAMES RIVER - HISTORICAL FINANCIAL INFORMATION
              (DOLLARS IN THOUSANDS, EXCEPT FOR PER SHARE AMOUNTS)


                               THREE MONTHS ENDED
                                   MARCH 31,                       YEAR ENDED DECEMBER 31,
                               ------------------   -------------------------------------------------
                                 1999       1998      1998      1997      1996      1995      1994
                                 ----       ----      ----      ----      ----      ----      ----
Net interest income.......      $  4,075  $  3,891  $ 15,929  $ 15,410  $ 13,664  $ 11,660  $ 10,891
Net income................           637     1,330     4,309     3,805     2,417     3,093     3,502
Diluted net income
  per share...............          0.17      0.35      1.14      1.02      0.65      0.84      1.00
Cash dividends per share..          0.12      0.10      0.42      0.37      0.35      0.29      0.25
Book value per share......         11.69     11.17     11.74     11.00     10.20     10.04      9.02
Total assets..............       414,029   397,680   419,820   390,076   381,608   326,280   306,148
Shareholders' equity......        43,723    41,122    43,703    40,384    37,603    36,885    32,473


                        STATE BANK - HISTORICAL FINANCIAL INFORMATION
                     (DOLLARS IN THOUSANDS, EXCEPT FOR PER SHARE AMOUNTS)


                                THREE MONTHS ENDED
                                    MARCH 31,                   YEAR ENDED DECEMBER 31,
                                ------------------   ------------------------------------------------
                                 1999       1998       1998      1997     1996      1995      1994
                                 ----       ----       ----      ----     ----      ----      ----
Net interest income.......       $   687    $   665   $ 2,709   $ 2,597  $ 2,553   $ 2,633   $ 2,601
Net income................           145        133       346       560      586       611       552
Diluted net income
    per share.............          0.50       0.46      1.19      1.92     2.01      2.10      1.90
Cash dividends per share..          0.20       0.20      0.80      0.80     0.80      0.73      0.73
Book value per share......         25.83      25.57     25.69     25.29    23.96     22.71     20.38
Total assets..............        70,238     65,307    69,083    64,736   61,929    62,107    58,842
Shareholders' equity......         7,516      7,440     7,476     7,359    6,973     6,610     5,931

                        SELECTED PROFORMA FINANCIAL DATA

        The following table sets forth certain unaudited pro forma combined financial data for James River giving effect to the merger accounted for as a pooling of interests. This information should be read in conjunction with the historical financial statements of James River and State Bank, including respective notes thereto, appearing elsewhere in this proxy statement /prospectus. See "Pro Forma Financial Information" beginning on page I-21. The pro forma financial data may not be indicative of the results that actually would have occurred had the merger been consummated on the dates indicated or that may be obtained in the future.


                               THREE MONTHS ENDED
                                   MARCH 31,                      YEAR ENDED DECEMBER 31,
                              --------------------------------------------------------------------
                                1999       1998      1998      1997      1996      1995      1994
                                ----       ----      ----      ----      ----      ----      ----
Net interest income.......      $  4,762  $  4,556  $ 18,638  $ 18,007  $ 16,217  $ 14,293  $ 13,492
Net income................           782     1,463     4,655     4,365     3,003     3,704     4,054
Diluted net income
   per share..............          0.17      0.32      1.00      0.95      0.66      0.81      0.94
Cash dividends per share..          0.12      0.10      0.42      0.37      0.35      0.29      0.25
Book value per share......         11.18     10.73     11.21     10.57      9.84      9.63      8.64
Total assets..............       484,267   462,987   488,903   454,812   443,537   388,387   364,990
Shareholders' equity......        51,239    48,562    51,179    47,743    44,576    43,495    38,404

                           COMPARATIVE PER SHARE DATA

       The following unaudited financial information reflects certain comparative per share data relating to (i) net income, cash dividends, and book value per common share for both James River and State Bank on a historical basis, (ii) net income and book value per common share on a pro forma basis for James River assuming the State Bank merger had been effected for the periods presented, and (iii) net income and book value per common share on a pro forma equivalent basis per common share for State Bank assuming the State Bank merger has been effected for the periods indicated and accounted for as a pooling of interests. See "- Accounting Treatment" on page I-19. The pro forma data reflects the conversion of each share of State Bank common stock into 2.9 shares of James River common stock. The information shown below should be read in conjunction with the historical financial statements of James River and State Bank, including the respective notes thereto, and in conjunction with the unaudited pro forma financial statements, including the notes thereto, appearing elsewhere in this proxy statement/prospectus. See " Pro Forma Financial Information" on page I-21.


                                THREE MONTHS ENDED
                                     MARCH 31,                      YEARS ENDED DECEMBER 31,
                        ------------------------------------     -------------------------------
                                        1999       1998           1998         1997         1996
                                        ----       ----           ----         ----         ----
PER COMMON SHARE:
Net Income Basic
    James River- Historical           $  0.17   $  0.36        $  1.16      $  1.04      $  0.66
    State Bank- Historical               0.50      0.46           1.19         1.92         2.01
    Pro forma combined                   0.17      0.32           1.02         0.97         0.66
    State Bank pro forma equivalent      0.49      0.93           2.96         2.81         1.91

Net Income Diluted
    James River- Historical           $  0.17   $  0.35        $  1.14      $  1.02      $  0.65
    State Bank- Historical               0.50      0.46           1.19         1.92         2.01
    Pro forma combined                   0.17      0.32           1.00         0.95         0.66
    State Bank pro forma equivalent      0.49      0.93           2.90         2.76         1.91


CASH DIVIDEND DECLARED:
    James River- Historical           $  0.12   $  0.10        $  0.42      $  0.37      $  0.35
    State Bank- Historical               0.20      0.20           0.80         0.80         0.80
    Pro forma combined(1)                0.12      0.10           0.42         0.37         0.35
    State Bank pro forma equivalent(2)   0.35      0.29           1.22         1.07         1.02



                                      March 31,               December 31,
                                        1999                      1998
                                        ----                      ----
BOOK VALUE:
    James River- Historical           $ 11.69                 $  11.74
    State Bank- Historical              25.83                    25.68
    Pro forma combined                  11.18                    11.21
    State Bank pro forma equivalent     32.39                    32.50



(1) Pro forma combined cash dividends declared represent historical cash dividends declared by James River.

(2) State Bank pro forma equivalent amounts represent pro forma combined information multiplied by the exchange ratio of 2.9 shares of James River common stock for each share of State Bank common stock.

           CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

        This proxy statement/prospectus, including information included or incorporated by reference herein, contains certain forward-looking statements with respect to the financial condition, results of operations, plans, objectives, future performance and businesses of each of James River and State Bank. These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following possibilities:

o competitive pressure from banks and other financial service providers increases significantly;
o   changes in the interest rate environment reduce margins;
o general economic conditions, either nationally or regionally, are less favorable than expected, resulting in, among other things, a deterioration in credit quality;
o   changes occur in the regulatory environment;
o   changes occur in business conditions and inflation;
o   changes occur in the securities markets; and
o   any business disruptions that may result from Year 2000 issues.


                                   THE MERGER

BACKGROUND OF THE MERGER

       During the spring of 1997, State Bank was approached by a local community bank desirous of expanding its operations into southern Fauquier County and was hopeful that State Bank would consider the possibility of an affiliation with it. State Bank directors discussed the issue but decided that the Bank's depressed earnings that were being caused by a significant investment in non-income-producing real estate taken back in satisfaction of debt made it a less than desirable time to enter into affiliation discussions. The interested party was advised of the board's decision but it continued to make further inquiry over the next several months. To insure that the continued expressions of interest were given adequate attention, the board of directors, on August 13, 1997, appointed directors John A. Berna, James W. Craun, Jr., Jeffrey W. Parker and Larry B. Olinger to a Consolidation Study Committee. This Committee was requested to study the future of State Bank and to attempt to determine the prospects for enhancing shareholder value, both as an independent bank and as a part of a larger banking institution or group of banks. Following a number of meetings over a two-month period, the Committee concluded that, while there were some economic advantages in considering an affiliation with another banking organization, State Bank would best serve the interest of its shareholders by improving earnings and delaying consideration of an affiliation, and on November 12, 1997, the local community bank was so advised.

       Several weeks thereafter, another local financial institution announced its intent to affiliate with a large regional banking institution and the Consolidation Study Committee, noting the significant amount of recent merger activity in State Bank's area, determined that it would be in the best interest of State Bank to secure some outside counsel on affiliation possibilities. In particular, the Committee was concerned about whether or not its decision to delay affiliation consideration until earnings could be improved would actually work to the detriment of shareholders as potential acquirers purchased other banks in the area. Mr. William J. McKinnon, Jr., President of McKinnon & Company, Inc. ("McKinnon") was invited to meet with the Committee on December 15, 1997, to discuss these issues. McKinnon was advised of the recent expressions of interest by the local community bank, informed of the board's decision to not consider an offer at that time, and questioned by the Committee about whether or not he felt that there might be other banking institutions that would be interested in acquiring State Bank at a later date. McKinnon advised the Committee that there were several local community banks, three multi-bank holding companies headquartered in the eastern and Richmond areas of Virginia, and three or four larger regional bank holding companies, all of which he felt would be interested in discussing affiliation prospects with State Bank. Feeling comfortable that a future partner could be found, if desired, among this large number of interested buyers, the Committee again affirmed its desire to improve earnings before engaging in affiliation discussions with prospective purchasers.

       On April 28, 1998, Mr. Olinger contacted McKinnon to inform him that the local community bank had again contacted State Bank regarding a possible merger and that the Consolidation Study Committee and the board had decided that it might be wise to invite the local community bank to make an offer, particularly in view of its persistence. McKinnon was asked by Mr. Olinger to meet with the Committee to discuss serving as State Bank's financial advisor in merger discussions with the local community bank. On April 30, 1998, McKinnon met with the Consolidation Study Committee to discuss the proposed contract for his engagement and was subsequently retained to serve as financial advisor to State Bank in its possible sale or merger with the local community bank. On July 6, 1998, State Bank received the proposed offer of merger from the local community bank, which McKinnon reviewed and subsequently advised State Bank that he did not consider to be fair from a financial point of view. Negotiations between the institutions ceased but were renewed several months later when the institution verbally confirmed that it would be willing to increase its offering price. Conditions of the increased offer would have dictated that State Bank's branches would have been merged into the acquirer's system and State Bank would have ceased to exist as a separate bank with its own board and management. In its earlier offer to State Bank, this local community bank had indicated it would permit State Bank to operate as a separate independent bank for several years following the proposed merger. While board members would have preferred the structure proposed earlier, the Directors did feel that the revised offering price was of such size that careful consideration would have to be given to the merger proposal. In that regard and to insure that the offer represented the best that could be obtained for bank shareholders, the board, on August 26, 1998, directed President Olinger to contact McKinnon and to request that he arrange meetings of the Consolidation Study Committee with representatives of several other financial institutions that he had indicated might be interested in acquiring State Bank.

       During October and November, 1998, Mr. Berna, Mr. Craun, Mr. Parker and Mr. Olinger met with representatives from two Virginia-based bank holding companies (one of which was James River) and a larger out-of-state bank holding company. Following the meetings and discussions at the board level, two institutions were invited to make offers for the potential acquisition or merger of State Bank with their institutions. James River was not asked to make an offer.

       On November 13, 1998, the local community bank submitted a draft of a proposed agreement and plan of merger and related documents to Larry B. Olinger, State Bank's President and Chief Executive Officer.

       On November 19, 1998, the out-of-state bank holding company, which has a member bank in Fauquier County, submitted a written indication of interest for a tax free stock exchange in which State Bank would be merged into the bank affiliate located in Fauquier County. The value of this offer was at that time slightly lower than the offer the local community bank submitted November 13, 1998. The out-of-state bank holding company subsequently increased its offer to a level closer to that of the local institution.

       On November 20, 1998, the Virginia-based bank holding company also submitted a written indication of interest. In its proposed transaction, State Bank would be allowed to operate as an independent bank. The value of this offer was substantially less than the offer of the other two institutions.

       McKinnon advised State Bank that the Virginia-based bank holding company's offer was not fair to State Bank's shareholders from a financial point of view, but that both the offer from the out-of-state bank holding company and the offer from the local community bank were fair from a financial point of view. McKinnon indicated that both the out-of-state bank holding company and the local community bank might have an anti-trust problem due to the market concentration of deposits of the combined institution in State Bank's market area, which could prohibit, delay or substantially alter the structure of the proposed mergers, as envisioned. State Bank's management contacted the local community bank to see if this issue had been addressed and McKinnon asked the multi-state holding company to address the same potential problem. The local community bank subsequently advised State Bank that the Federal Reserve representative indicated there was a substantial potential concentration problem but that the Federal Reserve indicated it would be receptive to arguments as to market area delineation. The local institution also indicated it planned to pursue this with the Federal Reserve and its financial advisor. The out-of-state bank holding company indicated it did not think it would have a concentration problem with the Federal Reserve.

       Offers from the three institutions were considered by the board on November 25, 1998, at which time the board of directors rejected the offers from the out-of-state bank holding company and the Virginia-based bank holding company. The offer from the local community bank was not rejected but was tabled pending the receipt of further elaboration on certain aspects of the offer, including clarification of possible anti-trust issues. Following a meeting by Mr. Berna and Mr. Olinger with officials from the local community bank and a presentation to the board of matters discussed, the board of directors on December 10, 1998 rejected the offer from the local community bank.

       In late December 1998, McKinnon suggested to State Bank's management that State Bank invite James River, which had indicated an interest in merging with State Bank, to submit an offer. On December 30, 1998, McKinnon met with Mr. Berna and Mr. Olinger to discuss a proposed offer by James River to merge with State Bank, in a manner that would permit State Bank to operate as a separate bank with its own board and management team and at a price level approximating the highest offer which had been previously received by State Bank. The full board of State Bank, meeting later on December 30, 1998, expressed an interest in this proposed merger structure. Two weeks later on January 13, 1999, the President and Chief Executive Officer of James River, Harold U. Blythe, James River's Chief Financial Officer, Donald W. Fulton, Jr., and McKinnon met with the full board of State Bank to discuss the proposal. On January 21, 1999, the State Bank board met and voted to pursue a merger with James River subject to James River increasing its offer to 2.9 shares of James River for each share of State Bank which the Board noted would exceed all previously received offers. James River increased the proposed exchange ratio to 2.9 shares and, following several days of due diligence, a merger agreement between James River and State Bank was executed on February 17, 1999 and announced publicly on February 18, 1999. The agreement was subject to completion of due diligence and regulatory and shareholder approval.

STATE BANK'S REASONS FOR THE MERGER AND RECOMMENDATION OF STATE BANK BOARD

       During the past several years, State Bank's board has concerned itself with ways to improve State Bank's financial performance and has given significant consideration to numerous factors that it deemed appropriate to improving operational results. Among those factors were the current and prospective economic and competitive environment facing the banking industry generally, and State Bank in particular. The Board noted that the continued pace of consolidation in the industry and, particularly in State Bank's marketing area had significantly impacted the Bank in that the larger organizations were benefiting from economies of scale that enhanced their competitive advantage over State Bank. Growth through branching was deemed impossible at the present time because of costs and the fact that State Bank had recently invested significant sums in the rebuilding of an existing branch and in improving its existing retail delivery systems. The board also has been concerned that the Bank's shareholder base is aging and the heirs of those shareholders often live outside of the Bank's market area and have few ties to the local community. That factor, combined with shareholder opportunities to invest in other more exciting and oftentimes more lucrative stocks has resulted in larger volumes of State Bank shares being offered for sale in recent years. Liquidation of that stock has become more difficult as evidenced by a market price that has failed to reflect a reasonable rate of growth.

        During 1998, State Bank's board opted to consider the possibility of resolving these issues through consolidation with another financial institution when it received an offer from a local community bank. Those considerations ultimately led to a review of James River's proposal to acquire State Bank. In discussing that particular proposal, the board addressed both the financial aspects of the proposed merger, including the benefits of the transaction to State Bank's shareholders, as well as the potential effect of the merger on State Bank's management, employees, customers and the community in which State Bank is located, without assigning relative weights to the various constituencies and factors considered. Relying on the opinion of McKinnon & Company, and after consultation with management and legal counsel, the State Bank board determined that the merger is fair from a financial point of view to, and is in the best interests of, State Bank and its shareholders. In reaching this determination, the board considered the following:

o An association with James River would result in State Bank's participation in a banking organization with 27 offices in Virginia and the board's conclusion that the resulting geographic diversification and economies of scale would enable State Bank to compete more effectively in the financial services industry of the future.

o The compatibility of State Bank's and James River's community bank operating philosophies and the similarity of products and customer orientation.

o The terms of the merger agreement, including the exchange ratio and the provisions that will permit State Bank to continue operations as a separate banking entity with its current management and Board.

o The fact that James River common stock is more liquid since it is traded on the NASDAQ National Market while State Bank common stock is traded only internally by State Bank personnel matching prospective buyers and sellers.

o The representation of McKinnon & Company to the board, that as of such date, the exchange ratio was fair from a financial point of view to the State Bank shareholders.

o The expectation that the merger will be tax-free for federal income tax purposes to State Bank and its shareholders, except for cash paid instead of fractional shares.

o The generally favorable impact that the merger could be expected to have on the shareholders, customers, and employees of State Bank and the communities it serves.

        THE STATE BANK BOARD BELIEVES THAT THE MERGER IS IN THE BEST INTEREST OF STATE BANK AND THE STATE BANK SHAREHOLDERS. THE STATE BANK BOARD UNANIMOUSLY RECOMMENDS THAT STATE BANK SHAREHOLDERS VOTE TO APPROVE THE MERGER.


OPINION OF THE STATE BANK'S FINANCIAL ADVISOR

        State Bank's board of directors retained the investment banking firm of McKinnon & Company, Inc. to serve as its financial advisor and to evaluate the terms of the merger. McKinnon has rendered its opinion to the board of directors of State Bank that the terms of the merger are fair from a financial point of view to the State Bank shareholders.

        In developing its opinion, McKinnon reviewed and analyzed material bearing upon the financial and operating conditions of State Bank, James River, and on a pro forma basis, State Bank and James River combined, and material proposed in connection with the merger including, among other things, the following:

o       the merger agreement;

o       the registration statement;

o State Bank's and James River's financial results for fiscal years 1991 through 1998, and certain documents and information deemed relevant to McKinnon's analysis;

o discussions with senior management of State Bank and James River regarding past and current business operations of, and outlook for, State Bank, James River, including trends, the terms of the proposed merger, and related matters;

o the reported price and trading activity of State Bank common stock and James River common stock and financial and stock market information (when available) for State Bank and James River with similar information for certain other companies, and securities for which are publicly traded;

o the financial terms of certain recent business combinations which McKinnon deemed comparable in whole or in part;

o the relationship of prices paid to relevant financial data such as net worth, loans, deposits and earnings in certain bank and bank holding company affiliations and acquisitions in Maryland, North Carolina and Virginia in recent years and the deal price relative to the seller's price one day prior to the announcement of such deals; and

o other published information and other factors and information which McKinnon deemed relevant.

        No instructions or limitations were given or imposed in connection with the scope of or the examination or investigations made by McKinnon in arriving at its findings. Finally, McKinnon has performed such other studies and analyses it deemed appropriate, including an analysis of the pro forma financial impact of the merger on State Bank and James River. A copy of McKinnon's opinion, which sets forth the assumptions made, matters considered and qualifications made on the review undertaken, is attached as Annex B hereto and should be read in its entirety.

        McKinnon used the information gathered to evaluate the financial terms of the merger using standard valuation methods, including discounted cash flow analysis, market comparable analysis, comparable acquisition analysis and dilution analysis.

COMPARABLE ACQUISITION ANALYSIS

        McKinnon compared the relationship of prices paid to relevant financial data such as net worth, assets, deposits and earnings in eleven bank and bank holding company mergers and acquisitions in Maryland, North Carolina and Virginia since December 31, 1997, representing all such transactions known to McKinnon to have occurred during this period involving banks and bank holding companies, with the proposed merger and found the consideration to be received from James River to be within the relevant pricing ranges acceptable for such recent transactions. As a generalization, State Bank has experienced slower growth in assets, loans and deposits over the four years ending December 31, 1998 than the average community bank in Virginia. Among the twelve bank and bank holding company transactions in 1998 and through February 12, 1999 either closed or pending in Maryland, Virginia and North Carolina, McKinnon has developed a group of ten small transactions, ranging in deal value from $2.5 million to $82.7 million and in asset size from $28 million to $294 million, and two larger transactions each exceeding $500 million in deal value and over $2 billion in assets of the selling institution. The ten smaller transactions included six in Virginia and four in Maryland, while the two larger transactions were in Virginia. Specifically, the price to book value, price to latest twelve months' earnings, price to deposits' and price to assets were as follows:


                                                Six             Four Md.            Overall
                         State Bank/         Va. Bank             Bank               Bank
                         James River        Comparables        Comparables        Comparables
                         -----------        -----------        -----------        -----------
Deal Price/                 191.28%            228.20%           281.64%            255.42%
Book Value

Deal Price/                  41.33x             26.91x            36.15x             32.69x
LTM
Earnings
Deal Price/                  24.41%             34.92%            27.50%             31.20%
Deposits

Deal Price/                  21.37%             29.19%            23.35%             26.27%
Assets


        Among the two larger transactions in Virginia, the average price to book was 373.82% compared with 191.28% for the merger; the average price to earnings was 27.82 times compared with 41.33 times for the merger, the average price to deposits was 48.95% compared with 24.41% for the merger, the average price to assets was 31.11% compared with 21.37% for the merger. Among the community banks, the best comparable in terms of size, geographical proximity and time was Security Bank, which had a price to book of 208.33% compared with 191.28% for the merger and a price to earnings of 40.12x compared to 41.33x for the merger.

MARKET COMPARABLE ANALYSIS

        McKinnon analyzed the performance and financial condition of James River relative to two groups including the following large and small financial institutions: First Union Corporation; Wachovia Corporation; BB&T Corp.; First Virginia Banks, Inc.; Centura Banks, Inc.; Mercantile Bankshares, Inc.; Keystone Financial; One Valley Bancorp; Riggs National Corp.; Provident Bankshares; United Bankshares, Inc.; Susquehanna Bancshares; F&M National Corporation; First Charter Corporation; F&M Bancorp; FCNB Corp.; First Community Bankshares; and Union Bankshares Corp. (collectively the "Large Bank Group") and: a group of fifty-four community banks, primarily located in Virginia, with some in North Carolina, Maryland and the District of Columbia (collectively the "Small Bank Group"). Among the financial information compared was information relating to equity to assets, loans to deposits, net interest margin, non-performing assets, total assets, non-accrual loans, loan loss reserve and asset growth rates. Additional information compared for the trailing twelve month period ended September 30, 1998 was:


                                                Average of       Average of        Average of
                                                Large Bank       Small Bank          Large &
                               James River         Group            Group             Small
                               -----------         -----            -----             -----
Price/ Book Value                149.8%           228.8%          179.6%              191.6%

Price/ LTM Earnings               15.4x            17.1x           15.5x               15.9x

Return on                         1.14%            1.31%           1.36%               1.31%
Average Assets

Return on                        10.96%           14.04%          11.34%              12.00%
Average Equity

Dividend Yield                    2.74%            2.60%           2.07%               2.20%


        Overall, in the opinion of McKinnon, James River's operating ratios were slightly below average compared with the Large and Small Bank Group, which was reflected by the stock market in its lower relative price to book and price to earnings ratios, while its financial condition was in line with or slightly better than the average Large or Small Bank Group, and James River's market value was reasonable when compared to the Large and Small Bank Group. Accordingly, State Bank shareholders will receive James River common stock that is reasonably valued when compared to the Large Bank Group and to the Small Bank Group.

DILUTION ANALYSIS

        Based upon publicly available financial information on State Bank and James River, McKinnon considered the effect of the transaction on the book value, earnings and market value of State Bank and James River. The immediate effect on James River was less than 5% decrease in book value and approximately 7.5% decrease in earnings per share. The effect on State Bank under the same assumption is to increase dividends by $.59 per share, or 74%, and to increase the market value per share of State Bank to $50.75, or approximately 92.3% over the book value and approximately 111.5% over the last trading price of State Bank common stock, known to State Bank management. State Bank's common stock has traded very infrequently to the knowledge of its board of directors and management. Prior to this transaction, isolated trades of State Bank's common stock occurred at or below book value at the time of the trade according to management. State Bank's dividend payout is approximately 39% of net income compared with approximately 34% for James River and approximately 31% for the Large and Small Bank Groups under a market comparable analysis, above. This dilution analysis does not take into account the longer term benefits for the combined companies resulting from the combination. Management of James River believes anticipated cost savings and projected sales of real estate acquired by State Bank will partially if not entirely, offset the 7.5% dilution to earnings per share within the first twelve months following completion of the transaction. McKinnon concluded from the analysis that the transaction would have a significant positive effect on State Bank and the State Bank shareholders in that the market value of James River's common stock to be received by the State Bank shareholders, after giving effect to the exchange ratio, would represent a substantial increase in the historical market value of State Bank's common stock, although there can be no assurance that pro forma amounts are indicative of the future and there is no assurance that anticipated cost savings or property sales will occur.

PRESENT VALUE ANALYSIS

       McKinnon performed an analysis to determine a range of present values per share of State Bank common stock assuming State Bank continued to operate as an independent community bank. This range was determined by present valuing the estimated value of State Bank common stock at the end of year 2003. The net income projections were grown using an earnings growth rate of 8% for years 1999 through 2003. The future value of State Bank common stock at the end of year 2003 was determined by offering a range of price-to-earnings multiple (15.0x to 17.0x) to year 2003 projected earnings. These values were discounted to present value using discount ranges of 11.00% to 13.00%, which McKinnon viewed as the appropriate discount rate range for a commercial bank with State Bank's risk characteristics. Based upon the above assumptions, the value of State Bank common stock ranged from approximately $27.61 to $33.15 per share on a stand-alone basis.

                        Terminal Price/Earnings Multiple

Discount
Rate              15.0x         15.5x         16.0x        16.5x         17.0x
----              -----         -----         -----        -----         -----
11.00%           $30.25        $30.97        $31.70       $32.42        $33.15
11.50%            29.56         30.26         30.97        31.68         32.38
12.00%            28.89         29.58         30.26        30.95         31.64
12.50%            28.24         28.91         29.58        30.24         30.91
13.00%            27.61         28.26         28.91        29.56         30.21

        The summary set forth above includes the material factors considered, but does not purport to be a complete description of the presentation by McKinnon to the State Bank board or of the analyses performed by McKinnon. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to partial analysis or summary description. Accordingly, notwithstanding the separate factors summarized above, McKinnon believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, would create an incomplete view of the process underlying the preparation of its opinion. As a whole, these various analyses contributed to McKinnon's opinion that the terms of the merger agreement are fair from a financial point of view to the State Bank shareholders.

        McKinnon is an investment banking firm that specializes in Virginia community banks. In eleven years McKinnon has been lead managing underwriter in approximately thirty-four public stock offerings for Virginia community banks and thrifts and has served as financial advisor, including providing fairness opinions, to numerous Virginia community banks and thrifts. McKinnon, as part of its investment banking business, is engaged in the evaluation of businesses, particularly banks and thrifts, and their securities, in connection with mergers and acquisitions, initial public offerings, private placements and evaluations for estate and corporate recapitalizations. McKinnon is also a market maker in Virginia community bank stocks listed on NASDAQ:NMS, the NASDAQ Small Cap Market and the OTC Bulletin Board, but not in State Bank. McKinnon believes it has a thorough working knowledge of the banking industry throughout Virginia. In the past, McKinnon has served in an investment banking capacity for James River, including manager of a public offering of common stock of a member bank, financial advisor to the original two member banks, including fairness opinions, and financial advisor to two member banks acquired by James River, of which one was at the time of the merger a thrift, including fairness opinions. McKinnon is also a market maker in James River's common stock on the NASDAQ National Market System.

        Pursuant to an engagement letter dated May 5, 1998, between State Bank and McKinnon, in exchange for its services, McKinnon shall receive a contingent fee of 1% of the market value paid for State Bank, payable at the closing or effective date of the merger. This investment advisory fee is a legal obligation of State Bank and is 1% of the fair market value of the consideration to be paid to the shareholders of State Bank on the date the merger becomes effective for McKinnon's services as independent financial advisor in connection with the merger, including the rendering of a fairness opinion to State Bank's board.

JAMES RIVER'S REASONS FOR THE MERGER AND RECOMMENDATION OF JAMES RIVER BOARD

        The James River board has continued to look for opportunities to expand James River's banking franchise in the state through the acquisition of quality financial institutions. The board of directors of James River believes that the merger with State Bank represents an opportunity to expand James River's service to Fauquier County through merger with a quality institution that operates in three appealing locations. In reaching this determination, the board also considered the following:

o The opportunity to expand James River's reach into an attractive region of Virginia, and afford new expansion opportunities into adjacent areas such as Warrenton, Manassas, Fredericksburg and Culpeper.

o The compatibility of State Bank and James River, including community bank operating philosophies and similarity of products and customer orientation.

o The terms of the merger agreement and the merger, including the exchange ratio.

o The merger will allow James River to spread certain administrative and operational costs over a larger base and to realize a limited amount of direct cost savings from the overhead of State Bank.

o The current and prospective economic and competitive environment facing the banking industry generally, and State Bank in particular, including the continued pace of consolidation in the industry, the perceived importance of operational scale in enhancing efficiency and profitability and remaining competitive over the long term, and the benefits of increased geographic diversification. In this regard, the board noted that the combined bank resulting from the merger will have 27 offices in Virginia and will possess the financial resources and economies of scale necessary to compete more effectively in the financial services industry in the future.

o   The quality of State Bank's management.

        THE JAMES RIVER BOARD BELIEVES THAT THE MERGER IS IN THE BEST INTEREST OF JAMES RIVER AND THE JAMES RIVER SHAREHOLDERS. THE JAMES RIVER BOARD UNANIMOUSLY RECOMMENDS THAT JAMES RIVER SHAREHOLDERS VOTE TO APPROVE THE ISSUANCE OF SHARES TO HOLDERS OF STATE BANK COMMON STOCK PURSUANT TO THE MERGER AGREEMENT.

ACCOUNTING TREATMENT

        We anticipate that the merger will be accounted for as a pooling of interests for accounting and financial reporting purposes. Under this method of accounting, recorded assets and liabilities of James River and State Bank are carried forward at their previously recorded amounts, income of the combined corporations will include income of James River and State Bank for the entire fiscal year in which the merger occurs, and the reported income of the separate corporations for prior periods will be combined. No recognition of goodwill in the combination is required of any party to the merger.

        For the merger to qualify as a pooling of interests, it must satisfy a number of conditions. If any of the conditions to pooling of interests accounting are not satisfied, then the merger would not qualify for pooling of interests accounting treatment, and a condition to the obligation of James River to consummate the merger would not be satisfied. Both James River and State Bank have agreed that they will use their respective best efforts to ensure that the merger will qualify for pooling of interests accounting treatment. In addition, certain affiliates of James River and State Bank have agreed that they will not sell any James River common stock or State Bank common stock within 30 days before the effective date of the merger, nor sell any James River common stock until such time as James River has published financial results covering at least 30 days of the combined operations of James River and State Bank after the merger.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

        The following is a discussion of all material federal income tax consequences of the merger under the Internal Revenue Code to State Bank shareholders who receive James River common stock solely in exchange for State Bank common stock and cash instead of fractional shares. The discussion does not deal with all aspects of federal taxation that may be relevant to particular State Bank shareholders. Certain tax consequences of the merger may vary depending upon the particular circumstances of each State Bank shareholder and other factors.

        YOU ARE URGED TO CONSULT WITH YOUR TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES OF THE MERGER TO YOU.

       This summary is based on current law and the advice of Kaufman & Canoles, legal counsel to James River. The advice in this summary is based on, among other things, certain customary assumptions and representations relating to certain facts and circumstances of, and the intentions of the parties to the merger. Neither James River nor State Bank has requested a ruling from the Internal Revenue Service in connection with the merger. To meet a condition to consummation of the merger, James River and State Bank will receive from Kaufman & Canoles an opinion as to certain federal income tax consequences of the merger. Such opinion is not binding on the Internal Revenue Service.

        In the opinion of counsel, the merger will constitute a tax-free reorganization under Section 368(a) of the Internal Revenue Code, if consummated in the manner set forth in the merger agreement. Accordingly, among other things, in the opinion of such counsel:

o The merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

o No gain or loss will be recognized by James River or State Bank as a result of the merger;

o No gain or loss will be recognized by a State Bank shareholder to the extent he or she receives James River common stock solely in exchange for his or her State Bank common stock pursuant to the merger.

o The tax basis of the James River common stock received by each State Bank shareholder will be the same as the tax basis of the State Bank common stock surrendered in exchange therefor; and;

o The holding period for each share of James River common stock received by each State Bank shareholder in exchange for State Bank common stock will include the period for which such shareholder held the State Bank common stock exchanged therefor, provided such State Bank common stock is a capital asset in the hands of such holder at the effective date.

        Any cash received by you instead of fractional shares could result in taxable income to you. The receipt of such cash will generally be treated as a sale or exchange of the stock resulting in capital gain or loss measured by the difference between the cash received and an allocable portion of the basis of the stock relinquished. The receipt of such cash may be treated as a dividend and taxed as ordinary income in certain limited situations.

ABSENCE OF APPRAISAL RIGHTS

        Under Section 6.1-43 of the Virginia Banking Act, shareholders of State Bank WILL NOT be entitled to dissent from the merger and obtain the judicially determined fair value of their shares of State Bank.

                         PRO FORMA FINANCIAL INFORMATION
                           JAMES RIVER AND STATE BANK

       The following unaudited pro forma condensed financial statements have been prepared on a consolidated basis based upon the historical financial statements of James River and State Bank. The pro forma combined information gives effect to the merger accounted for as a pooling of interests, and is based on the issuance of 843,978 shares of James River common stock in connection with the merger, which in turn is based on the number of shares of State Bank common stock outstanding at February 17, 1999. The number of shares of James River common stock to be issued in connection with the merger is subject to certain adjustments described elsewhere in this proxy statement/prospectus. Any difference in the number of shares of James River common stock issued in connection with the merger would affect the pro forma financial information set forth below. The pro forma financial statements should be read in conjunction with the separate historical financial statements and the related notes thereto of James River contained in reports filed with the Securities and Exchange Commission and State Bank's historical financial statements included in Annex C. There are no adjustments necessary to the historical results of operations as a result of these transactions. The pro forma combined financial position and results of operations are not necessarily indicative of the results which would actually have been attained if the State Bank merger has occurred in the past or which may be attained in the future.


                                                      Pro Forma Combined Statement of Condition
                                                                   March 31, 1999

                                           James River     State Bank      Adjustments      Consolidated
                                           -----------     ----------      -----------      ------------
                                                            (Dollars in thousands)
Assets
     Cash and due from banks              $     13,009     $     2,111    $         -   $      15,120
     Interest-bearing deposits in banks         12,477               -              -          12,477
     Federal funds sold                          1,250           3,525              -           4,775
     Investment Securities
          Securities held to maturity            7,985           7,217              -          15,202
          Securities available for sale
            at fair market value                82,719          14,736              -          97,455
                                       --------------- --------------- -------------- ---------------
     Total investment securities                90,704          21,953              -         112,657
     Loans held for sale                         4,083               -              -           4,083
     Loans                                     278,214          39,280              -         317,494
     Less: Allowance for loan losses            (3,944)           (446)             -          (4,390)
                                       --------------- --------------- -------------- ---------------
           Net loans receivable                278,353          38,834              -         317,187
     Premises and equipment                     10,186           1,310              -          11,496
     Accrued interest receivable                 3,009             509              -           3,518
     Other assets                                4,536           1,747              -           6,283
     Deferred income taxes                         505             249              -             754
                                       --------------- --------------- -------------- ---------------
           Total Assets                   $    414,029     $    70,238    $         -   $     484,267
                                       =============== =============== ============== ===============

     Liabilities
         Deposits
         Demand deposits                  $     43,700     $     9,512    $         -   $     53,212
         Interest checking                      57,784          16,466              -         74,250
         Money market savings                   19,926           1,264              -         21,190
         Savings                                45,821          11,039                        56,860
         Time deposits $100,000 and over        33,432           3,937              -         37,369
         Other time deposits                   166,164          19,869              -        186,033
                                        --------------- --------------- -------------- ---------------
         Total deposits                        366,827          62,087              -        428,914
         Accrued interest payable                  783             168              -            951
         Federal Funds purchased and
            other short-term borrowings          1,392             159              -          1,551
         Other liabilities                       1,304             308              -          1,612
                                        --------------- --------------- -------------- ---------------
             Total Liabilities                 370,306          62,722              -        433,028

     Shareholders Equity
         Common stock                           18,707           2,910           1,310        22,927
         Surplus                                 3,829           1,527          (1,310)        4,046
         Retained earnings                      20,603           3,204              -         23,807
         Unrealized gain (loss) on
             investment                            584            (125)             -            459
                                        --------------- --------------- -------------- ---------------
             Total Shareholder's equity         43,723           7,516              -         51,239

         Total Liabilities and
           Shareholders' Equity           $    414,029     $    70,238    $         -   $    484,267
                                        =============== =============== ============== ===============


                                  JAMES RIVER AND STATE BANK
                           PRO FORMA COMBINED STATEMENTS OF INCOME
                            FOR THREE MONTHS ENDED MARCH 31, 1999


                                                                               Pro Forma
                                              James River      State Bank       Combined
                                              -----------      ----------       --------
                                             (Dollars in thousands, except per share data)
INTEREST INCOME:
  Loans, including fees                            $6,062            $823         $6,885
  Investment securities
    Taxable                                         1,006             289          1,295
    Tax exempt                                        303              27            330
  Interest bearing deposits                           126               -            126
  Federal funds sold                                   90              42            132
                                            --------------    ------------   ------------
    Total Interest Income                           7,587           1,181          8,768

INTEREST EXPENSE:
  Deposits                                          3,500             493          3,993
  Federal funds and other borrowings                   12               1             13
                                            --------------    ------------   ------------
    Total Interest Expense                          3,512             494          4,006

    Net Interest Income                             4,075             687          4,762
  Provision for loan losses                           147               8            155
                                            --------------    ------------   ------------
    Net Credit Income                               3,928             679          4,607

NON INTEREST INCOME:
  Service charges on deposit accounts                 395              81            476
  Other service charges and fees                      122              14            136
  Gains on securities                                   6               -              6
  Other income                                         38               7             45
                                            --------------    ------------   ------------
    Total Non Interest Income                         561             102            663

NON INTEREST EXPENSE:
  Personnel expense                                 2,116             318          2,434
  Occupancy expense                                   307              39            346
  Equipment expense                                   257              55            312
  Other expense                                     1,017             180          1,197
                                            --------------    ------------   ------------
    Total Non Interest Expense                      3,697             592          4,289

NET INCOME BEFORE TAXES                               792             189            981
INCOME TAXES                                          155              44            199
                                            --------------    ------------   ------------
NET INCOME                                           $637            $145           $782
                                            ==============    ============   ============

  Earnings per common share
    Basic                                          $ 0.17          $ 0.50         $ 0.17
                                            ==============    ============   ============
    Diluted                                        $ 0.17          $ 0.50         $ 0.17
                                            ==============    ============   ============

                           JAMES RIVER AND STATE BANK
                     PRO FORMA COMBINED STATEMENTS OF INCOME
                      FOR THREE MONTHS ENDED MARCH 31, 1998

                                                                                Pro Forma
                                             James River       State Bank        Combined
                                             -----------       ----------        --------
                                           (Dollars in thousands, except per share data)
INTEREST INCOME:
  Loans, including fees                           $5,986             $771          $6,757
  Investment securities
    Taxable                                          921              326           1,247
    Tax exempt                                       294               20             314
  Interest bearing deposits                          112                -             112
  Federal funds sold                                 158               29             187
                                           --------------    -------------   -------------
    Total Interest Income                          7,471            1,146           8,617

INTEREST EXPENSE:
  Deposits                                         3,578              479           4,057
  Federal funds and other borrowings                   2                2               4
                                           --------------    -------------   -------------
    Total Interest Expense                         3,580              481           4,061

    Net Interest Income                            3,891              665           4,556
  Provision for loan losses                          143                8             151
                                           --------------    -------------   -------------
    Net Credit Income                              3,748              657           4,405

NON INTEREST INCOME:
  Service charges on deposit accounts                295               77             372
  Other service charges and fees                     121               14             135
  Gains on securities                                439                -             439
  Other income                                       171                7             178
                                           --------------    -------------   -------------
    Total Non Interest Income                      1,026               98           1,124

NON INTEREST EXPENSE:
  Personnel expense                                1,634              314           1,948
  Occupancy expense                                  204               40             244
  Equipment expense                                  229               54             283
  Other expense                                      914              174           1,088
                                           --------------    -------------   -------------
    Total Non Interest Expense                     2,981              582           3,563

NET INCOME BEFORE TAXES                            1,793              173           1,966
INCOME TAXES                                         463               40             503
                                           --------------    -------------   -------------
NET INCOME                                        $1,330            $ 133          $1,463
                                           ==============    =============   =============

  Earnings per common share
    Basic                                          $0.36            $0.46           $0.32
                                           ==============    =============   =============
    Diluted                                        $0.35            $0.46           $0.32
                                           ==============    =============   =============

                           JAMES RIVER AND STATE BANK
                     PRO FORMA COMBINED STATEMENTS OF INCOME
                        FOR YEAR ENDED DECEMBER 31, 1998


                                                                              Pro Forma
                                             James River      State Bank       Combined
                                             -----------      ----------       --------
                                           (Dollars in thousands, except per share data)
INTEREST INCOME:
  Loans, including fees                          $24,447          $3,199        $27,646
  Investment securities
    Taxable                                        3,888           1,231          5,119
    Tax exempt                                     1,197              91          1,288
  Interest income on deposits                        553               -            553
  Federal funds sold                                 556             164            720
                                            -------------    ------------   ------------
    Total Interest Income                         30,641           4,685         35,326

INTEREST EXPENSE:
  Deposits                                        14,665           1,969         16,634
  Federal funds and other borrowings                  47               7             54
                                            -------------    ------------   ------------
    Total Interest Expense                        14,712           1,976         16,688

    Net Interest Income                           15,929           2,709         18,638
  Provision for loan losses                          507              30            537
                                            -------------    ------------   ------------
    Net Credit Income                             15,422           2,679         18,101

NON INTEREST INCOME:
  Service charges on deposit accounts              1,399             338          1,737
  Other service charges and fees                     478              65            543
  Gains on securities                                457               -            457
  Other income                                       411              40            451
                                            -------------    ------------   ------------
    Total Non Interest Income                      2,745             443          3,188

NON INTEREST EXPENSE:
  Personnel expense                                6,673           1,271          7,944
  Occupancy expense                                  871             165          1,036
  Equipment expense                                  906             250          1,156
  Other expense                                    3,812             996          4,808
                                            -------------    ------------   ------------
    Total Non Interest Expense                    12,262           2,682         14,944

NET INCOME BEFORE TAXES                            5,905             440          6,345
INCOME TAXES                                       1,596              94          1,690
                                            =============    ============   ============
NET INCOME                                       $ 4,309           $ 346        $ 4,655
                                            =============    ============   ============

  Earnings per common share
    Basic                                       $   1.16           $1.19       $   1.02
                                            =============    ============   ============
    Diluted                                     $   1.14           $1.19       $   1.00
                                            =============    ============   ============

                           JAMES RIVER AND STATE BANK
                     PRO FORMA COMBINED STATEMENTS OF INCOME
                        FOR YEAR ENDED DECEMBER 31, 1997

                                                                                   Pro Forma
                                              James River       State Bank          Combined
                                              -----------       ----------          --------
                                                (Dollars in thousands, except per share data)
INTEREST INCOME:
  Loans, including fees                           $23,473           $3,116           $26,589
  Investment securities
    Taxable                                         4,414            1,276             5,690
    Tax exempt                                      1,184               49             1,233
  Interest bearing deposits                           170                -               170
  Federal funds sold                                  366              102               468
                                           ---------------    -------------    --------------
    Total Interest Income                          29,607            4,543            34,150

INTEREST EXPENSE:
  Deposits                                         14,157            1,939            16,096
  Federal funds and other borrowings                   40                7                47
                                           ---------------    -------------    --------------
    Total Interest Expense                         14,197            1,946            16,143

    Net Interest Income                            15,410            2,597            18,007
  Provision for loan losses                           439               30               469
                                           ---------------    -------------    --------------
    Net Credit Income                              14,971            2,567            17,538

NON INTEREST INCOME:
  Service charges on deposit accounts               1,099              289             1,388
  Other service charges and fees                      482               57               539
  Gains on securities                                 100                9               109
  Other income                                        204               12               216
                                           ---------------    -------------    --------------
    Total Non Interest Income                       1,885              367             2,252

NON INTEREST EXPENSE:
  Personnel expense                                 6,232            1,198             7,430
  Occupancy expense                                   756              135               891
  Equipment expense                                   932              238             1,170
  Other expense                                     3,637              569             4,206
                                           ---------------    -------------    --------------
    Total Non Interest Expense                     11,557            2,140            13,697

NET INCOME BEFORE TAXES                             5,299              794             6,093
INCOME TAXES                                        1,494              234             1,728
                                           ===============    =============    ==============
NET INCOME                                         $3,805            $ 560           $ 4,365
                                           ===============    =============    ==============

  Earnings per common share
    Basic                                          $ 1.04            $1.92            $ 0.97
                                           ===============    =============    ==============
    Diluted                                        $ 1.02            $1.92            $ 0.95
                                           ===============    =============    ==============

                           JAMES RIVER AND STATE BANK
                     PRO FORMA COMBINED STATEMENTS OF INCOME
                        FOR YEAR ENDED DECEMBER 31, 1996


                                                                                   Pro Forma
                                              James River       State Bank          Combined
                                              -----------       ----------          --------
                                            (Dollars in thousands, except per share data)
INTEREST INCOME:
  Loans, including fees                           $20,449           $3,258           $23,707
  Investment securities
    Taxable                                         4,980            1,050             6,030
    Tax exempt                                      1,285               80             1,365
  Interest income on deposits                           -                -                 -
  Federal funds sold                                  510              110               620
                                          ----------------    -------------    --------------
    Total Interest Income                          27,224            4,498            31,722

INTEREST EXPENSE:
  Deposits                                         13,531            1,939            15,470
  Federal funds and other borrowings                   29                6                35
                                          ----------------    -------------    --------------
    Total Interest Expense                         13,560            1,945            15,505

    Net Interest Income                            13,664            2,553            16,217
  Provision for loan losses                           491               30               521
                                          ----------------    -------------    --------------
    Net Credit Income                              13,173            2,523            15,696

NON INTEREST INCOME:
  Service charges on deposit accounts               1,089              285             1,374
  Other service charges and fees                      362               49               411
  Gains on securities                                  41                -                41
  Other income                                        163               34               197
                                          ----------------    -------------    --------------
    Total Non Interest Income                       1,655              368             2,023

NON INTEREST EXPENSE:
  Personnel expense                                 5,254            1,174             6,428
  Occupancy expense                                   704              130               834
  Equipment expense                                   680              233               913
  Other expense                                     4,865              535             5,400
                                          ----------------    -------------    --------------
    Total Non Interest Expense                     11,503            2,072            13,575

NET INCOME BEFORE TAXES                             3,325              819             4,144
INCOME TAXES                                          908              233             1,141
                                          ================    =============    ==============
NET INCOME                                        $ 2,417             $586           $ 3,003
                                          ================    =============    ==============

  Earnings per common share
    Basic                                          $ 0.66           $ 2.01          $   0.66
                                          ================    =============    ==============
    Diluted                                        $ 0.65           $ 2.01          $   0.66
                                          ================    =============    ==============

                   INTERESTS OF CERTAIN PERSONS IN THE MERGER

        Certain members of State Bank's management, as well as certain members of the State Bank board of directors, have interests in the merger in addition to their interests as shareholders of State Bank. The provisions are described below. In each case, the State Bank board was aware of these potential interests, and considered them, among other matters, in approving the merger agreement and the transactions contemplated thereby.

        INDEMNIFICATION. James River has generally agreed to indemnify the officers and directors of State Bank to the same extent and on the same conditions as they are entitled to from State Bank before the merger. James River also has agreed to provide directors' and officers' liability insurance for the present officers and directors of State Bank comparable to the coverage currently provided by State Bank before the merger.


        DIRECTOR OF JAMES RIVER. One director of State Bank, John A. Berna, will become a director of James River and will receive a fee of $1,000 per month.

        DIRECTORS OF STATE BANK. All State Bank directors (including Mr. Berna), who will serve on both the James River and State Bank boards initially, will receive annual retainers and monthly fees for service on the State Bank board. Based on the existing schedule utilized by James River, State Bank's directors will receive an annual retainer of $3,000, payable in equal monthly installments, and an additional $150 for each monthly board meeting attended and $75 for each committee meeting attended. The chairman of the board of State Bank, John A. Berna, will receive a fee of $200 per monthly board meeting, rather that the $150 fee paid to other directors.


       CHANGE OF CONTROL AGREEMENTS. In connection with the merger, Larry B. Olinger, President and Chief Executive Officer of State Bank, and James E. Underhill, Chief Financial Officer of State Bank, will amend their existing change of control agreements with State Bank to provide that the agreements will terminate three years and two years, respectively, from the effective date of the merger. It is anticipated that upon expiration of Mr. Olinger's change of control agreement, Mr. Olinger will execute a standard employment agreement utilized by James River for its executive officers, which provides some protections for the officer in the event of change in control.

        EMPLOYEE AND BENEFIT PLANS. The merger agreement provides that the State Bank pension plan will be suspended on the effective date of the merger. As soon as administratively practicable following the merger, employees of State Bank will be entitled to participate in the James River pension, health and welfare benefit and similar plans on the same terms and conditions as employees of James River. Employees of State Bank will receive credit for their years of service to State Bank for participation and vesting purposes only.

                  CERTAIN DIFFERENCES IN RIGHTS OF SHAREHOLDERS

        Both James River and State Bank are corporations subject to the provisions of the Virginia State Corporation Act. State Bank's shareholder's rights are presently governed by State Bank's articles of incorporation and bylaws. Upon consummation of the merger and State Bank's shareholders becoming shareholders of James River, then shareholder's rights will then be governed by the articles of incorporation and bylaws of James River.

        There are a few material differences between the rights of a State Bank shareholder under State Bank's articles of incorporation and bylaws, on the one hand, and the rights of a James River shareholder under the articles of incorporation and bylaws of James River, on the other hand, which are disclosed in the section "Comparative Rights of Shareholders" begginning on page IV-1.

                          TERMS OF THE MERGER AGREEMENT

        THE FOLLOWING IS A SUMMARY DESCRIPTION IN THE MATERIAL ASPECTS OF THE MERGER AGREEMENT. THIS DESCRIPTION DOES NOT PURPORT TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE ANNEX A THAT CONTAINS THE FULL MERGER AGREEMENT. WE URGE YOU TO READ THE ANNEX IN ITS ENTIRETY.

REPRESENTATIONS AND WARRANTIES; CONDITIONS TO THE MERGER

        The merger agreement contains representations and warranties by James River and State Bank, including representations and warranties with respect to their individual organizations, authorizations to enter into the merger agreement, capitalization, financial statements and pending and threatened litigation. These representations and warranties, except as otherwise provided in the merger agreement, will not survive the effective date of the merger.

        The obligations of James River and State Bank to consummate the merger are subject to the following conditions, among others:

o approval of the merger agreement by the requisite shareholder vote of the State Bank shareholders;

o approval of the stock issuance by the requisite shareholder vote of the James River shareholders;

o receipt of all necessary regulatory approvals not conditioned or restricted in a manner that, in the judgment of the boards of directors of James River or State Bank, materially adversely affects the economic or business benefits of the merger so as to render inadvisable or unduly burdensome consummation of the merger;

o the absence of certain actual or threatened proceedings before a court or other governmental body relating to the merger;

o amendment of the change of control agreements between State Bank and Larry B. Olinger, President and Chief Executive Officer of State Bank, and James E. Underhill, Chief Financial Officer of State Bank, to provide that the agreements terminate three years, and two years, respectively, from the effective date of the merger;

o       receipt of a fairness opinion from McKinnon;

o the receipt of an opinion of counsel as to certain federal income tax consequences of the merger;

o the receipt of a letter from James River's accountants to the effect that the merger will qualify for pooling-of-interests accounting treatment under generally accepted accounting principles;

o performance by the other company of its obligations under the merger agreement;

o the accuracy, in all material respects, of the representations and warranties of the other company contained in the merger agreement; and

o       the receipt of certain opinions and certificates from the other company.

REGULATORY APPROVALS

        As indicated above, the merger is conditioned on the prior approval of the merger by the Board of Governors of the Federal Reserve System and the Virginia State Corporation Commission. In late May 1999, applications were filed with the Federal Reserve and the Virginia State Corporation Commission. The applications were accepted but no approvals have been obtained. While we cannot predict whether or when we will obtain all required regulatory approvals, we see no reason why the approvals will not be obtained in a timely manner. However, there can be no assurance that the necessary approvals will be obtained, or that any approval will not be conditioned in a manner which makes consummation of the merger, in the judgment of the board of directors of James River or State Bank, inadvisable or unduly burdensome.

BUSINESS PENDING THE MERGER

        Except with the prior consent of James River, until the effective date of the merger State Bank may not:

o conduct its operations except only in the ordinary and usual course, consistent with past practice and to use its best efforts to maintain its business organization, employees and business relationships and retain the services of its officers and key employees;

o take any action, engage in any transactions or enter into any agreements which would adversely affect or delay in any material respect the ability of James River or State Bank to obtain the necessary approvals, consents or waivers required to effect the merger or to perform its covenants and agreements on a timely basis;

o issue any capital stock or effect any stock split or otherwise change its capitalization;

o make, or commit to make, any capital expenditures aggregating $100,000 or more without the prior written consent of James River;

o enter into any material transaction except in the ordinary course of its business;

o enter into or amend, except as required by law, any employee benefit, incentive or welfare arrangement, or any related trust agreement, relating to any of its directors, officers or employees;

o incur any obligation or liability, make any pledge, or encumber any of its assets, nor dispose of any of its assets in any other manner, except in the ordinary course of business and for adequate value, or as otherwise permitted in the merger agreement;

o          amend its articles of incorporation or bylaws;

o declare or pay dividends on its capital stock in excess of $0.20 per share per quarter; or

o          purchase or redeem any of its capital stock.

        Pending consummation of the merger, James River has agreed that it will operate its business substantially as presently operated, in the ordinary course of business, and will use its best efforts to preserve intact its relationships with persons having business dealings with it.

NO SOLICITATION; BOARD ACTION

        State Bank has agreed not to (i) encourage, solicit or initiate discussions or negotiations with any person other than James River concerning any merger, share exchange, sale of substantial assets, tender offer, sale of shares of capital stock or similar transaction involving State Bank, (ii) enter into any agreement with any third party providing for a business combination transaction, equity investment or sale of a significant amount of assets, or
(iii) furnish any information to any other person relating to or in support of such transaction.

        State Bank also agreed that it will promptly communicate to James River the terms of any proposal which it may receive in respect to any of the foregoing transactions.

        In the event the merger agreement is terminated and State Bank is acquired by another financial institution within six months after termination of the merger agreement and certain specified events occurred prior to termination of the merger agreement, State Bank may be required to pay James River $400,000 as compensation for James River's out-of-pocket and internal expenses. See "-Expenses of the Merger and Termination Fee" on page I-31.

EFFECTIVE DATE

        If the merger is approved by the shareholders of State Bank, all required governmental and other consents are obtained and the other conditions to the merger are satisfied or waived, the merger will be consummated and made effective on the date and at the time indicated on the certificate of merger issued by the Virginia State Corporation Commission pursuant to the Virginia Stock Corporation Act. See "Representations and Warranties; Conditions to the Merger" on page I-28.

        It is anticipated that the effective date of the merger will occur in the third quarter of 1999.

SURRENDER OF STOCK CERTIFICATES

        As soon as practicable after the merger, James River will cause First Union National Bank of North Carolina, its exchange agent, to mail to you a letter of transmittal and instructions for use to surrender the certificates representing shares of State Bank common stock in exchange for certificates representing shares of James River common stock.

        STATE BANK SHAREHOLDERS SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE SUCH INSTRUCTIONS.

        Promptly after surrender of one or more certificates for State Bank common stock, together with a properly completed letter of transmittal, you will receive a certificate or certificates representing the number of shares of James River common stock to which you are entitled and, where applicable, a check for the amount payable in cash instead of issuing a fractional share. Lost, stolen, mutilated or destroyed certificates will be treated in accordance with the existing procedures of James River.

        After the merger, you will be entitled to vote the number of shares of James River common stock into which your State Bank common stock has been converted, regardless of whether you have surrendered your State Bank certificates. The merger agreement provides, however, that no dividend or distribution payable to the holders of record of James River common stock at or as of any time after the effective date of the merger will be paid to the holder of any State Bank certificate until such holder physically surrenders such certificate, promptly after which time all such dividends or distributions will be paid, without interest.

WAIVER, AMENDMENT AND TERMINATION

        At any time on or before the effective date of the merger, any term or condition of the merger may be waived by the party which is entitled to the benefits thereof and without shareholder approval. The merger agreement may be amended at any time before the merger by agreement of the parties whether before or after the meetings. Any material change in a material term of the merger agreement would require a resolicitation of State Bank's shareholders. Such a material change would include, but not be limited to, a decrease in the exchange ratio or a change in the tax consequences to State Bank's shareholders. In the event the merger agreement is terminated and State Bank is acquired by another financial institution within six months after termination of the merger agreement and certain specified events occurred prior to termination of the merger agreement, State Bank may be required to pay James River $400,000 as compensation for James River's out-of-pocket and internal expenses. See "Expenses of the Merger and Termination Fee" on page I-31.

        The merger agreement may be terminated by James River or State Bank, whether before or after the approval of the merger by the shareholders of State
Bank:

o              by mutual consent of State Bank and James River;

o unilaterally by State Bank or James River, if the merger has not occurred on or before December 31, 1999, except that the party whose failure to perform any obligation under the merger agreement is the cause of the delay may not terminate the merger based upon the delay; or

o unilaterally by State Bank or James River if the satisfaction in any material respect of one or more conditions to the obligation of that party is rendered impossible of satisfaction. In the event of termination, the merger agreement shall become null and void, except that certain provisions thereof relating to expenses and confidentiality of information exchanged between the parties shall survive any such termination.

RESALES OF JAMES RIVER COMMON STOCK

        All shares of James River common stock received by State Bank shareholders in connection with the merger will be freely transferable, except that James River common stock received by persons who are deemed to be "affiliates" of State Bank for purposes of Rule 145 under the Securities Act of 1933. To the best knowledge of State Bank and James River, the only persons who may be deemed to be affiliates of State Bank subject to these limitations are the directors and executive officers of State Bank.

EXPENSES OF THE MERGER AND TERMINATION FEE

        In general, whether or not the merger is consummated, State Bank and James River will pay their own expenses incident to preparing, entering into and carrying out the merger agreement, and preparing and filing the registration statement of which this proxy statement/prospectus is a part.

        If the merger agreement is terminated by James River or State Bank because a condition of the merger was not satisified and one of the specified events (described below) occurred, then State Bank will be required to pay James River $400,000 to compensate James River for all of its out-of-pocket and internal costs and expenses associated with the transaction. The specified events that would trigger this obligation on behalf of State Bank include:

        (i)    State Bank entering into an agreement with another party to

               (a) acquire, merge or consolidate or enter into any similar transaction,

               (b) purchase, lease or otherwise require all or substantially all of the assets of State Bank, or

               (c) purchase or otherwise acquire directly from State Bank securities representing 10% or more of the voted power of State Bank;

        (ii) any person shall have acquired beneficial ownership or the right to acquire beneficial ownership of 20% or more of the outstanding shares of State Bank common stock after the date of the merger agreement; or

        (iii) after the date of the merger agreement, any person shall have made a bona fide proposal to State Bank by a public announcement or written communication that is or becomes subject to public disclosure to acquire the State Bank by merger, share exchange, consolidation, purchase of all or substantially all of the assets or any other similar transaction, and within six months after the termination of the merger agreement, State Bank enters into an agreement to be acquired by such person.

        This provision is intended to discourage another party from interferring with the merger agreement between James River and State Bank.

        If either party willfully and materially breaches the merger agreement, that party must pay the costs associated with this transaction incurred by the non-breaching party. If the merger agreement is terminated because State Bank shareholders did not approve the merger agreement or James River shareholders did not approve the Stock Issuance, then the party whose shareholders failed to grant such approval will pay 50% of the costs and expenses of the other party, except that such reimbursement will not exceed a total of $50,000.

                           MARKET PRICES AND DIVIDENDS

MARKET PRICES

        State Bank common stock is traded on a sporadic basis in private transactions often by State Bank personnel matching prospective buyers and sellers. To State Bank management's knowledge, the last sales of State Bank common stock took place in the fall of 1998 at prices ranging from $27 to $28 per share.

        James River common stock is listed and traded on the NASDAQ Stock Market, National Market System under the symbol "JRBK."

        The following table sets forth the high, low, and closing sales prices of the common stock as reported by the NASDAQ Stock Market's National Market System for the periods listed. Sales price have been restated to reflect the Company's three-for-two stock split effected in the form of a 50% stock dividend in November 1997. The common stock is thinly traded.

JAMES RIVER

                                                HIGH           LOW      CLOSING
    1999
    2nd Quarter (through June 7, 1999)        $18.00        $15.00       $16.00

    1st Quarter                                18.75         16.00        17.63

    1998
    4th Quarter                               $19.50        $16.50       $17.50
    3rd Quarter                                24.00         17.50        18.25
    2nd Quarter                                26.00         21.50        22.00
    1st Quarter                                23.00         19.63        21.25

    1997
    4th Quarter                               $21.00        $16.83       $21.00
    3rd Quarter                                18.17         15.00        16.00
    2nd Quarter                                15.17         13.33        15.17
    1st Quarter                                14.17         13.17        13.33


        The closing price of James River common stock on the NASDAQ National Market on February 17, 1999, the last full trading day preceding the public announcement of the proposed merger, was $17.00 per share. The closing price of James River common stock on the NASDAQ National Market on June 7, 1999, the latest practicable date before the date of this proxy statement/prospectus was $16.00 per share.

DIVIDENDS

        The following table reflects the cash dividends declared per share during each quarter on James River common stock and State Bank common stock for the periods indicated.

        JAMES RIVER

                                   1999              1998              1997
Fourth Quarter                $                     $0.12             $0.10
Third Quarter                                        0.10              0.09
Second Quarter                     0.12              0.10              0.09
First Quarter                      0.12              0.10              0.09

        STATE BANK
                                   1999              1998              1997
Fourth Quarter                $                     $0.20             $0.20
Third Quarter                                        0.20              0.20
Second Quarter                                       0.20              0.20
First Quarter                      0.20              0.20              0.20

                                   CHAPTER II
                    INFORMATION ABOUT THE MEETINGS AND VOTING

GENERAL

       We are furnishing this document in connection with the solicitation of proxies by the board of directors of James River for use at the annual meeting of James River shareholders including any adjournments or postponements thereof, to be held on Thursday, July 22, 1999, and by the board of directors of State Bank for use at the special meeting of State Bank shareholders including any adjournments or postponements thereof, to be held on Saturday, July 17, 1999, at the times and places set forth in the accompanying notice.

       The purpose of the State Bank meeting is to consider and vote upon the Agreement and Plan of Merger, dated February 17, 1999, among James River, State Bank and JRB Acquisition Bank, Inc., a Virginia corporation and a wholly owned subsidiary of James River (the "Sub"). The merger agreement is attached to this document as Annex A. For a description of the merger agreement, see "The Merger -- Terms of the Merger Agreement" beginning on page I-28.

       The merger agreement provides that State Bank will merge with and into the Sub. In the merger, each share of common stock, par value $10.00 per share, of State Bank then outstanding will be converted into the right to receive 2.9 shares (the "exchange ratio") of common stock, par value $5.00 per share, of James River. James River will pay cash in lieu of fractional shares.

JAMES RIVER MEETING

         GENERAL. The James River meeting will be held on Thursday, July 22, 1999 at 9:00 a.m., local time, at the Airfield Conference Center, 15189 Airfield Road, Wakefield, Virginia 23888-2497. At the James River meeting, holders of James River common stock will be asked, (i) in accordance with the rules of the NASDAQ National Market System ("NASDAQ National Market"), to consider and vote upon a proposal to approve the issuance of James River common stock in connection with the merger (the "Stock Issuance"); (ii) to elect nine (9) directors to hold office for a term of one year and until their successors are elected and qualified; (iii) to act on a proposal to ratify the appointment of Yount, Hyde & Barbour, P.C. as independent auditors for the ensuing year; and
(iv) to transact such other business as may properly come before the special meeting or any adjournment or postponement of the meeting.

        NASDAQ National Market requires shareholder approval of the Stock Issuance because the number of shares of James River common stock to be issued in the merger is expected to exceed 20% of the shares of James River common stock outstanding immediately prior to the effective date. James River shareholders may also be asked to vote upon a proposal to adjourn or postpone the James River meeting for the purpose of, among other things, allowing additional time for the solicitation of proxies from James River shareholders to approve the Stock Issuance.

         RECORD DATE; VOTING POWER. Only holders of record of shares of James River common stock at the close of business on June 8, 1999 are entitled to notice of and to vote at the James River meeting. On such date, there were 3,742,239 issued and outstanding shares of James River common stock held by approximately 1,659 holders of record. Holders of record of James River common stock on the James River record date are entitled to one vote per share on any matter that may properly come before the James River meeting. Brokers who hold shares of James River common stock as nominees will not have discretionary authority to vote such shares in favor of the Stock Issuance in the absence of instructions from the beneficial owners thereof. Any shares of James River common stock for which a broker has submitted an executed proxy but for which the beneficial owner thereof has not given instructions on voting to such broker are referred to as "broker non-votes."

       VOTE REQUIRED. The approval of the Stock Issuance at the James River meeting requires a greater number of votes cast in favor of the matter than the number of votes cast opposing such matter, provided that the total number of votes cast on such matter represents over 50% of the shares entitled to vote on the proposal.

       Broker non-votes and abstentions will be counted for purposes of establishing the presence of a quorum at the James River meeting. Abstentions and broker non-votes will not, however, be deemed to have been cast either "for" or "against" the proposal for approval of the Stock Issuance considered at the meeting and, since approval of the proposal requires the affirmative vote of a majority of the votes cast at the James River meeting, will have no effect on the approval of the Stock Issuance, unless the total number of votes cast does not exceed 50% of the shares entitled to vote. The James River board urges James River shareholders to complete, date and sign the accompanying proxy and return it promptly in the enclosed, postage-paid envelope.

       On the James River record date, the executive officers and directors of James River, including their affiliates, had voting power with respect to an aggregate of 616,546 shares of James River common stock or approximately
16.36% of the shares of James River common stock then outstanding. We expect that such directors and officers will vote all of such shares in favor of the approval of the Stock Issuance, election of the nine directors and ratification of the appointment of the independent auditors. In addition, on the James River record date, the directors and executive officers of State Bank did not beneficially own any shares of James River common stock.

        RECOMMENDATION OF THE JAMES RIVER BOARD. The James River board has unanimously approved and adopted the merger agreement and the transactions contemplated thereby, including the Stock Issuance. The James River board believes that the merger agreement and the transactions contemplated thereby, including the Stock Issuance, are fair to and in the best interests of James River and the James River shareholders and recommends that the James River shareholders vote "FOR" approval of the Stock Issuance. See "The Merger - --Background of and Reasons for the Merger -- James River's Reasons for the Merger" beginning on pages I-12 and I-18.

        SOLICITATION AND REVOCATION OF PROXIES. A form of proxy is enclosed with this document. All shares of James River common stock represented by properly executed proxies will, unless such proxies have been previously revoked, be voted in accordance with the instructions indicated on such proxies. If no instructions are indicated, such shares will be voted FOR approval of the Stock Issuance and in the discretion of the proxy holder as to any other matter which may properly come before the James River meeting.

        EACH HOLDER OF JAMES RIVER COMMON STOCK IS REQUESTED TO COMPLETE, DATE AND SIGN THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY TO JAMES RIVER IN THE ENCLOSED, POSTAGE-PAID ENVELOPE.

        Any James River shareholder that has previously delivered a properly executed proxy may revoke such proxy at any time before its exercise. A proxy may be revoked either by (i) filing with the secretary of James River prior to the James River meeting, at James River's principal executive offices, a written revocation of such proxy or a duly executed proxy bearing a later date or (ii) attending the James River meeting and voting in person. Presence at the James River meeting will not revoke a shareholder's proxy unless such shareholder votes in person.

        The cost of soliciting proxies will be borne by James River. Proxies may be solicited by personal interview, mail or telephone. In addition, James River may reimburse brokerage firms and other persons representing beneficial owners of shares of James River common stock for their expenses in forwarding solicitation materials to beneficial owners. Proxies may also be solicited by certain of James River's executive officers, directors and regular employees, without additional compensation, personally or by telephone or facsimile transmission.

        OTHER MATTERS. James River is unaware of any matter to be presented at the James River meeting other than the proposals to approve the Stock Issuance, elect directors and approve auditors. If other matters are properly presented at the James River meeting, the persons named in the enclosed form of proxy will have authority to vote all properly executed proxies in accordance with their judgment on any such matter, including, without limitation, any proposal to adjourn or postpone the James River meeting, provided that no proxy that has been designated to vote against approval and adoption of the merger agreement and the Stock Issuance will be voted in favor of any proposal to adjourn or postpone the James River meeting for the purpose of soliciting additional proxies to approve and adopt the merger agreement and the Stock Issuance.

STATE BANK MEETING

         GENERAL. The State Bank meeting will be held on Saturday, July 17, 1999 at 1:30 p.m., local time, at the Remington Lions Club, Remington, Virginia 22734. At the State Bank meeting, holders of State Bank common stock will be asked to consider and vote upon a proposal to approve the merger agreement. State Bank shareholders may also he asked to vote upon a proposal to adjourn or postpone the State Bank meeting for the purpose of, among other things, allowing additional time for the solicitation of proxies from State Bank shareholders to approve the merger agreement.

        RECORD DATE; VOTING POWER. Only holders of record of shares of State Bank common stock at the close of business on June 8, 1999 are entitled to notice of and to vote at the State Bank meeting. As of such date, there were 291,027 issued and outstanding shares of State Bank common stock held by approximately 421 holders of record. Holders of record of State Bank common stock on the State Bank record date are entitled to one vote per share on any matter that may properly come before the State Bank meeting. Brokers who hold shares of State Bank common stock as nominees will not have discretionary authority to vote such shares in the absence of instructions from the beneficial owners thereof. Any such shares of State Bank common stock for which a broker has submitted an executed proxy but for which the beneficial owner thereof has not given instructions on voting to such broker are referred to as "broker non-votes."

        VOTE REQUIRED. The presence in person or by proxy of the holders of a majority of the shares of State Bank common stock outstanding on the State Bank record date will constitute a quorum for the transaction of business at the State Bank meeting. Abstentions and broker non-votes will be counted for purposes of establishing the presence of a quorum at the State Bank meeting. The approval of the proposal to approve the merger agreement requires the affirmative vote of holders of more than two-thirds of the shares of State Bank common stock outstanding on the State Bank record date. Broker non-votes and abstentions will be counted and will have the effect of a vote against the proposal to approve the merger agreement.

        On the State Bank record date, the executive officers and directors of State Bank, including their affiliates, had voting power with respect to an aggregate of 32,129 shares of State Bank common stock or approximately 11.04% of the shares of State Bank common stock then outstanding. We currently expect that such directors and officers will vote all of such shares in favor of the proposal to approve the merger agreement. In addition, on the State Bank record date, the directors and executive officers of James River did not beneficially own any shares of State Bank common stock.

        RECOMMENDATION OF THE STATE BANK BOARD. The State Bank board has unanimously approved and adopted the merger agreement and the transactions contemplated thereby. The State Bank board believes that the merger is fair to and in the best interests of State Bank and the State Bank shareholders and unanimously recommends that the State Bank shareholders vote "FOR" approval of the merger agreement and the transactions contemplated thereby. See "The Merger -- Background of and Reasons for the Merger -- State Bank's Reasons for the Merger" beginning on pages I-12 and I-14.


        SOLICITATION AND REVOCATION OF PROXIES. A form of proxy is enclosed with this document. All shares of State Bank common stock represented by properly executed proxies will, unless such proxies have been previously revoked, be voted in accordance with the instructions indicated on such proxies. If no instructions are indicated, such shares will be voted FOR approval of the merger agreement and in the discretion of the proxy holder as to any other matter which may properly come before the State Bank meeting.

        EACH HOLDER OF STATE BANK COMMON STOCK IS REQUESTED TO VOTE BY COMPLETING, DATING AND SIGNING THE ACCOMPANYING PROXY CARD AND RETURNING IT PROMPTLY TO STATE BANK IN THE ENCLOSED, POSTAGE-PAID ENVELOPE. STATE BANK SHAREHOLDERS SHOULD NOT SEND STOCK CERTIFICATES WITH THEIR PROXY CARDS.

        Any State Bank shareholder that has previously delivered a properly executed proxy may revoke such proxy at any time before its exercise. A proxy may be revoked either by (i) filing with the secretary of State Bank prior to the State Bank meeting, at State Bank's principal executive offices, either a written revocation of such proxy or a duly executed proxy bearing a later date or (ii) attending the State Bank meeting and voting in person. Presence at the State Bank meeting will not revoke a shareholder's proxy unless such shareholder votes in person.

        The cost of soliciting proxies will be borne by State Bank. Proxies may be solicited by personal interview, mail or telephone. In addition, State Bank may reimburse brokerage firms and other persons representing beneficial owners of shares of State Bank common stock for their expenses in forwarding solicitation materials to beneficial owners. Proxies may also be solicited by certain of State Bank's executive officers, directors and regular employees, without additional compensation, personally or by telephone or facsimile transmission.

        OTHER MATTERS. State Bank is unaware of any matter to be presented at the State Bank meeting other than the proposal to approve the merger agreement. If other matters are properly presented at the State Bank meeting, the persons named in the enclosed form of proxy will have authority to vote all properly executed proxies in accordance with their judgment on any such matter, including, without limitation, any proposal to adjourn or postpone the State Bank meeting, provided that no proxy that has been designated to vote against approval of the merger agreement will be voted in favor of any proposal to adjourn or postpone the State Bank meeting for the purpose of soliciting additional proxies to approve the merger agreement.

                                   CHAPTER III
                            DESCRIPTION OF STATE BANK


                             BUSINESS OF STATE BANK

GENERAL

        The State Bank of Remington, Inc. is a commercial banking organization, chartered in 1913 under the laws of the Commonwealth of Virginia. State Bank is a member of the Federal Reserve, and its deposits are insured by the Federal Deposit Insurance Corporation. Headquarters of State Bank have remained in the Town of Remington in southern Fauquier County, Virginia since formation of State Bank, and two branch offices, opened in 1971 and 1975, extended State Bank's operations into the neighboring communities of Catlett and Bealeton, Virginia. State Bank considers its primary market area to be the middle and southern portions of Fauquier County, as well as the adjoining portions of Culpeper, Stafford and Prince William Counties. At March 31, 1999, State Bank had total assets of $70.2 million, deposits of $62.1 million and loans of $39.3 million. Shareholder's equity amounted to $7.5 million with 421 shareholders owning the 291,027 shares of common stock outstanding.

        State Bank provides a wide range of banking services, including the handling of demand, savings and time deposit accounts for personal and commercial customers and the making of consumer, commercial, agricultural and real estate construction, mortgage and home equity loans. State Bank also acts as a depository for United States taxes, sells U.S. Savings bonds, money orders and travelers checks, assists customers with money transfers and domestic collections and offers night depository and safe deposit box services. All three of State Bank's offices provide drive-up banking and each office is equipped with an automated teller machine that provides 24-hour service to customers wishing to make balance inquiries, withdrawals from or deposits to their personal checking accounts and transfers of funds between checking and savings accounts. Around the clock inquiry on most deposit and loan accounts is also extended to customers via an automated voice response system installed in 1997. State Bank's services also include overdraft protection and VISA(R) and MasterCard(R) credit cards and, since State Bank is a member of the Honor(R) and Plus(R) automated teller machine networks, ATM access cards provide customers with access to their funds nationwide and in selected foreign countries.

LENDING ACTIVITIES

        GENERAL. State Bank engages in a broad range of lending activities, including the making of real estate, commercial and consumer loans within its primary service area. At March 31, 1999, State Bank's loans totaled $39.3 million before the allowance for loan losses, representing 56.0% of total assets. On that date, loans secured by real estate totaled $24.0 million or 61.1% of total loans outstanding, commercial loans amounted to $6.4 million or 16.3%, and consumer loans totaled $8.9 million or 22.6%. In addition to the $39.3 million in outstanding loans, State Bank had commitments to extend credit of $7.0 million on March 31, 1999 representing unused amounts on outstanding lines of credit and approved but undisbursed loans. State Bank's legal lending limit to any one borrower was approximately $1.1 million at March 31, 1999.

        COMMERCIAL LENDING. As a full service community bank, State Bank is a major lender to small retail businesses and commercial service providers in its area. Commercial business loans generally have a higher degree of risk than residential mortgage loans and are generally extended at commensurately higher yields. Residential mortgage loans are generally made on the basis of the borrower's ability to make repayment from employment and other income and are secured by real estate the value of which tends to be easily determined. In contrast, repayment of commercial business loans is substantially dependent upon the success of the business itself. To minimize the risk, State Bank generally secures the loans with appropriate collateral and requires the personal guarantee of business owners on extensions of credit to separate corporations. Management of the risk is also enhanced by the maintenance of an internal watch system to monitor the financial condition of the business, the guarantors and the market value of associated collateral. Because the local economy is diverse, State Bank has no significant concentration of credit in any single industry.

        REAL ESTATE CONSTRUCTION LENDING. State Bank generally limits its construction lending to residential single-family property but, on occasion, has extended credit for the completion of community service facilities such as churches and other smaller commercial types of real estate such as day-care centers. While most loans are extended to experienced builders for the construction of pre-sold single family residential units only to buyers who have pre-qualified for permanent take-out financing, State Bank has a few builders to whom construction loans are extended in moderate amounts for the construction of speculative single-family residential property. These latter loans are generally structured on a six to twelve month term with payout expected from permanent financing to be arranged by the buyers of the completed properties.

        Construction loans by their nature entail a greater degree of risk than do simple mortgage loans since funds are advanced upon the security of the home under construction, for which the value is uncertain prior to project completion. In those instances where construction funds are provided for pre-sold homes, there remains a risk that a change in the buyer's financial situation could result in the failure of the lender to advance the take-out funding. In the case of spec-construction financing, sale of the house could take much longer than expected with the builder being forced to absorb larger than expected carrying costs.

        To minimize risks associated with this type of financing, State Bank limits these lending activities to borrowers with demonstrated financial strength, requires first deeds of trust on the properties under construction and limits advances to no more than 80% of appraised completion value as determined by a properly licensed and bank-approved appraiser. Advances on the construction loans are also withheld until inspections have been made to ascertain that the construction projects are on schedule as set forth in the permitted draw section of construction loan agreements executed at closing of the loans.

        RESIDENTIAL MORTGAGE LENDING. Asset/liability strategies of State Bank do not permit the making of conventional 30-year fixed-rate mortgage loans. As an alternative, State Bank extends mortgage loans on a long-term basis but with an adjustable rate feature that provides for an adjustment in the interest rate at the expiration of predefined intervals in the life of the loan. Three-year, five-year and seven-year adjustment intervals are offered to customers, with the longer-term periods carrying modestly higher rates of interest compared to the three-year program.

        Residential mortgage loans, including home equity loans, are extended for a variety of purposes including the purchase, refinance or improvement of residential real property. The loans are collateralized by mortgage liens on the property that are restricted to no more than 80% of appraised value as determined by a properly licensed and bank-approved appraiser.

        CONSUMER LENDING. State Bank offers most types of consumer installment loans on both a secured and unsecured basis depending on the size and nature of the credit extension. Additionally, State Bank offers its customers small overdraft protection lines of credit as well as VISA(R) and MasterCard(R) credit lines. The performance of the consumer loan portfolio is directly tied to and dependent upon the general economic conditions throughout State Bank's market area.

        CREDIT POLICIES AND LOAN ADMINISTRATION. State Bank has a comprehensive lending policy that includes stringent underwriting standards for all types of loans. The policy defines "permitted" loans and, in addition, sets forth the types of loans deemed by State Bank to be "prohibited and undesirable." Collateral requirements and maturity limits are also addressed.

        The principal economic risk associated with all lending activities is the creditworthiness of the borrowers and the impact on the borrowers of prevailing economic conditions. In an effort to manage such risk, State Bank's lending policy limits the approval authority of individual loan officers to an amount that is considered reasonable based on the level of experience of each loan officer. Loan requests that exceed individual authority must be submitted for approval to an officer or committee with higher authority. Loans exceeding the authority of all individuals within State Bank are first submitted to the Officers' Loan Committee, which consists of senior lending officers of State Bank, and if necessary, to the Executive Committee of the Board or to the full board of directors of State Bank.

SUPERVISION AND REGULATION

        State Bank is subject to various state and federal banking laws and regulations that impose specific requirements or restrictions on and provide for general regulatory oversight with respect to virtually all aspects of operations. The following is a brief summary of the material provisions of certain statutes, rules and regulations that affect the Bank. This summary is qualified in its entirety by reference to the particular statutory and regulatory provisions referred to below.

        GENERAL. State Bank is under the supervision of, and subject to regulation and examination by, the Virginia State Corporation Commission and the Federal Reserve. State Bank is subject to various statutes and regulations administered by these agencies that govern, among other things, required reserves, investments, loans, lending limits, acquisitions of fixed assets, interest rates payable on deposits, transactions among affiliates and the Bank, the payment of dividends, mergers and consolidations, and establishment of branch offices. Federal and state bank regulatory agencies also have the general authority to eliminate dividends paid by insured banks if such payment is deemed to constitute an unsafe and unsound practice. As its primary federal regulator, the Federal Reserve has the authority to impose penalties, initiate civil and administrative actions and take other steps to prevent State Bank from engaging in unsafe and unsound practices.

        Under federal legislation, existing restrictions on interstate bank acquisitions were abolished in 1995. Bank holding companies from any state are able to acquire banks and bank holding companies located in any other state. The law allows banks to merge across state lines and allows interstate branch acquisitions and DE NOVO branching if permitted by the host state. Virginia legislation allows interstate bank mergers. Virginia also permits interstate branch acquisitions and DE NOVO branching if reciprocal treatment is accorded Virginia banks in the state of the acquirer.

        DIVIDENDS. The amount of dividends payable by State Bank depends upon its earnings and capital position, and is limited by Federal and state law, regulations and policy. Virginia law imposes restrictions on the ability of all banks chartered under Virginia law to pay dividends. No dividend may be declared or paid that would impair a bank's paid-in capital. Each of the Commission and the Federal Reserve have the general authority to limit dividends paid by a bank if such payments are deemed to constitute an unsafe and unsound practice.

        Under current supervisory practice, prior approval of the Federal Reserve is required if cash dividends declared in any given year exceed the total of its net profits for such year, plus its retained net profits for the preceding two years. Also, a bank may not pay a dividend in an amount greater than its undivided profits then on hand after deducting current losses and bad debts. For this purpose, bad debts are generally defined to include the principal amount of all loans which are in arrears with respect to interest by six months or more, unless such loans are fully secured and in the process of collection. Federal law further provides that no insured depository institution may make any capital distribution (which would include a cash dividend) if, after making the distribution, the institution would not satisfy one or more of its minimum capital requirements.

        CAPITAL RESOURCES. The various federal bank regulatory agencies, including the Federal Reserve, have adopted risk-based capital requirements for assessing bank capital adequacy. Virginia chartered banks must also satisfy the capital requirements adopted by the Commission. The federal capital standards define capital and establish minimum capital requirements in relation to assets and off-balance sheet exposure, as adjusted for credit risk. The risk-based capital standards currently in effect are designed to make regulatory capital requirements more sensitive to differences in risk profile among bank holding companies and banks, to account for off-balance sheet exposure and to minimize disincentives for holding liquid assets. Assets and off-balance sheet items are assigned to broad risk categories, each with appropriate risk weights. The resulting capital ratios represent capital as a percentage of total risk-weighted assets and off-balance sheet items.

        The minimum standard for the ratio of capital to risk-weighted assets (including certain off-balance sheet obligations, such as stand-by letters of credit) is 8.0%. At least half of the risk-based capital must consist of common equity, retained earnings and qualifying perpetual preferred stock, less deductions for goodwill and various other tangibles ("Tier I capital"). The remainder ("Tier 2 capital") may consist of a limited amount of subordinated debt, certain hybrid capital instruments and other debt securities, preferred stock and a limited amount of the general valuation allowance for loan losses. The sum of Tier I capital and Tier 2 capital is "total risk-based capital."

        The Federal Reserve also has adopted regulations which supplement the risk-based guidelines to include a minimum leverage ratio of Tier I capital to quarterly average assets ("Leverage ratio") of 3%. The Federal Reserve has emphasized that the foregoing standards are supervisory minimums and that a banking organization will be permitted to maintain such minimum levels of capital only if it receives the highest rating under the regulatory rating system and the banking organization is not experiencing or anticipating significant growth. All other banking organizations are required to maintain a Leverage ratio of at least 4.0% to 5.0% of Tier I capital. These rules further provide that banking organizations experiencing internal growth or making acquisitions will be expected to maintain capital positions substantially above the minimum supervisory levels and comparable to peer group averages, without significant reliance on intangible assets. The Federal Reserve continues to consider a "tangible Tier I leverage ratio" in evaluating proposals for expansion or new activities. The tangible Tier I leverage ratio is the ratio of a banking organization's Tier I capital, less deductions for intangibles which otherwise are included in Tier I capital, to total tangible assets.

        DEPOSIT INSURANCE. As an institution with deposits to be insured by Bank Insurance Fund ("BIF") of the FDIC, State Bank is also subject to regulation and insurance assessments imposed by the FDIC.

EMPLOYEES

        At March 31, 1999, State Bank had 33 full-time employees, 12 of whom were officers, and six part-time employees. None of its employees are represented by any collective bargaining agreements and relations with employees are considered to be excellent.

COMPETITION

        While promotional activities of State Bank emphasize the many advantages of dealing with a locally run institution closely attuned to the needs of its community, State Bank faces strong competition in all areas of its operations. State Bank competes directly with nine other commercial banks operating within the immediate trade area, most of which have resources substantially greater than its own, as well as with a credit union, a branch of a large regional savings bank and several investment brokerage houses. Included among State Bank's competitors are large regional institutions such as First Virginia, Crestar, F&M National Corporation, Wachovia, and Mercantile Bankshares through its ownership of Marshall National Bank and Trust, and Chevy-Chase FSB which operates a branch office in nearby Warrenton. Non-bank competitors which vie for potential deposits include investment brokerage firms such as Wheat-First Securities, Scott and Stringfellow and Edward Jones while numerous agents representing mortgage brokerage firms and large out-of-state lenders compete with State Bank's lending activities. The primary method of competition is in pricing and, since many of State Bank's nonbank competitors are not subject to the same extensive federal and state regulations that govern State Bank, State Bank's competitors often have advantages in the pricing of certain services. Size of the competing institutions is also a factor in generating efficiencies that result in more attractive pricing and the higher lending limits of the larger institutions often place State Bank at a competitive disadvantage.

PROPERTIES

        State Bank currently operates three banking offices, its headquarters in Remington, which houses all administrative and operational activities including data processing services, and retail branch offices on State Rt. 28 in Catlett, Virginia and on U.S. Rt. 17 in Bealeton, Virginia. All three of these properties are owned by State Bank and are free of liens. In addition, State Bank leases, on a monthly basis, office space near its main office facility. At the present time, that space is used to accommodate State Bank's accounting staff and to provide needed storage and meeting space.

                                   STATE BANK
                         SELECTED FINANCIAL INFORMATION

        The income statement data, per share data, and balance sheet data contained in the following summary financial data for the five years ended December 31, 1998 are derived from the audited historical financial statements of State Bank. The financial data for the three-month periods ended March 31, 1999 and 1998 are taken from unaudited financial statements. The summary should be reviewed in conjunction with the historical financial statements and the notes thereto of State Bank included in Annex C.



                                         Three Months ended
                                             March 31,                      Years Ended December 31,
                                         -------------------     ------------------------------------------------
                                           1999        1998        1998       1997      1996       1995      1994
                                           ----        ----        ----       ----      ----       ----      ----
                                                      (Dollars in thousands, except per share data)
Income Statement Data:
  Net interest income..............      $    687   $    665    $   2,709  $  2,597  $  2,553   $  2,633  $  2,601
  Loan loss provision..............             8          8           30        30        30        ---        50
  Non-interest income..............           102         98          443       367       368        325       357
  Non-interest expense.............           592        582        2,682     2,140     2,072      2,086     2,124
  Income tax expense...............            44         40           94       234       233        261       232
  Net income.......................           145        133          346       560       586        611       552
Per Share Data: (1)
  Net Income.......................      $   0.50   $   0.46    $    1.19  $   1.92 $    2.01   $   2.10  $   1.90
  Cash dividends...................          0.20       0.20         0.80      0.80      0.80       0.73      0.73
  Book value at period end.........         25.83      25.57        25.69     25.29     23.96      22.71     20.38
  Average shares outstanding  .....       291,027    291,027      291,027   291,027   291,027    291,027   291,027
Balance Sheet Data at period end:
  Total assets.....................      $ 70,238   $ 65,307    $  69,083  $ 64,736 $  61,929   $ 62,107  $ 58,842
  Loans, net.......................        38,834     33,208       36,515    32,953    33,283     34,338    32,772
  Securities.......................        21,953     23,194       21,770    22,793    21,317     18,694    19,758
  Deposits ........................        62,087     57,188       61,128    56,704    54,424     55,054    52,380
  Stockholders' equity.............         7,516      7,440        7,476     7,359     6,973      6,610     5,931
Performance Ratios: (3)
  Return on average assets.........          0.84%      0.83%        0.52%     0.88%     0.95%      1.02%     0.91%
  Return on average equity.........          7.73%      7.16%        4.58%     7.82%     8.67%      9.70%     9.22%
  Net interest margin..............          4.47%      4.69%        4.63%     4.63%     4.65%      4.94%     4.78%
Asset Quality Ratios:
  Allowance for loan losses to period        1.14%      1.41%        1.21%     1.41%     1.75%      1.89%     1.94%
  end loans........................
  Allowance for loan losses to              -----      -----        -----      -----   370.09%     -----     -----
  non-accrual loans................
  Non-performing assets to period end
    loans and other real estate owned (2)    3.38%      5.25%        3.59%     5.31%     6.65%      5.06%     5.80%
  Net charge-offs (recoveries) to
    average loans (3)..............          0.08%      0.06%        0.16%     0.46%     0.28%     (0.04%)    0.01%
Capital and Liquidity
  Leverage.........................          10.8%      11.4%        10.7%     11.4%     11.0%      10.9%     10.2%
  Risk Based:
  Tier 1 capital...................          16.8%      19.0%        17.4%     19.1%     18.3%      16.9%     15.9%
  Total Capital....................          17.8%      20.2%        18.5%     20.3%     19.6%      18.1%     17.5%


(1) Shares outstanding and per share data for years prior to 1996 adjusted to reflect the impact of the May 6, 1996 200% stock dividend.
(2) Non-performing assets consist of non-accrual loans and other real estate owned.
(3) Annualized for the three months ended March 31, 1999 and 1998.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS


        The following discussion is intended to assist readers in understanding and evaluating the financial condition and results of operation of the State Bank. The review should be read in conjunction with State Bank's financial statements and accompanying notes included in Annex C.

OVERVIEW

        At March 31, 1999, State Bank had total assets of $70.2 million, total loans of $39.3 million, total deposits of $62.1 million and total shareholders' equity of $ 7.5 million, all of which represented record-high quarter-end levels. Deposit growth of State Bank has been satisfactory in recent years but growth in loan volume, although up in 1998 and early 1999, has been inadequate over that same period of time. This lack of sufficient loan volume coupled with a sizeable investment in non-income producing other real estate owned which the Bank took back in satisfaction of debt almost six years ago, negatively impacted State Bank's earnings. In spite of the lower earnings, State Bank's leverage capital ratio of 10.8% at March 31, 1999 was well above regulatory requirements and, considering the moderate level of net loan losses in recent years, the reserve for loan losses at 1.14% of period-end loans appears adequate to absorb future write-offs.

NET INCOME

        During the three-month period ended March 31, 1999, State Bank earned $145 thousand or $0.50 per share as compared to $133 thousand or $0.46 per share earned during the same period of 1998. These earnings equated to a return on average assets of .84% compared to .83% for the same period of 1998 and a return on average equity of 7.73%, which was up modestly from its 1998 level of 7.16%. The improvement in earnings is attributed to growth in the loan portfolio that more than offset a significant drop in the average interest rate earned on loans thus enabling the Bank to generate a $22 thousand increase in net interest income. Also contributing to the improved profitability was a modest increase of $10 thousand in non-interest expense, most of which represented one-time costs incurred in connection with the planned merger with James River.

        Net income for 1998 totaled $346 thousand or $1.19 per share of State Bank common stock, a decline of 38.2% from the $560 thousand or $1.92 per share earned during 1997. The drop in net income is attributed to an increase of $542 thousand in non-interest expense which more than offset increases of $112 thousand and $76 thousand in net interest income and non-interest income, respectively, and a reduction in income tax expense of $140 thousand. Stated in terms of the widely used measures of profitability, State Bank's return on assets for the year ended December 31, 1998 amounted to .52% compared to .88% for the prior year, while the return on average equity of 4.58% for 1998 was also significantly below the 7.82% recorded for the period ended December 31, 1997.

        The significant increase in non-interest expense is partially attributed to an increase of $72 thousand in employment costs and a $42 thousand rise in furniture and fixture and occupancy costs as State Bank absorbed the cost of its first full year of operation in an expanded and remodeled branch facility at Catlett, Virginia. More significant, however, was a one-time charge of $410 thousand representing the establishment of a reserve for possible future loss on other real estate owned which State Bank took back in satisfaction of debt approximately six years ago. Exclusive of this one-time charge, operating earnings of the Bank reflected improvement over 1997 results, rising to $610 thousand or $2.10 per share, which equated to returns on average assets and equity of .92% and 8.07%, respectively.

NET INTEREST INCOME

        Net interest income is the major component of State Bank's earnings and is equal to the amount by which interest income exceeds interest expense. State Bank's assets are comprised primarily of loans and securities, while deposits and short term borrowings represent the major portion of interest-bearing liabilities. Changes in the volume and mix of these assets and liabilities, as well as changes in the yields earned and rates paid, determine changes in net interest income. Net interest margin which is calculated by dividing taxable-equivalent net interest income by average earning assets, represents State Bank's net yield on its earning assets.

        During the first three-month period of 1999, State Bank recorded net interest income on a taxable-equivalent basis of $710 thousand, a $25 thousand or 3.7% increase over the $685 thousand recorded for the period ended March 31, 1998. The improvement is attributed to a higher level of earning assets which more than offset a decline in the net interest margin from a first three-month period of 1998 level of 4.69% to 4.47% for the first three-month period in 1999.

        For the year ended December 31, 1998, State Bank recorded net interest income on a taxable-equivalent basis of $ 2.8 million, a modest increase of 4.9% compared to the $ 2.7 million reported for 1997. The improvement was primarily attributed to a $2.9 million increase in the level of earning assets during a period in which interest-bearing liabilities rose only $1.5 million. The remaining $1.4 million in required funding was provided by an average increase of $400 thousand in shareholders' equity and significant growth of $1.0 million in average non-interest bearing demand deposit accounts. This growth in non-interest bearing funds made it possible for the Bank to offset lower yields on its earning assets and post a net interest margin of 4.63% for 1998, the same margin as was reported for 1997.

        State Bank's net interest margin is affected by changes in the amount and mix of earning assets and interest-bearing liabilities, referred to as a "volume change". It is also affected by changes in yields earned on earning assets and rates paid on interest-bearing deposits and other borrowed funds, referred to as a "rate change". The following table sets forth for each category of earning assets and interest-bearing liabilities, the average amounts outstanding, the interest earned or incurred on such amounts and the average rate earned or incurred for the three months ended March 31, 1999 and the years ended December 31, 1998 and 1997. The table also sets forth the average rate earned on total earning assets, the average rate paid on total interest-bearing liabilities, and the net interest margin on average total earning assets for the same periods.

   Average Balances, Interest Income and Expenses and Average Yields and Rates

                                                                                Years ended December 31,
                                Three Months ended March 31,  --------------------------------------------------------
                                          1999                          1998                          1997
                                --------------------------    --------------------------    --------------------------
                                         Interest Average              Interest Average              Interest Average
                                Average  Income/  Yield/      Average  Income/  Yield/      Average  Income/  Yield/
                                Balance  Expense  Rate (3)    Balance  Expense   Rate       Balance  Expense   Rate
                                -------  -------  --------    -------  -------  --------    -------  -------  --------
                                                               (Dollars in Thousands)
EARNING ASSETS:
Loans, taxable (1)............  $36,897   $  807   8.75%      $33,562   $3,124   9.31%      $32,085   $3,036   9.46%
Loans, nontaxable (1) (2).....    1,175       25   8.51%        1,299      114   8.78%        1,333      122   9.15%
Investment securities, taxable   19,562      289   5.91%       20,585    1,231   5.98%       21,274    1,276   6.00%
Investment securities,
  nontaxable (2)..............    2,381       41   6.89%        1,920      137   7.14%          966       74   7.66%
Federal funds sold............    3,527       42   4.76%        3,034      164   5.41%        1,863      102   5.48%
                                -------   ------               ------    -----              -------   ------

    Total earning assets......   63,542    1,204   7.58%       60,400    4,770   7.90%       57,521    4,610   8.01%
                                --------  ------              --------  ------              -------- -------
NON-EARNING ASSETS:
Cash and due from banks.......    1,897                         2,305                         2,194
Other assets net of loan loss
  reserve.....................    3,344                         3,717                         3,713
                                --------                      --------                      --------
    Total non-earning assets      5,241                         6,022                         5,907
                                --------                      --------                      --------
Total Assets..................  $68,783                       $66,422                       $63,428
                                ========                      ========                      ========


INTEREST BEARING LIABILITIES:
Deposits:
   Savings and other time
     deposits.................  $10,465  $    77   2.94%       $9,586     $285   2.97%       $9,218    $ 273   2.96%
   Money-market and
    interest-bearing demand
    deposit accounts..........   17,425      126   2.89%       17,098      513   3.00%       15,989      479   3.00%
   Certificates of deposit....   23,543      290   4.93%       23,090    1,171   5.07%       23,030    1,187   5.15%
   Other borrowed money.......      100        1   4.52%          122        7   5.74%          128        7   5.47%
                                --------  ------               ------    -----               ------    -----
     Total interest-bearing
       liabilities............   51,533      494   3.83%       49,896    1,976   3.96%       48,365    1,946   4.02%
NON-INTEREST BEARING
LIABILITIES:
Demand deposits...............    9,300                         8,471                         7,448
Other liabilities.............      443                           492                           454
                                --------                       ------                        ------
   Total liabilities..........   61,276                        58,859                        56,267
Stockholders' equity..........    7,507                         7,563                         7,161
                                --------                      -------                       -------
   Total liabilities and
   stockholders' equity.......  $68,783                       $66,422                       $63,428
                                =======                       =======                       =======

Interest rate spread..........                     3.75%                         3.94%                         3.99%
Net interest margin...........            $  710   4.47%                $2,794   4.63%                $2,664   4.63%
                                          ======                        ======                        ======

---------------------

(1) State Bank had no nonaccrual loans during the periods reflected.
(2) Yields and income amounts on nontaxable loans and securities are presented on a tax-equivalent basis using an effective tax rate of 34%. This presentation resulted in net interest income adjustments of $23 thousand, $85 thousand and $67 thousand for the three months ended March 31, 1999, and for the calendar years 1998 and 1997, respectively.
(3) March 31, 1999 average yield/rate has been annualized.

        The following table describes the impact on the interest income of State Bank resulting from changes in average balances and average rates for the periods indicated.


                                   Volume and Rate Analysis

                                           March 31, 1999          December 31, 1998        December 31, 1997
                                             Compared To              Compared To              Compared To
                                           March 31, 1998          December 31, 1997        December 31, 1996
                                         Increase (Decrease)      Increase (Decrease)      Increase (Decrease)
                                               Due To                   Due To                    Due To
                                        ----------------------   ----------------------    ---------------------
                                        Rate   Volume  Total     Rate   Volume   Total     Rate  Volume  Total
                                        ----   ------  -------   -----  -------  ------    ----- ------  -------
                                                                (Dollars in Thousands)
INTEREST EARNED ON:
Loans, taxable......................    $(45)   $101    $ 56     $(46)    $134   $ 88      $ (3) $(169)  $(172)
Loans, nontaxable...................       -      (5)     (5)      (5)      (3)    (8)      (12)    58      46
Investment securities, taxable......     (10)    (27)    (37)      (4)     (41)   (45)       49    178     227
Investment securities, nontaxable...      (2)     13      11       (5)      68     63       (10)   (37)    (47)
Federal funds sold..................      (4)     17      13       (1)      63     62         1     (9)     (8)
                                        ------ ------  -----     ------ -------  ------    ----- ------  -------
    Total interest income...........     (61)     99      38      (61)     221    160        25     21      46
                                        -----  ------  -----     -----  ------   -----     ----  ------  -------
INTEREST PAID ON:
  Savings and other time deposits...       -       9       9        1       11     12        (1)     9       8
  Money-market and interest-bearing
    demand deposit accounts.........      (2)      8       6        -       34     34         -      7       7
  Certificates of deposit...........      (8)      7      (1)     (19)       3    (16)      (18)     3     (15)
  Other borrowed money..............      (1)      -      (1)       -        -      -         1      -       1
                                        ------ --------------    --------------- -----     -----  ------  ------
    Total interest expense..........      11)     24      13      (18)      48     30       (18)    19       1
                                        -----  ------- -----     -----   -----   -----     -----  ------  ------
    Net interest income.............    $(50)   $ 75    $ 25     $(43)    $173   $130      $ 43  $   2   $  45
                                        ====   =======  ====     ======   ====   =====     =====  ======  ======

INTEREST SENSITIVITY

        An important element of both earnings performance and liquidity is management of the interest sensitivity gap. The interest sensitivity gap is the difference between interest-sensitive assets and interest-sensitive liabilities in a specific time interval. The gap can be managed by repricing assets or liabilities, by selling investments available for sale, by replacing an asset or liability at maturity, or by adjusting the interest rate during the life of an asset or liability. Matching the amounts of assets and liabilities repricing in the same time interval helps to hedge the risk and minimize the impact on net interest income in periods of rising or falling interest rates.

        State Bank evaluates interest sensitivity risk and then formulates guidelines regarding asset generation and pricing, funding sources and pricing, and off-balance sheet commitments in order to decrease sensitivity risk. These guidelines are based upon management's forecast regarding future interest rate movements, the state of the regional and national economy, and other financial and business risk factors.

        The following table illustrates the interest sensitivity gap position of the State Bank at March 31, 1999. This table presents a position that existed at that one particular day and, since it changes continually, it is not necessarily indicative of State Bank's position at any other time.

                          Interest Sensitivity Analysis

                                                                       March 31, 1999
                                                                  Maturing or Repricing In:
                                                      -------------------------------------------------
                                                       3 Months        4-12          Over 12
                                                       or Less        Months         Months          Total
                                                      ----------    ---------       --------      -----------
                                                                   (Dollars in Thousands)
EARNING ASSETS:
  Loans (1) ..................................      $  9,882        $  8,586        $ 20,812       $ 39,280
  Securities .................................         5,108           1,442          15,403         21,953
  Federal funds sold .........................         3,525              --              --          3,525
                                                    --------        --------        --------       --------
    Total interest-sensitive assets ..........      $ 18,515        $ 10,028        $ 36,215       $ 64,758
                                                    ========        ========        ========       ========

INTEREST-BEARING LIABILITIES:
  Savings and other time deposits (2) ........      $     --        $    180        $ 10,859       $ 11,039
  Money-market and interest-bearing demand
  accounts ...................................        17,730              --              --         17,730
  Certificates of deposit ....................         4,946          10,872           7,988         23,806
  Other borrowed money .......................           159              --              --            159
                                                                    --------        --------       --------
    Total interest-bearing liabilities .......      $ 22,835        $ 11,052        $ 18,847       $ 52,734
                                                    ========        ========        ========       ========

  Period gap .................................        (4,320)         (1,024)         17,368
  Cumulative gap .............................        (4,320)         (5,344)         12,024
Ratio of cumulative interest-sensitive assets
  to interest-sensitive liabilities ..........         81.08%          84.23%         122.80%
                                                      --------        --------       --------
  Ratio of cumulative gap to total earning
    assets ...................................         (6.67%)         (8.25%)         18.57%
                                                      ========        ========       ========


(1) State Bank had no nonaccrual loans during the periods reflected.
(2) Savings accounts have been determined to be unsensitive to changes in related market rates and, therefore, have been allocated to the over 12 month period.

SECURITIES

        INVESTMENT SECURITIES. The carrying value of investment securities amounted to $ 7.2 million at March 31, 1999, the same level reported at December 31, 1998. The comparison of amortized cost to fair value is shown in Note 2 of the Notes to State Bank's Financial Statements included in Annex C. Note 2 also reflects gross unrealized gains and losses on investment securities. Investment securities consist of the following:


                       Portfolio of Investment Securities

                                                                               December 31,
                                                           March 31,         ---------------
                                                             1999            1998       1997
                                                            ------           ----       ----
                                                                   (Dollars in Thousands)

BOOK VALUE:
U.S. Treasury and U.S. governmental agencies............    $4,837           $4,853     $5,814
Securities of U.S. states and political subdivisions....     2,380            2,381      1,578
                                                           -------          -------    -------
    Total Securities....................................    $7,217           $7,234     $7,392
                                                            ======           ======     ======

     SECURITIES AVAILABLE FOR SALE. Securities available for sale are used by State Bank as part of its interest rate risk management strategy and may be sold in response to changes in interest rates, changes in prepayment risk, liquidity needs, the need to increase regulatory capital or for other purposes. The fair value of securities available for sale totaled $14.7 million at March 31, 1999, compared to $14.5 million and $15.4 million at December 31, 1998 and 1997, respectively. The comparison of fair market value to amortized cost is shown in
Note 2 of the Notes to State Bank's Financial Statements included in Annex C.
Note 2 also provides an analysis of gross unrealized gains or losses on securities available for sale. Securities available for sale consist of the following:


                          Securities Available for Sale


                                                                                 December 31,
                                                                March 31,     ------------------
                                                                  1999          1998      1997
                                                                -------         ----      ----
                                                                    (Dollars in Thousands)
FAIR VALUE:
U.S. Treasury and U.S. governmental agencies................       $10,676     $10,473   $11,355
Mutual Funds................................................         3,909       3,896     3,791
Other securities............................................           151         167       255
                                                                   -------     -------   -------
    Total Securities........................................       $14,736     $14,536   $15,401
                                                                   =======     =======   =======

        The following table sets forth the maturity distribution and weighted average yields of State Bank's total securities portfolio at March 31, 1999. The weighted average yields have been calculated by dividing interest income on the investments adjusted for amortization of premium and accretion of discount by the book value of the investments. Weighted average yields for municipal securities are reflected on a tax-equivalent basis using a tax rate of 34%.


                   Investment Portfolio - Maturity and Yields

                                      Weighted  After One   Weighted     After    Weighted  After    Weighted
                            One Year   Average     to       Average     5 Years   Average    Ten      Average
                             Or Less    Yield    5 Years     Yield     To 10 Yrs.  Yield    Years     Yield
                             -------   ------   -------      -----     --------   ------   ------     ------
                                                       (Dollars in Thousands)


U.S. Agency securities.....  $   805    6.08%   $ 8,776       6.14%      $1,905     6.39%   $1,007     7.39%
U.S. Treasury securities...    1,103    6.16%     1,916       6.42%           -     0.00%        -     0.00%
Municipal securities (1)...      326    7.85%       435       7.00%       1,372     6.75%      247     7.40%
Mutual funds...............    3,909    4.88%         -       0.00%           -     0.00%        -     0.00%
Other securities...........      134    6.01%        18       8.46%           -     0.00%        -     0.00%
                              ------    -----   -------       -----      ------     -----   ------     -----
    Total Securities.......   $6,277    5.44%   $11,145       6.22%      $3,277     6.54%   $1,254     7.39%
                              ======    =====   =======       =====      ======     =====   ======     =====

------------------
(1) Nontaxable municipal securities yields have been presented on a tax-equivalent basis.

LOAN PORTFOLIO

        State Bank's loan portfolio is comprised of commercial loans, construction loans, residential and commercial real estate loans, and consumer installment loans. The portfolio does not and never has included any loans to foreign countries or loans to support highly leveraged transactions. State Bank's primary market is the southern portion of Fauquier County, Virginia and also includes portions of the surrounding counties of Prince William, Culpeper and Stafford.

        Net loans consist of total loans minus the allowance for loan losses. Net loans were $38.8 million at March 31, 1999, 16.9% more than the $33.2 million outstanding on March 31, 1998. At December 31, 1998, net loans outstanding totaled $36.5 million and were 10.8% above the $33.0 million reported at December 31, 1997. For the three month period ended March 31, 1999, average loans as a percentage of average earning assets amounted to 59.9% and for the years ended December 31, 1998 and 1997, 57.7% and 58.1%, respectively.

        In the normal course of business, State Bank makes various commitments and incurs certain contingent liabilities that are disclosed but not reflected in the financial statements. These commitments and contingent liabilities include commitments to extend credit and standby letters of credit issued to guarantee performance by a customer to a third party. At March 31, 1999, commitments for financial standby letters of credit totaled $1.2 million and commitments to extend credit amounted to $7.0 million. These levels were generally in line with the respective $1.3 million and $6.5 million committed at December 31, 1998, but were moderately higher than the respective December 31, 1997, levels of $1.0 million and $4.6 million.

        Interest income on installment, commercial and all real estate mortgage loans is calculated on the principal balance outstanding. Most variable rate loans carry an interest rate tied to New York Prime, as published in the WALL STREET JOURNAL.

        The following table summarizes the composition of the loan portfolio at the dates indicated:


                                 Loan Portfolio


                                                                            December 31,
                                                      March 31,       -------------------------
                                                        1999           1998            1997
                                                        ----           ----            ----
                                                               (Dollars In Thousands)
Real Estate Loans:
   Construction and land development...............   $  1,288        $   1,579       $   1,607
   Secured by Farmland.............................      1,355            1,339             838
   Secured by 1-4 Family Residential...............     15,198           14,888          15,223
   Other real estate loans.........................      6,160            5,952           5,019
                                                      ---------       ---------        --------
        Real estate mortgage subtotal..............     24,001           23,758          22,687
Loans to Farmers...................................        506              312             434
Commercial and industrial loans....................      6,422            5,403           4,998
Loans to individuals...............................      7,716            6,829           4,393
All other loans....................................        635              660             917
Unearned discount..................................          -               (1)             (5)
                                                       ---------       ---------        --------
        Total loans................................     39,280           36,961          33,424
   Allowance for loan losses.......................       (446)            (446)           (471)
                                                       --------        ---------        -------
        Net loans..................................    $38,834         $ 36,515         $32,953
                                                       ========        =========        =======


        The following table presents the maturities or repricing periods of selected loans outstanding at March 31, 1999:


                            Maturity and Rate Sensitivity of Loans

                                                         Over One Year
                                                       Through Five Years               Over Five Years
                                       One Year     -------------------------    ----------------------------
                                       or Less      Fixed Rate   Floating Rate    Fixed Rate    Floating Rate
                                       -------      ----------   -------------   -----------    -------------
                                                            (Dollars in Thousands)
Commercial & Agricultural...          $3,924             $94      $2,310            $585          $15
Real Estate - Construction..           1,288               -           -               -            -
                                     -------           -----  ----------         -------        -----
Total.......................          $5,212             $94      $2,310            $585          $15
                                      ======             ===      ======            ====          ===

ASSET QUALITY

        State Bank attempts to maintain the allowance for loan losses at a sufficient level to provide for potential losses in the loan portfolio. Loan losses are charged directly to the allowance when they occur, while recoveries are credited to the allowance. The provision for loan losses is determined periodically by senior management and lending officers based upon consideration of several factors, including changes in the character and size of the loan portfolio and related loan loss experience, a review and examination of overall loan quality which includes the assessment of problem loans, and an analysis of anticipated economic conditions in the market area. In addition, input from regulatory agencies that regularly review the loan portfolio as part of their examination process and advice from State Bank's independent accountants are considered in reviewing and assessing the adequacy of the allowance for loan losses.

        An analysis of the allowance for loan losses, including charge-off and recovery activity, is presented below for the periods indicated:

                           Allowance for Loan Losses

                                                     Three Months ended
                                                          March 31,          Years ended December 31,
                                                    ----------------------   -------------------------
                                                      1999         1998        1998          1997
                                                      ----         ----        ----          ----
                                                                 (Dollars in Thousands)
Average total loans .........................      $38,072       $33,374       $34,861       $33,418

Balance, beginning of periods ...............      $   446       $   471       $   471       $   593
Less charge-offs:
  Commercial ................................            1            --            28           102
  Real Estate - construction ................           --            --            --            --
  Real Estate - mortgage ....................           --            --            --            --
  Installment
                                                         8            13            60            93
                                                   -------       -------       -------       -------
Total Charge-offs ...........................      $     9       $    13       $    88       $   195
                                                   -------       -------       -------       -------
Plus recoveries:
  Commercial ................................           --             8            19            28
  Real Estate - construction ................           --            --            --            --
  Real Estate - mortgage ....................           --            --            --            --
  Installment ...............................            1            --            14            15
                                                   -------       -------       -------       -------
Total recoveries ............................            1             8            33            43
                                                   -------       -------       -------       -------
Net charge-offs .............................            8             5            55           152
                                                   -------       -------       -------       -------
Provision for loan losses ...................            8             8            30            30
                                                   -------       -------       -------       -------
Balance, end of period ......................      $   446       $   474       $   446       $   471
                                                   =======       =======       =======       =======
Allowance for loan losses to
     period end total loans..................         1.14%         1.41%         1.21%         1.41%
Net charge-offs to average loans (1) ........         0.08%         0.06%         0.16%         0.46%


(1)  Annualized for the three months ended March 31, 1999 and 1998.

        The allowance for loan losses is maintained at a level that in management's judgment is adequate to absorb credit losses inherent in the loan portfolio, although no assurance can be given in this regard due to competitive and economic uncertainties. Management believes that the March 31, 1999 allowance for loan losses was adequate at 1.14% of total loans. Management based such estimate on the high quality of assets held and the strong local economy.

        A breakdown of the allowance for loan losses is provided in the following table. However, management of State Bank does not believe that the allowance for loan losses can be fragmented by loan category with any precision that would be useful to investors. The breakdown of the allowance for loan losses is based primarily upon those factors discussed above in computing the allowance for loan losses as a whole. Because all of these factors are subject to change, the breakdown is not necessarily indicative of the category of future loan losses.

               Allocation of Allowance for Loan Losses in Dollars

                                                                         December 31,
                                       March 31,         ----------------------------------------
                                          1999                  1998                  1997
                                   -------------------    ------------------    ------------------
                                   Amount   Percent(1)    Amount   Percent(1)    Amount  Percent(1)
                                                       (Dollars in Thousands)
Commercial, financial and            $166      19.26%      $163        17.25%     $194     18.99%
agricultural.....................
Real Estate......................      57      61.10%        57        64.28%       65     67.87%
Installment......................     160      19.64%       164        18.47%      118     13.14%
Unallocated......................      63       0.00%        62         0.00%       94      0.00%
                                   ------   ---------      ----       -------    ------   -------
Total............................    $446     100.00%      $446       100.00%     $471    100.00%
                                     ====     =======      ====       =======    ======   =======

--------------------

(1)     Represents percentage of loans in each category to total loans.

NON-PERFORMING ASSETS

        The following table sets forth certain information with respect to State Bank's non-accrual, restructured and past due loans, as well as other real estate owned, for the periods indicated:


                              Non-Performing Assets

                                                                            December 31,
                                                           March 31,     -----------------
                                                             1999         1998     1997
                                                           --------       ----     ----
                                                                           (Dollars In
                                                                            Thousands)
Non-accrual loans......................................    $  -----     $  -----   $   -----
Restructured loans.....................................       -----        -----       -----
Other real estate owned................................        1,376       1,376       1,876
                                                           ---------     --------     -------
   Total Non-performing assets.........................        1,376       1,376       1,876
                                                           =========     =======      =======

Loans past due 90 or more days accruing interest.......    $     189    $     94   $     160
                                                            ========     ========     =======

Non-performing assets to period end loans and
     other real estate owned...........................         3.38%       3.59%       5.31%


        Loans are placed on non-accrual when a loan is 90 days or more past due, unless it is both well secured and in the process of collection.

PROVISION FOR LOAN LOSSES

        Provisions for loan losses are charged to income to bring the total allowance for loan losses to a level deemed appropriate by management of State Bank based on such factors as historical experience, the volume and type of lending conducted by the Bank, the amount of non-performing assets, regulatory policies, generally accepted accounting principles, general economic conditions and other factors related to the collectibility of loans in State Bank's portfolio.

        The provision for loan losses for the three-month period ended March 31, 1999 was $8 thousand and was identical to the provision recorded during the first three-month period of 1998. For the year ended December 31, 1998, the provision totaled $30 thousand and was the same amount recognized for the year ended December 31, 1997.

        Management believes the allowance is adequate to absorb losses inherent in the loan portfolio. In view of State Bank's plans to continue its loan growth, management will continue to closely monitor the performance of its portfolio and make additional provisions as necessary. Management does not presently anticipate that such provision will have a material adverse impact on State Bank's results of operations in future periods.

NON-INTEREST INCOME

        During the first three-month period of 1999, State Bank recorded non-interest income of $102 thousand as compared to $98 thousand for the three-month period ended March 31, 1998. This 4.1% increase is attributed to higher levels of service charges on both individual and commercial checking accounts.

        For the period ended December 31, 1998, non-interest income totaled $443 thousand, representing an increase of $76 thousand or 20.7% compared to the $367 thousand reported for the period ended December 31, 1997. The increase during 1998 is primarily due to higher levels of fees and service charges on deposit accounts and the fact that State Bank recorded gains of $15 thousand on the disposition of some assets as compared to the recognition of a similar loss of $10 thousand during 1997.

NON-INTEREST EXPENSE

        For the three-month period ended March 31, 1999, State Bank recorded non-interest expense of $592 thousand, a modest $10 thousand or 1.7% increase over the $582 thousand which had been recognized during the same period of 1998. Most of the increase may be attributed to one-time costs incurred in connection with the planned merger with James River.

        Non-interest expense increased a significant 25.3% from $2.1 million in 1997 to $2.7 million for the period ended December 31, 1998. The increase is partially attributed to an increase of $72 thousand in employment costs and a $42 thousand rise in furniture and fixture and occupancy costs as State Bank recognized its first full year of operation in its expanded and remodeled branch facility at Catlett, Virginia. Of much more significance, however, was the recognition of a $410 thousand reserve for possible future loss on other real estate owned which real estate State Bank took back in satisfaction of debt approximately six years ago.

INCOME TAXES

        State Bank recognized income tax expense of $234 thousand during 1997 but lower levels of taxable income during 1998 reduced tax expense to $94 thousand. Quarterly comparisons for the periods ended March 31, 1999 and 1998 show a $4 thousand or 10.0% increase in tax expense consistent with the higher level of taxable income recorded during 1999.

DEPOSITS

        State Bank primarily uses deposits to fund its loan and investment portfolios.

        Average deposits for the three-month period ended March 31, 1999 totaled $60.7 million and were 7.6% more than the average of $56.4 million for the same period of 1998. Average savings and other time deposits totaled $10.5 million for the 1999 period and were 12.6% higher than the average level of $9.3 million reflected for the first quarter of 1998. Average money market accounts and other interest-bearing demand deposits were up 7.0% to $17.4 million from their 1998 level of $16.3 million while average certificate of deposit balances rose 2.0% from their first quarter 1998 level of $23.1 million to $23.5 million for the first three-month period of 1999. Continuing their strong recent growth trend, non-interest bearing checking accounts averaged $9.3 million during the first quarter of 1999, a significant 20.5% more than the $7.7 million average for the period ended March 31, 1998.

        For the year ended December 31, 1998, total average deposits were up 4.6% to $58.2 million, compared to $55.7 million for the previous year. Average savings and other time deposits for 1998 totaled $ 9.6 million, 4.0% more than the average of $9.2 million for 1997 while average certificate of deposit balances of $23.1 million for 1998 were almost identical to the average of $23.0 million for 1997. Average money market accounts and other interest-bearing demand deposits were up 6.9% to $17.1 million in 1998 from a 1997 level of $16.0 million. Non-interest bearing checking accounts reflected the most impressive increase as 1998 averages of $8.5 million were 13.7% higher than the $7.4 million average during 1997.

        At March 31, 1999, State Bank held $3.9 million in certificates of deposit in amounts of $100,000 or more. The following table reflects the maturity distribution of those certificates:


                      Maturities of CDs of $100,000 or More

                                                                         March 31, 1999
                                                                    -------------------------
                                                                       Amount       Percent
                                                                      (Dollars In Thousands)
Three months or less...........................................       $   875         22.23%
Three months to six months.....................................           783         19.89%
Six months to one year.........................................           833         21.16%
Over one year..................................................         1,446         36.72%
                                                                      -------       --------
    Total......................................................        $3,937        100.00%
                                                                       ======        =======


SHORT-TERM BORROWINGS

        State Bank maintains an arrangement with a correspondent bank that provides that State Bank may purchase federal funds on a short-term basis when necessitated by fluctuations in loan and deposit levels. State Bank did not find it necessary at any time during 1997, 1998 or the first three-month period of 1999 to purchase federal funds. State Bank does participate in the note option arrangement offered by the U.S. Treasury Department that permits banks to retain income tax deposits collected from customers for short periods of time provided that the Treasury Department is paid interest on the funds made available to the bank. This arrangement did result in average funding to State Bank of $122 thousand and $128 thousand for the 1998 and 1997 periods, respectively. For the three-month periods ended March 31, 1999 and 1998, these borrowings averaged $100 thousand and $118 thousand, respectively.

CAPITAL REQUIREMENTS

        The determination of capital adequacy depends upon a number of factors, such as asset quality, liquidity, earnings, growth trends and economic conditions. State Bank seeks to maintain a strong capital base to support its growth and expansion plans, provide stability to current operations and promote public confidence in the Bank.

        State Bank's capital position exceeds all regulatory minimums. The federal banking regulators have defined three tests for assessing the capital strength and adequacy of banks, based on two definitions of capital. "Tier 1 Capital" is defined as a combination of common and qualifying preferred stockholders' equity less goodwill. "Tier 2 Capital" is defined as qualifying subordinated debt and a portion of the allowance for loan losses. "Total Capital" is defined as Tier 1 Capital plus Tier 2 Capital. Three risk-based capital ratios are computed using the above capital definitions, total assets and risk-weighted assets. "Tier 1 Risk-based Capital" is Tier 1 Capital divided by risk-weighted assets. "Total Risk-based Capital" is Total Capital divided by risk-weighted assets. The Leverage Ratio is Tier 1 Capital divided by total average assets. See "Supervision and Regulation ---Capital Resources" at page III-3.


                                 Capital Ratios

                                                                 December 31,
                                            March 31,     -----------------------   Regulatory
                                              1999            1998        1997       Minimum
                                            --------      ---------      --------    -------
Leverage Ratio..........................       10.8%           10.7%       11.4%       4.0%
Tier 1 Risk-based Capital...............       16.8%           17.4%       19.1%       4.0%
Total Risk-based Capital................       17.8%           18.5%       20.3%       8.0%

LIQUIDITY

        Liquidity represents the ability of State Bank to meet present and future financial obligations through either the sale or maturity of existing assets or the acquisition of additional funds through liability management. Liquid assets include cash, interest-bearing deposits with banks, federal funds sold, and certain investment securities. As a result of State Bank's management of liquid assets and the ability to generate liquidity through liability funding, management believes that State Bank maintains overall liquidity sufficient to satisfy its depositors' requirements and meet its customers' credit needs.

        The following table summarizes State Bank's liquid assets for the periods indicated:


                            Summary of Liquid Assets

                                                                          December 31,
                                                    March 31,        ------------------------
                                                      1999             1998          1997
                                                    --------           ----          ----
                                                             (Dollars in Thousands)
Cash and due from banks ....................        $ 2,111         $ 2,703         $ 2,681
Federal funds sold .........................          3,525           4,340           2,060
Investment securities (1) ..................            326             326           2,179
Available-for-sale securities ..............         14,736          14,536          15,401
                                                    -------         -------         -------
    Total liquid assets ....................        $20,698         $21,905         $22,321
                                                    =======         =======         =======

Deposits and other liabilities .............        $62,722         $61,607         $57,377
                                                    =======         =======         =======
Ratio of liquid assets to deposits
    and other liabilities...................         33.00%          35.56%          38.90%


------------------------

(1) Only investment securities with a maturity of one year or less are considered liquid assets for this table.


IMPACT OF INFLATION, CHANGING PRICES AND MONETARY POLICIES

        The financial statements and related financial data concerning State Bank presented herein have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical data without considering changes in the relative purchasing power of money over time due to inflation. The primary effect of inflation on the operations of State Bank is reflected in increased operating costs. Unlike industrial companies, virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, changes in interest rates have a more significant effect on the performance of a financial institution than do the effects of changes in the general level of inflation and changes in prices. Interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services. Interest rates are highly sensitive to many factors which are beyond the control of State Bank, including the influence of domestic and foreign economic conditions and the monetary and fiscal policies of the U.S. government and federal agencies, particularly the Federal Reserve. The Federal Reserve implements national monetary policies such as seeking to curb inflation and combat recession by its open market operations in U.S. government securities, control of the discount rate applicable to borrowing by banks, and establishment of reserve requirements against bank deposits. The actions of the Federal Reserve in these areas influence the growth of bank loans, investments and deposits, and affect the interest rates charged on loans and paid on deposits. The nature, timing and impact of any future changes in federal monetary and fiscal policies on State Bank and its results of operations are not predictable.

ACCOUNTING MATTERS

        In June 1998, the Financial Accounting Standards Board issued Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities", which is required to be adopted in years beginning after June 15, 1999. The statement permits early adoption as of the beginning of any fiscal quarter after its issuance. State Bank has not determined whether to adopt the new statement early. The Statement will require State Bank to recognize all derivatives on the balance sheets at fair value. Derivatives that are not hedges must be adjusted to fair value through income. If the derivative is a hedge, depending on the nature of the hedge, changes in the fair value of derivatives will either be offset against the change in fair value of the hedged assets, liabilities or firm commitments through earnings or recognized in other comprehensive income until the hedged item is recognized in earnings. The ineffective portion of a derivative's change in fair value will be immediately recognized in earnings.

        Because State Bank does not employ such derivative instruments, management does not anticipate that the adoption of the new Statement will have any effect on State Bank's earnings or financial position.

YEAR 2000 PLANNING

        In 1997, management of State Bank established a Year 2000 plan to prevent or mitigate the adverse effects of the Year 2000 issue on the Bank and its customers. Goals of the plan include identifying risks, testing data processing systems and equipment, informing customers of Year 2000 issues and risks, establishing a contingency plan for operating if Year 2000 issues cause important systems or equipment to fail, implementing changes necessary to achieve Year 2000 compliance, and verifying that these changes are effective. The Board of Directors reviews progress under the plan each quarter.

        Management designed the plan to address Year 2000 issues. State Bank is subject to guidelines established by the Federal Financial Institutions Examination Council (FFIEC). This plan and State Bank's progress in implementing it are subject to periodic examinations by the Federal Reserve Bank of Richmond.

        State Bank has met its Year 2000 goals to date and believes it will continue to meet the goals of the Year 2000 plan. By December 31, 1998, State Bank had performed risk assessments of its internal information systems, environmental systems, commercial customers with a significant amount of loans, and other products with date sensitive issues. In addition, State Bank has communicated with suppliers of goods and services in order to assess their Year 2000 readiness. Those systems that the Bank believes to be critical to its operations have been tested and the results reviewed by management. Some additional steps must be taken to achieve Year 2000 compliance, including some steps that may not yet be identified. Elements of the Year 2000 plan, such as risk assessments, customer communications and testing of systems and equipment are processes that are ongoing.

        State Bank continues to evaluate its contingency plan with respect to Year 2000 issues. The plan focuses on systems to serve customers should a Year 2000 issue arise which may limit State Bank's normal operating procedures and some testing and training has taken place. In 1999, State Bank is continuing to evaluate the need for additional testing and training. Through the media, the public has been advised to maintain above normal levels of cash. In conjunction with the anticipated need for additional cash, State Bank is reviewing insurance coverage and security concerns.

        Management believes that the cost of resolving the Year 2000 issues related to State Bank's computer programs and those used by its suppliers of significant data processing services will not be material to State Bank's business, operations, liquidity, capital resources, or financial condition, based on information developed to date and communications with data processing suppliers. State Bank expects total cost for Year 2000 compliance to be less than $35 thousand. This amount includes hardware and software upgrades or replacements, training, consulting and testing. Approximately $25 thousand of this cost was incurred in 1998. These amounts do not include allocations of compensation and other costs of State Bank's personnel. State Bank is funding its Year 2000 expenditures through continuing operations.

        State Bank continues to assess its risk from other environmental factors over which it has little control, such as electrical power, and telephone service. Because of the nature of these external factors, however, State Bank is not actively engaged in any repair, replacement, or testing efforts for these services. Although State Bank has no reason to conclude that a failure will occur, the most reasonably likely worse case Year 2000 scenario would entail a disruption or failure of State Bank's power supplier or telephone company to provide power or data transmission services to a computer system or facility. If such a failure were to occur, the State Bank would implement its contingency plan. While it is impossible to quantify the impact of such a scenario, the most reasonably likely worst case scenario would entail diminishment of service levels, some customer inconvenience, and additional, as yet undetermined, cost associated with the implementation of the contingency plan.

        Although State Bank has completed an assessment of Year 2000 effects on its current commercial customers, the actual effects of individual and corporate customers of State Bank and on governmental authorities that regulate State Bank, and any resulting consequences to State Bank, cannot be determined with any assurance. State Bank's belief that it will achieve Year 2000 compliance is based on a number of assumptions and statements made by third parties, and are subject to uncertainty. State Bank is also not able to predict the effects, if any, on State Bank, financial markets or society in general of the public reaction to Year 2000. Because of this uncertainty and reliance upon assumptions and statements of third parties, State Bank cannot be assured that the results of the Year 2000 plan can be achieved. Management believes, however, that State Bank will be able to accomplish its Year 2000 goals and be able to continue providing financial services to its customers into the next century.

      SECURITY OWNERSHIP OF STATE BANK MANAGEMENT AND CERTAIN SHAREHOLDERS

        The following table sets forth for (i) each director and executive officer of State Bank , (ii) each beneficial owner of 5% or more of the outstanding shares of State Bank's common stock, and (iii) all directors and executive officers of State Bank as a group: (1) the number of shares of State Bank's common stock beneficially owned on June 8, 1999 and (2) the percentage of ownership of outstanding shares of State Bank's common stock on that date. Unless otherwise indicated by footnote, the individuals named below have sole voting and dispositive powers over the shares beneficially owned by them. All of State Bank's directors and executive officers receive mail at State Bank's Remington office at P.O. Box 158, 100 John Stone Street, Remington, Virginia 22734.



NAME OF                                          COMMON STOCK
BENEFICIAL OWNER                              BENEFICIALLY OWNED               PERCENT OF CLASS
----------------                              ------------------               ----------------
Evan H. Ashby, Jr., M.D.(1)                     22,866(2)                           7.86%
Richard M. Barb                                  3,336(3)                           1.15
John A. Berna                                    2,968                              1.02
James W. Craun, Jr.                              7,269(4)                           2.50
Janice N. Kehoe                                    354(5)                           0.12
T. Leo McCarthy                                   8,953                             3.08
Larry B. Olinger                                 4,058(6)                           1.39
Jeffrey W. Parker                                  857(7)                           0.29
James A. Rankin, Sr.                             2,588(8)                           0.89
J. Mark Rohrbaugh, Jr.                             300(9)                           0.10
James E. Underhill                               1,446(10)                          0.50
Beneficial ownership of Common                  32,129                             11.04
Stock; by all directors and executive
officers as a group (10 persons)



(1)   Dr. Ashby's mailing address is P.O. Box 234, Fancy Gap, VA 24328-0231.
(2)   Includes 216 shares held by children or trusts.
(3)   Includes 1,812 shares held by, or jointly with, spouse or children.
(4)   Includes 2,532 shares held by, or jointly with, spouse or children.
(5)   Includes 24 shares held jointly with spouse.
(6) Includes 1,808 shares held by, or jointly with, spouse, children, parent or brother.
(7)   Includes 557 shares held by, or jointly with, spouse, children or parent.
(8)   Includes 588 shares held by children.
(9)   Includes 200 shares held jointly with spouse.
(10)  Includes 933 shares held jointly with spouse.

                                   CHAPTER IV
                                  LEGAL MATTERS


                       COMPARATIVE RIGHTS OF SHAREHOLDERS

GENERAL

        James River and State Bank are corporations subject to the provisions of the Virginia Stock Corporation Act. Rights as a shareholder of State Bank are governed by State Bank's articles of incorporation and bylaws and by the Virginia Stock Corporation Act. Upon consummation of the merger, State Bank shareholders will become shareholders of James River, and as such shareholder rights will then be governed by the articles of incorporation and bylaws of James River and by the Virginia Stock Corporation Act.

        The following is a summary of the material differences in the rights of shareholders of State Bank and James River. THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE ARTICLES OF INCORPORATION AND BYLAWS OF JAMES RIVER AND STATE BANK AND TO THE VIRGINIA STATE CORPORATION ACT.

AUTHORIZED CAPITAL

        JAMES RIVER. James River is authorized to issue 10,000,000 shares of common stock, par value $5.00 per share, of which 3,741,410 shares were issued and outstanding as of March 31, 1999, and 2,000,000 shares of preferred stock, $5.00 par value, of which no shares were issued and outstanding as of March 31, 1999. James River's articles of incorporation authorize the James River board, without shareholder approval, to fix the preferences, limitations and relative rights of the preferred stock and to establish series of such preferred stock and determine the variations between each series. If any shares of preferred stock are issued, the rights of holders of James River common stock would be subject to the rights and preferences conferred to holders of such preferred stock.

        STATE BANK. State Bank is authorized to issue 400,000 shares of State Bank common stock, par value $10.00 per share, of which 291,027 shares were issued and outstanding as of March 31, 1999. State Bank does not have an authorized class of preferred stock.

PREEMPTIVE RIGHTS

        JAMES RIVER. The holders of James River common stock are not entitled to preemptive rights. Preemptive rights provide that holders of outstanding stock will have an opportunity to purchase their pro rata share of any new stock to be issued by the company before the company may sell shares to others. Preemptive rights assure a shareholder that if he is willing to purchase shares at the offering price, he will be able to maintain his proportionate ownership of the company.

        STATE BANK. The articles of incorporation of State Bank specifically provide that if State Bank intends to issue any additional capital stock (other than in the form of a stock dividend), the new shares must be offered by subscription first to the holders of State Bank's outstanding common stock in proportion to the number of shares of stock held by them. The articles specifically provide that transferable subscription warrants exercisable for a period of 30 days from the date of mailing must be sent to all shareholders and the requisite 30 days must pass before shares may be generally sold. Further, if at the end of the 30-day period any of the new shares have not been subscribed for, after the expiration of said 30-day period, the new shares may be sold in a manner determined by the board of directors, however, the articles impose a minimum sales price. Accordingly, by accepting James River common stock in exchange for State Bank common stock, State Bank shareholders will forfeit their preemptive rights.

DIVIDEND RIGHTS

        JAMES RIVER. The holders of James River common stock are entitled to share ratably in dividends when and as declared by the James River board of directors out of legally available funds. One of the principal sources of income to James River is dividends from its subsidiary banks. James River's articles of incorporation permit the James River board to issue preferred stock with terms set by the James River board, which terms may include the right to receive dividends ahead of the holders of James River common stock. No shares of preferred stock are presently outstanding.

        STATE BANK. The holders of State Bank common stock also are entitled to share ratably in dividends when and as declared by the State Bank board of directors out of legally available funds.

VOTING RIGHTS

        The holders of both James River and State Bank common stock have one vote for each share held on any matter presented for consideration at a shareholder meeting. Neither the holders of James River nor State Bank common stock are entitled to cumulative voting in the election of directors.

SHAREHOLDER MEETINGS

        JAMES RIVER. Shareholders of James River may not request that a special meeting of shareholders be called.

        STATE BANK. Shareholders owning 10% or more of the issued and outstanding shares of State Bank may call a special meeting of shareholders.

DIRECTORS

        JAMES RIVER AND STATE BANK. All of James River's and State Bank's directors are elected each year. Neither company's articles of incorporation include a provision relating to the removal of directors. Accordingly, the removal of directors is governed by the Virginia Stock Corporation Act which provides that shareholders may remove directors with or without cause if the number of votes cast to remove him constitutes a majority of the outstanding shares of common stock.

ANTI-TAKEOVER PROVISIONS

        Certain provisions of the Virginia Stock Corporation Act and the articles of incorporation and bylaws of James River may discourage an attempt to acquire control of James River that a majority of James River's shareholders determined was in their best interests. These provisions also may render the removal of one or all directors more difficult or deter or delay corporate changes of control that the James River board did not approve.

        AUTHORIZED PREFERRED STOCK. The articles of incorporation of James River authorize the issuance of preferred stock. The James River board may, subject to applicable law and the rules of the NASDAQ National Market, authorize the issuance of preferred stock at such times, for such purposes and for such consideration as it may deem advisable without further shareholder approval. The issuance of preferred stock under certain circumstances may have the effect of discouraging an attempt by a third party to acquire control of James River by, for example, authorizing the issuance of a series of preferred stock with rights and preferences designed to impede the proposed transaction.

        SUPERMAJORITY VOTING PROVISIONS. The Virginia Stock Corporation Act provides that, unless a corporation's articles of incorporation provide for a higher or lower vote, certain significant corporate actions must be approved by the affirmative vote of the holders of more than two-thirds of the votes entitled to be cast on the matter. Corporate actions requiring a two-thirds vote include amendments to a corporation's articles of incorporation, adoption of plans of merger or exchange, sales of all or substantially all of a corporation's assets other than in the ordinary course of business and adoption of plans of dissolution ("Fundamental Actions"). The Virginia Stock Corporation Act provides that a corporation's articles may either increase the vote required to approve Fundamental Actions or may decrease the required vote to not less than a majority of the votes entitled to be cast.

        The provisions of the [ARTICLES OF INCORPORATION OF JAMES RIVER AND THE] Virginia Stock Corporation Act could tend to make the acquisition of James River more difficult to accomplish without the cooperation or favorable recommendation of the James River board.

        VIRGINIA ANTI-TAKEOVER STATUTES. Virginia has two anti-takeover statutes in force, the Affiliated Transaction Statute and the Control Share Acquisitions Statute.

        AFFILIATED TRANSACTIONS. The Virginia Stock Corporation Act contains provisions governing "affiliated transactions." These include various transactions such as mergers, share exchanges, sales, leases, or other dispositions of material assets, issuances of securities, dissolutions, and similar transactions with an "interested shareholder." An interested shareholder is generally the beneficial owner of more than 10% of any class of a corporation's outstanding voting shares. During the three years following the date a shareholder becomes an interested shareholder, any affiliated transaction with the interested shareholder must be approved by both a majority of the "disinterested directors" (those directors who were directors before the interested shareholder became an interested shareholder or who were recommended for election by a majority of disinterested directors) and by the affirmative vote of the holders of two-thirds of the corporation's voting shares other than shares beneficially owned by the interested shareholder. The foregoing requirements do not apply to affiliated transactions if, among other things, a majority of the disinterested directors approve the interested shareholder's acquisition of voting shares making such a person an interested shareholder before such acquisition. Beginning three years after the shareholder becomes an interested shareholder, the corporation may engage in an affiliated transaction with the interested shareholder if, (i) the transaction is approved by the holders of two-thirds of the corporation's voting shares, other than shares beneficially owned by the interested shareholder, (ii) the affiliated transaction has been approved by a majority of the disinterested directors, or
(iii) subject to certain additional requirements, in the affiliated transaction the holders of each class or series of voting shares will receive consideration meeting specified fair price and other requirements designed to ensure that all shareholders receive fair and equivalent consideration, regardless of when they tendered their shares.

        CONTROL SHARE ACQUISITIONS. Under the Virginia Stock Corporation Act's control share acquisitions law, voting rights of shares of stock of a Virginia corporation acquired by an acquiring person or other entity at ownership levels of 20%, 33 1/3%, and 50% of the outstanding shares may, under certain circumstances, be denied. The voting rights may be denied unless conferred by a special shareholder vote of a majority of the outstanding shares entitled to vote for directors, other than shares held by the acquiring person and officers and directors of the corporation, or among other exceptions, such acquisition of shares is made pursuant to a merger agreement with the corporation or the corporation's articles of incorporation or by-laws permit the acquisition of such shares before the acquiring person's acquisition thereof.

        If authorized in the corporation's articles of incorporation or by-laws, the statute also permits the corporation to redeem the acquired shares at the average per share price paid for them if the voting rights are not approved or if the acquiring person does not file a "control share acquisition statement" with the corporation within sixty days of the last acquisition of such shares. If voting rights are approved for control shares comprising more than 50% of the corporation's outstanding stock, objecting shareholders may have the right to have their shares repurchased by the corporation for "fair value."

        The provisions of the Affiliated Transactions Statute and the Control Share Acquisition Statute are only applicable to public corporations that have more than 300 shareholders. Corporations may provide in their articles of incorporation or bylaws to opt-out of the Control Share Acquisition Statute, but James River has not done so.

DIRECTOR AND OFFICER EXCULPATION

        The Virginia Stock Corporation Act provides that in any proceeding brought by or in the right of a corporation or brought by or on behalf of shareholders of the corporation, the damages assessed against an officer or director arising out of a single transaction, occurrence or course of conduct may not exceed the lesser of (i) the monetary amount, including the elimination of liability, specified in the articles of incorporation or, if approved by the shareholders, in the bylaws as a limitation on or elimination of the liability of the officer or director, or (ii) the greater of (a) $100,000 or (b) the amount of cash compensation received by the officer or director from the corporation during the twelve months immediately preceding the act or omission for which liability was imposed. The liability of an officer or director is not limited under the Virginia Stock Corporation Act or a corporation's articles of incorporation and bylaws if the officer or director engaged in willful misconduct or a knowing violation of the criminal law or of any federal or state securities law.

        JAMES RIVER. The articles of incorporation of James River provide that to the full extent that the Virginia Stock Corporation Act permits the limitation or elimination of the liability of directors or officers, a director or officer of James River shall not be liable to James River or its shareholders for monetary damages in excess of one dollar.

        STATE BANK. The bylaws of State Bank also eliminate monetary liability of directors and officers in any proceeding brought by or in the right of the corporation except for certain excluded acts consistent with the acts for which the Virginia State Corporation Act would not provide elimination of liability.

INDEMNIFICATION

        JAMES RIVER. The articles of incorporation of James River provide that to the full extent permitted by the Virginia Stock Corporation Act and any other applicable law, James River is required to indemnify a director or officer of James River who is or was a party to any proceeding by reason of the fact that he is or was such a director or officer or is or was serving at the request of the corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. The James River board of directors is empowered, by majority vote of a quorum of disinterested directors, to contract in advance to indemnify any director or officer.

        STATE BANK. The bylaws of State Bank include a similar provision with respect to the indemnification of officers and directors.


                       RESALES OF JAMES RIVER COMMON STOCK

        STATE BANK SHAREHOLDERS. The shares of James River common stock to be issued to State Bank shareholders in the merger have been registered under the Securities Act. These shares may be traded freely and without restriction by those shareholders not deemed to be "affiliates" of State Bank as that term is defined under the Securities Act. An affiliate of a corporation, as defined by the rules promulgated under the Securities Act, is a person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, that corporation. Any subsequent transfer by an affiliate of State Bank must be one permitted by the resale provisions of Rule 145 promulgated under the Securities Act or as otherwise permitted under the Securities Act.

        AFFILIATES OF JAMES RIVER AND STATE BANK. Commission guidelines regarding qualifying for the pooling of interests method of accounting also limit sales of shares of the acquiring company and acquired company by affiliates of either company in a business combination such as the Merger. These guidelines indicate that the pooling of interests method of accounting will generally not be challenged on the basis of sales by such affiliates if these persons do not dispose of any of the shares of the corporation they own or any shares of the corporation they receive in connection with a merger during the period beginning 30 days prior to the merger and ending when financial results covering at least 30 days of post-merger operations of the combined entity have been published (the "Pooling Restricted Period").

        State Bank has agreed to deliver to James River not less than 30 days prior to the effective date, for each of its affiliates, an agreement that such person will not dispose of (i) any James River common stock in violation of the Securities Act or (ii) any State Bank common stock or James River common stock during the Pooling Restricted Period.

        James River has agreed to deliver to State Bank not less than 30 days prior to the effective date, for each of its affiliates, an agreement that such person will not dispose of any James River common stock or State Bank common stock during the Pooling Restricted Period.

                                     EXPERTS

        The consolidated financial statements of James River incorporated in this proxy statement/prospectus by reference to James River's Annual Report on Form 10-K for the year ended December 31, 1998 has been so incorporated in reliance upon the report of Goodman & Company, LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of such firm as experts in auditing and accounting.

        The financial statements of State Bank included in this proxy statement/prospectus as Annex C have been so incorporated in reliance upon the report of Yount, Hyde & Barbour, PC, independent certified public accountants, incorporated by reference herein, and upon the authority of such firm as experts in auditing and accounting.

                                 LEGAL OPINIONS

        The validity of the shares of James River common stock offered hereby is being passed upon for James River by Kaufman & Canoles, a Professional Corporation, Norfolk, Virginia. Kaufman & Canoles will deliver an opinion to James River and State Bank concerning certain federal income tax consequences of the merger. See "Material Federal Income Tax Consequences" beginning on page I-19.


        Certain matters relating to the merger will be passed upon for State Bank by Williams, Mullen, Christian & Dobbins, Richmond, Virginia.

                                    CHAPTER V
                   OTHER MATTERS - JAMES RIVER ANNUAL MEETING

        AT THE JAMES RIVER MEETING, JAMES RIVER SHAREHOLDERS WILL BE ASKED TO VOTE ON (I) THE ELECTION OF NINE NOMINEES TO SERVE AS DIRECTORS AND (II) THE RATIFICATION OF JAMES RIVER'S DECISION TO HIRE YOUNT, HYDE & BARBOUR, P.C. AS JAMES RIVER'S INDEPENDENT ACCOUNTANTS. INFORMATION REGARDING THESE MATTERS IS SET FORTH BELOW.

                              ELECTION OF DIRECTORS

INFORMATION REGARDING DIRECTORS AND EXECUTIVE OFFICERS

        All directors are elected for a one year term and until their successors are duly executed and qualified. The Board of Directors recommends that the following nine nominees be elected as directors: Harold U. Blythe, James E. Butler, Jr., Bruce B. Gray, Elmon T. Gray, Horace R. Higgins, Jr., G. P. Jackson, Ben P. Kanak, John A. Ramsey, Jr., and Robert E. Spencer, Jr. Proxies received will be voted for the election of such nominees unless marked to the contrary. A shareholder who desires to withhold voting of the Proxy for all or one or more of the nominees may so indicate on the Proxy. All of the nominees are currently members of the Board of Directors and all nominees have consented to be named and have indicated their intent to serve if elected. If any nominee becomes unable to serve, an event which is not anticipated, the Proxy will be voted for a substitute nominee to be designated by the Board of Directors, or the number of directors will be reduced.

        James River's Bylaws provide that the number of directors shall be between seven and seventeen. Directors serve a one year term. In two separate transactions that closed in February 1996, James River acquired First Colonial Bank ("FCB") in Hopewell, Virginia and Bank of Isle of Wight, now named James River Bank/Colonial ("Colonial") in Smithfield, Virginia, pursuant to which FCB and Colonial became wholly owned subsidiaries of James River. In accordance with the respective negotiated terms of these transactions, Ben P. Kanak and James C. Stewart, directors of FCB, and John A. Ramsey, Jr. and Robert E. Spencer, Jr., directors of Colonial, were all appointed to James River's board of directors in March 1996. The separate terms of these transactions required that Messrs. Kanak and Stewart, on the one hand, and Messrs. Ramsey and Spencer, on the other hand, be nominated for election as directors at James River's 1997 and 1998 Annual Meetings to serve a one year term. For information regarding an Early Retirement Agreement between FCB and James C. Stewart, see "Executive Compensation - Stewart Retirement Agreement."

        The following information relates to James River's nine director-nominees and James River's executive officers. There are no family relationships among any of the director-nominees, except that Mr. Elmon Gray is the father of Mr. Bruce Gray, nor is there any arrangement or understanding between any director-nominee pursuant to which the director-nominee was elected, except as otherwise described above with respect to Messrs. Kanak, Stewart, Ramsey and Spencer.

        HAROLD U. BLYTHE, 57, James River's President and Chief Executive Officer, has been an executive officer and director of James River since it was initially organized in December 1994. From 1989 until 1997, Mr. Blythe was President and Chief Executive Officer of Bank of Suffolk ("BOS"), one of James River's wholly owned banking subsidiaries. Mr. Blythe also served as a director of BOS from 1989 until 1997. Mr. Blythe is Chairman of the Board of James River Support, Inc., James River's non-banking operations subsidiary, and Chairman of the Board of Mortgage Company of James River, Inc. ("MCJR"), James River's residential mortgage lending subsidiary. He is also a member of the Board of Family Finance Corp., a consumer finance subsidiary of James River. Mr. Blythe is also a director of Community Bankers Bank, Richmond, Virginia.

        JAMES E. BUTLER, JR., 73, has been a director of James River since December 1994 and a director of BOS since 1973. Mr. Butler is the President of Butler Paper Company.

        BRUCE B. GRAY, 46, James River's Vice Chairman, has been a director of James River since December 1994. From 1993 until 1997, he was Chairman of the Board of James River Bank ("JRB"), one of James River's wholly owned banking subsidiaries, and served as a director of JRB from 1977 until 1997. Mr. Bruce Gray is Vice President of Gray Lumber Co., Gray Land & Timber Co. and Gray Co. Mr. Bruce Gray is also a partner of Grayland Co. and Gray Loblolly Co.

        ELMON T. GRAY, 74, has been a director of James River since December 1994, and served as James River's Chairman of the Board from 1994 until 1997. Mr. Elmon Gray was a director of JRB from 1949 until 1996, serving as Chairman of the Board from 1977 to 1993. Mr. Elmon Gray has been President of Gray Lumber Co. since 1952 and President of Gray Co. since 1993. He was President of Gray Land & Timber Co. from 1992 until 1993. Mr. Gray is a partner of Grayland Co. and Gray Loblolly Co.

        HORACE R. HIGGINS, JR., 51, was elected as a director of James River in 1998 and has been President of Higgins Trucking Company for over 26 years. Mr. Higgins served as director of JRB from 1984 until 1998.

        G. P. JACKSON, 72, James River's Chairman of the Board, has been a director of James River since December 1994. Mr. Jackson also is currently the Chairman of the Board of BOS and has been a director of BOS since 1967. Mr. Jackson is engaged in real estate rentals and contracting, and serves as President of G.P. Jackson, Inc., Jackson & Jackson Bros., Inc., Holland and Jackson, Inc. and Suffolk Glass, Inc.

        BEN P. KANAK, 76, was appointed to the Board of Directors in March 1996 after James River acquired FCB as described above. Mr. Kanak is currently Chairman of the Board of Directors of FCB, a position he has held since 1982. Mr. Kanak has been a director of FCB since FCB was formed in 1972. Mr. Kanak also serves as a member of the Board of Directors of Plant Food Products, Inc. Mr. Kanak has been an independent farmer since 1942.

        JOHN A. RAMSEY, JR., 69, was appointed to the Board of Directors in March 1996 after James River acquired Colonial as described above. Mr. Ramsey has been Chairman of the Board of Directors of Colonial since 1991, and is a charter director of Colonial having served as a director since 1971. Mr. Ramsey is a farmer, and has been President of Ramsey Brothers, Inc. since 1991, which farms numerous properties in and around Isle of Wight County, Virginia. He has also been President of Prescription Fertilizer, Inc. since 1991.

        ROBERT E. SPENCER, JR., 58, was appointed to the Board of Directors in March 1996 after James River acquired Colonial. Mr. Spencer is a Senior Vice President of James River and is responsible for bank investments and asset/liability management, a position to which he was appointed in 1997. Mr. Spencer served Colonial as a director and President and Chief Executive Officer from 1986 until 1997. He is also a director of MCJR.


        DONALD W. FULTON, JR., 52, is James River's Senior Vice President and Chief Financial Officer, a position to which he was appointed in January 1998. He is also the Treasurer of MCJR. From 1968 until 1997, Mr. Fulton served as an executive officer of Jefferson Bankshares, Inc. of Charlottesville, Virginia as its Vice President- Investor Relations. Jefferson Bankshares was acquired by Wachovia Corporation on October 31, 1997. From that date through December 31, 1997, Mr. Fulton was employed by Wachovia on merger transition activities pertaining to financial reporting, corporate communications, and corporate securities matters.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934, as amended, requires directors, officers and persons who beneficially own more than 10% of a registered class of equity securities of James River to file initial reports of ownership (Forms 3) and reports of changes in beneficial ownership ( Forms 4 and 5) with the SEC and NASDAQ. Such persons are also required under the rules and regulations promulgated by the SEC to furnish James River with copies of all
Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to James River, James River believes that all reporting requirements under Section 16(a) for 1998 were met in a timely manner by its directors, officers and greater than 10% beneficial owners, except that sales of James River common stock by James C. Stewart which took place in May and June 1998 and a transfer by him of James River common stock which took place in September 1998 were not reported on a Form 4, but were reported on a Form 5 on February 12,1999.

EXECUTIVE COMPENSATION

         The following table presents an overview of executive compensation paid by James River and its subsidiaries during 1998, 1997 and 1996 to Harold U. Blythe, President and Chief Executive Officer of James River and to the three other executive officers of James River whose combined salary and bonus exceeded $100,000 in 1998 ( collectively the "Named Executive Officers"). No other executive officer of James River or any banking subsidiary received combined salary and bonus in excess of $100,000 during 1998.


                           Summary Compensation Table


                              Annual Compensation                   Long Term Compensation
                              -------------------                   -----------------------
                                                                   Securities
                                                                   Underlying    All Other
Name and Principal Position    Year     Salary($)       Bonus($)   Options(#)   Compensation
---------------------------    ----     ---------       --------   ----------   ------------
Harold U. Blythe,              1998    $140,184      $16,272(1)           0     $12,213(2)
President and CEO              1997     136,224       13,622(1)           0      14,701(2)
                               1996     132,000(3)      6,600        37,500(4)   18,882(5)

Robert E. Spencer, Jr.,        1998     106,980(6)    12,838(1)           0       9,628(2)
Senior Vice President -        1997     104,425       16,082(1)           0       9,002(2)
Bank Investments and           1996      95,656        4,963(4)      22,500(4)    6,192(2)
Asset/Liability Management

Donald W. Fulton, Jr.,         1998     102,000(7)    12,240(1)      22,500(4)   20,456(8)
Senior Vice President and
Chief Financial Officer

James C. Stewart,              1998     137,566(10)    9,428(1)           0      10,114(2)
President of FCB(9)            1997     134,671(11)   32,179(12)          0      11,974(1)
                               1996     126,960(13)      ---         22,500(4)   22,191(14)

--------------------

(1) Paid pursuant to James River's Cash Bonus Program. See "-Cash Bonus Program" below.
(2)     Consists of Company contributions to 401(k) and Profit Sharing Plan.
(3)     Includes $22,800 of director fees paid by James River and BOS
(4) Options granted pursuant to the 1996 Employee Stock Option Plan. See "-1996 Employee Stock Option Plan" below.
(5) Consists of premiums paid for life insurance policies and contributions to 401(k) Plan.
(6)     Includes $24,012 of director fees paid by James River and Colonial.
(7)     Mr. Fulton joined James River in January 1998.
(8) Consists of $15,754 of relocation and moving expenses paid pursuant to the Fulton Employment Agreement described in "-Executive Officer Employment Agreements" below. Also includes $4,702 of Company contributions to 401(k) and Profit Sharing Plan.
(9) Pursuant to the terms of an Early Retirement Agreement, Mr. Stewart has resigned as an employee of FCB and director of FCB and James River effective May 26, 1999. See "Stewart Retirement Agreement" below.
(10)    Includes $25,325 of director fees paid by James River and FCB.
(11) Includes $25,500 of director fees paid by James River, FCB and FCB's subsidiaries.
(12) Consists of (i) $10,519 bonus for 1996 paid in January 1997 and (ii) $21,660 bonus for 1997 paid in December 1997 pursuant to the Cash Bonus Program.
(13)    Includes $23,500 of director fees paid by James River and FCB.
(14) Consists of funding of FCB's ESOP and life insurance premiums paid by FCB to fund Mr. Stewart's supplemental income plan. Also includes contributions to 401(k) Plan.

OPTION GRANTS IN LAST FISCAL YEAR

         The table below sets forth information regarding stock option grants to Donald W. Fulton, Jr. during the fiscal year ended December 31, 1998. No other stock options were granted to Named Executive Officers in 1998.


                            Number of      % of Total
                            Securities       Options
                            underlying     Granted to                                       Grant Date
                             Options      Employees in                                       Present
Name                         Granted       Fiscal Year   Exercise Price   Expiration Date    Value($)
-----                       ----------    -------------  --------------   ----------------  -----------
Donald W. Fulton, Jr.         22,500           60%           $21.45        02/25/08(1)      $367,875(2)


-------------------
(1) 4,500 option shares vested on February 26, 1999. The remaining option shares vest in 4 tranches of 4,500 shares each on February 26, 2000, 2001, 2002 and 2003. Each tranche expires if unexercised on February 25, 2008.
(2) Value determined using the Black-Scholes option pricing model with the following weighted average assumptions: dividend yield of 2.2%, expected volatility of 24%, risk free interest rate of 5.5% and expected life of 5 years. The actual value, if any, that may be realized on the options will depend on the excess of the stock price over the exercise price on the date the option is exercised. Accordingly, there can be no assurance that the value realized on the options will be at or near the value estimated by the Black-Scholes model.

AGGREGATE OPTION EXERCISES AND FISCAL YEAR END OPTION VALUES

        The table below sets forth information regarding stock options exercised by Named Executive Officers in 1998 and exerciseable and unexerciseable stock options held as of December 31, 1998, by the Named Executive Officers. All of these options were granted pursuant to James River's 1996 Employee Stock Option Plan except as otherwise indicated.

                                                       Number of Securities
                                                            Underlying                 Value of Unexercised
                                                       Unexercised Options             In-The-Money Options
                          Shares                        at Fiscal Year-End             At Fiscal Year-End (1)
                          Acquired                      ------------------             -------------------
                           Upon          Value
        Name           Exercise (#)   Realized ($)  Exerciseable  Unexerciseable   Exerciseable   Unexerciseable
        ----           ------------   ------------  ------------  --------------   ------------   --------------
Harold U. Blythe          2,642        $10,092(2)     12,358         22,500         $48,691(3)     $88,650(3)
Robert E. Spencer, Jr.        0              0         9,000         13,500          35,460(3)      53,190(3)
Donald W. Fulton, Jr.         0              0             0         22,500               0            --  (4)
James C. Stewart          6,880        118,542(5)     29,640(6)      13,500         246,607(6)      53,190(3)


---------------------

(1) The closing sale price of James River's Common Stock on NASDAQ/NMS on December 31, 1998 was $17.50 per share.
(2) Mr. Blythe exercised the options in March, 1998 at an exercise price of $13.56 per share. On the date of exercise, the closing price of James River's Common Stock on NASDAQ/NMS was $17.38.
(3) The exercise price of these options is $13.56 per share.
(4) The exercise price of these options is $21.45 per share.
(5) Mr. Stewart exercised the options in April, 1998 at an exercise price of $7.27 per share. On the date of exercise, the closing price of James River's Common Stock on NASDAQ/NMS was $24.50.
(6) Includes 20,640 options which were originally granted by FCB and were converted into options to buy James River's Common Stock when James River acquired FCB in February 1996. The exercise price of these options is $7.27 per share. Also includes 9,000 options granted pursuant to James River's 1996 Employee Stock Option Plan, the exercise price of which is $13.56 per share. On March 16, 1999, Mr. Stewart exercised a total of 43,140 options pursuant to the terms of an Early Retirement Agreement described in "-Stewart Retirement Agreement" below.

COMPENSATION OF DIRECTORS

        Other than Mr. Stewart, directors of James River who are also employees of James River or its subsidiaries do not receive director fees. Mr. Stewart and the non-employee directors who serve on the Executive Committee are paid a fee of $1,500 per month and non-employee directors who do not serve on the Executive Committee are paid a fee of $1,000 per month. The Chairman of the Board of James River, who serves on the Executive Committee, is paid a fee of $1,700 per month. Directors also receive annual retainers and monthly fees if they serve on the boards of James River's subsidiary banks. The fees are based on the asset sizes of those banks and are payable in accordance with the following schedule:



ASSETS:                                  $0-50          $51-100            $101-150       $151-200
                                       -------------------------------------------------- -------------
                                                             (dollars in millions)
                                       ----------------------------------------------------------------
FEES:
Annual Retainer payable monthly        $2,400           $3,000             $3,600         $4,200
Monthly board meeting                     100              150                200            250
Board Chairman per board meeting          150              200                250            300
Committee meeting                          50               75                100            125


        In addition to the fees payable above, Mr. Jackson also receives $600 per month from BOS, of which he is Chairman of the Board, for appraisal review services. Directors of James River currently have the option of receiving registered shares of Common Stock of James River in lieu of receiving cash payments for director fees.

EXECUTIVE OFFICERS EMPLOYMENT AGREEMENTS

        Harold U. Blythe, a director and the President and Chief Executive Officer of James River is currently compensated pursuant to an Employment Agreement ("Blythe Employment Agreement") that was entered into in June 1995 in connection with the capitalization and formation of James River by BOS and JRB. The Blythe Employment Agreement has a term of seven years, commencing on July 1, 1995. In 1995, the Compensation Committee of the Board of Directors ("Compensation Committee") established an initial annual salary of $109,200 under the Blythe Employment Agreement which can be adjusted periodically, provided that no adjustment can be made that would provide for a salary lower than the original $109,200. Mr. Blythe's current annual salary under the Blythe Employment Agreement is $142,968, which includes amounts formerly payable to Mr. Blythe as director fees that are now paid as salary. The Blythe Employment Agreement provides that in the event of a change of control of James River following which Mr. Blythe is not given reasonably equivalent, acceptable duties and responsibilities as he had prior to the change of control, Mr. Blythe may be terminated or resign, and, in either such case, Mr. Blythe is entitled to receive 2.99 times his annual base compensation then being paid to him pursuant to the Blythe Employment Agreement. In the event James River terminates Mr. Blythe's employment without cause, and provided that Mr. Blythe does not thereafter compete with James River, the Blythe Employment Agreement provides that Mr. Blythe will receive his regular compensation for a period of one year following termination, or during the remaining term of the agreement, whichever is less.

        Effective May 1, 1996, James River and Mr. Blythe entered into a deferred compensation agreement ("Blythe Deferred Agreement"). The Blythe Deferred Agreement provides for the payment of certain retirement, death and disability benefits. The retirement benefit is payable if Mr. Blythe retires at any time after age 60. Thereafter, James River will pay Mr. Blythe or his beneficiaries a base monthly benefit of $2,000 per month for 120 consecutive months. The monthly payment is subject to upward or downward adjustment based on cost of living increases or decreases. In the event that Mr. Blythe dies before his retirement date, James River will pay $5,000 per month for 120 consecutive months to Mr. Blythe's designated beneficiary. In the event Mr. Blythe's employment with James River terminates prior to retirement as a result of disability, James River will pay Mr. Blythe a disability benefit of $3,166 per month. The disability benefit will continue throughout the period of disability or until Mr. Blythe reaches age 60, at which time Mr. Blythe will commence receiving the retirement benefit described above. In addition, in the event Mr. Blythe terminates his employment with James River for any reason other than death or disability prior to attaining age 60, James River will pay Mr. Blythe a lump sum termination benefit. Commencing May 1, 1998, the termination benefit is $25,000 and increases by $25,000 on May 1 of each year thereafter for a total of a $100,000 termination benefit should Mr. Blythe terminate employment under the conditions described in the preceding sentence between May 1, 2001 and April 30, 2002. After May 1, 2002, Mr. Blythe is eligible for full retirement benefits. Mr. Blythe's deferred compensation arrangement is funded by a life insurance policy on the life of Mr. Blythe for which James River pays premiums and is the beneficiary. Finally, the benefits provided under the Blythe Deferred Agreement will immediately vest and become nonforfietable in the event of a Change-in-Control of James River as defined in the agreement.

        James River has also entered into an employment agreement with Robert E. Spencer, Jr. ("Spencer Employment Agreement"). The Spencer Employment Agreement, which was initially entered into in connection with the Colonial Transaction, has an initial five year term that commenced in 1996. James River is currently paying Mr. Spencer a base salary of $109,104 under the Spencer Employment Agreement. If Mr. Spencer is terminated without cause, the Spencer Employment Agreement provides that he will continue to receive his salary for a period of one year following termination of employment. The Spencer Employment Agreement also contains a change of control provision that is the same as that provided for in the Blythe Employment Agreement.

        Effective September 1, 1998, James River and Mr. Spencer entered into a deferred compensation agreement ("Spencer Deferred Agreement"). The Spencer Deferred Agreement provides for the payment of certain retirement, death and disability benefits. The retirement benefit is payable if Mr. Spencer retires any time after the age of 62. Thereafter, James River will pay Mr. Spencer or his beneficiaries a base monthly benefit of $2,000 per month for 120 consecutive months. The monthly payment is subject to upward or downward adjustment based on cost of living increases or decreases. In the event Mr. Spencer dies before his retirement date, James River will pay $5,000 per month for 120 consecutive months to Mr. Spencer's designated beneficiary. In the event Mr. Spencer's employment terminates prior to retirement as a result of disability, James River will pay Mr. Spencer a disability benefit of $3,000 per month. The disability benefit will continue throughout the period of disability or until Mr. Spencer reaches age 62, at which time Mr. Spencer will commence receiving the retirement benefit described above. Finally, in the event Mr. Spencer terminates his employment with James River for any reason other than death or disability prior to attaining age 62, James River will pay a lump sum termination benefit. Commencing September 1, 2000, the termination benefit is $50,000 and increases by $25,000 on September 1 for each year thereafter for a total of a $100,000 termination benefit should Mr. Spencer terminate employment under the conditions described in the preceding sentence between September 1, 2002 and August 31, 2003. After September 1, 2003, Mr. Spencer is eligible for full retirement benefits. Mr. Spencer's deferred compensation agreement is funded by a life insurance policy on the life of Mr. Spencer for which James River pays the premiums and is the beneficiary. The Spencer Deferred Agreement contains Change-in-Control provisions similar to those in the Blythe Deferred Agreement.

        On January 1, 1998, James River entered into an Employment Agreement with Donald W. Fulton, Jr. ("Fulton Employment Agreement"), pursuant to which Mr. Fulton serves as James River's Senior Vice President and Chief Financial Officer. The initial term of the Fulton Employment Agreement was one year with successive one year renewals upon the mutual agreement of James River and Mr. Fulton. The Fulton Employment Agreement was extended for a second one year term on January 1, 1999. Under the Fulton Employment Agreement, Mr. Fulton's base salary is currently $104,040. Pursuant to the Fulton Employment Agreement, James River also granted Mr. Fulton options to purchase 22,500 shares of Common Stock at an exercise price of $21.45 per share. The Fulton Employment Agreement contains termination of employment and change of control provisions similar to those contained in the Blythe Employment Agreement.

        James River and Mr. Fulton entered into a deferred compensation agreement ("Fulton Deferred Agreement") on September 1, 1998. The Fulton Deferred Agreement contains similar terms and provisions as those described above with respect to the Spencer Deferred Agreement. In the event Mr. Fulton terminates his employment for any reason other than death or disability prior to reaching age 62, James River will pay a lump sum termination benefit. Commencing January 1, 2003, the termination benefit is $50,000 and increases $15,000 on January 1 for each year thereafter for a total of a $125,000 termination benefit should Mr. Fulton terminate employment under the conditions described in the preceding sentence between January 1, 2008 and October 31, 2008. After October 31, 2008, Mr. Fulton is eligible for full retirement benefits.

STEWART RETIREMENT AGREEMENT

        FCB entered into an Early Retirement Agreement with James C. Stewart ("Stewart Retirement Agreement"), a former director of James River and the President and Chief Executive Officer of FCB. Under the terms of the Stewart Retirement Agreement, Mr. Stewart's last day of employment with FCB and last day of service as a director of FCB and James River was May 26, 1999. FCB will pay Mr. Stewart, over 24 consecutive semi-monthly pay periods, an amount totaling $140,225, less applicable withholdings required by law. Mr. Stewart will also receive deferred compensation pursuant to the terms of his Deferred Compensation Agreement dated November 1, 1988. Deferred compensation payments commenced June 1, 1999 and will be $40,723 per year over a 15 year period. As long as Mr. Stewart is receiving payments under the Stewart Retirement Agreement, he will continue to be bound by the non-competition restrictions contained in his Employment Agreement with FCB dated February 28, 1997. If Mr. Stewart violates these non-competition restrictions, he will forfeit the right to receive any payments otherwise due under the Stewart Retirement Agreement.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        No member of James River's Compensation Committee was an officer or employee of James River during 1998. During 1998, no executive officer of James River served as a member of the Compensation Committee of another entity, nor did any executive officer of James River serve as a director of another entity, one whose executive officers served on James River's Compensation Committee. Two members of the Compensation Committee, Messrs. Jackson and Butler, have outstanding loans with certain of James River's banking subsidiaries. Each of these loans was made in the ordinary course of business on substantially the same terms, including interest rates, collateral and repayment terms, as those prevailing at the time for comparable transactions with unrelated parties and did not involve more than normal risk of collectibility or present other unfavorable features. See "Certain Relationships and Related Transactions".

CASH BONUS PROGRAM

        In 1998, the Compensation Committee of James River's board of directors adopted specific criteria and parameters for awards of cash bonuses to Executive Officers, including certain executive officers of James River's subsidiaries. Under James River's cash bonus program ("Bonus Program"), bonuses are paid as a percentage of base salary. The percentage of salary awarded as a bonus is in turn based on James River's or a particular subsidiary's net after tax income. Executive Officers of James River receive bonuses based solely on James River's overall financial performance. Executive Officers of subsidiaries receive bonuses based solely on the financial performance of the subsidiaries by which they are employed and the overall financial performance of James River.

        The Bonus Program currently provides that, absent special circumstances, annual salary adjustments will be limited to cost of living increases. In addition, the maximum bonus under the Bonus Program is 25% of base salary. The specific criteria, terms and conditions of the Bonus Program are subject to adjustment at any time by the Compensation Committee. For 1998, a total of $342,864 in cash bonuses was awarded under the Bonus Program. The chart below sets forth information regarding the cash bonuses for 1998 received by the Named Executive Officers:


Name                                Bonus                % of 1998 Base Salary (1)
----                                -----                -------------------------
Harold U. Blythe                    $16,272                        11.6%

Robert E. Spencer, Jr.              $12,838                        12.0%

Donald W. Fulton, Jr.               $12,240                        12.0%

James C. Stewart                    $ 9,428                         8.4%


------------------

(1) Percentages relate to 1998 base salary exclusive of director fees that are included in the Named Executive Officers' salary for purposes of the Summary Compensation Table. See-"Summary Compensation Table" on page V-3.

1996 EMPLOYEE STOCK OPTION PLAN

        During 1995, the Board and the Compensation Committee studied and considered means by which James River could award and compensate key employees of James River in a manner that would align closely the interests of such key employees with the interests of James River's shareholders. In furtherance of this goal, the Board adopted the 1996 Employee Stock Option Plan ("Option Plan"), which was approved by James River's shareholders at the 1996 Annual Meeting. The purpose of the Option Plan is to support the business goals of James River and to attract, retain and motivate management officials of high caliber by providing incentives that will, through the award of options to acquire James River's Common Stock, associate more closely the interests of Executive Officers and key employees of James River with the interests of James River's shareholders. Participation is limited to Executive Officers and key employees of James River who are in positions in which their decisions, actions and efforts significantly contribute to the success of James River. In 1998, the Compensation Committee awarded options to purchase 37,500 shares of James River's Common Stock to eligible employees.

COMPENSATION COMMITTEE REPORT CONCERNING COMPENSATION OF CERTAIN EXECUTIVE OFFICERS

        This report describes James River's executive officer compensation strategy, the components of the compensation program and the manner in which the 1998 compensation determinations were made for James River's President and Chief Executive Officer, Harold U. Blythe, and James River's other executive officers (collectively "Executive Officers").

        In addition to the information set forth in this Proxy Statement under "Executive Compensation," the Compensation Committee is required to provide shareholders a report explaining the rationale and considerations that led to the fundamental executive compensation decisions affecting James River's Executive Officers. In fulfillment of this requirement, the Compensation Committee, at the direction of James River's Board of Directors, has prepared the following report for inclusion in this Proxy Statement. None of the members of the Compensation Committee are executive officers or employees of James River.

COMPENSATION PHILOSOPHY

        The compensation of James River's Executive Officers is designed to attract, retain, motivate and reward qualified, dedicated executives, and to directly link compensation with (i) the Executive Officer's previous and anticipated performance, (ii) the contributions and responsibilities of the Executive Officer to James River and (iii) James River's profitability. None of these three factors is given more relative consideration than any other. The principal components of an Executive Officer's compensation package in 1998 were
(i) a base salary at a stated annual rate, together with certain other benefits as may be provided from time to time, and (ii) discretionary cash bonuses. See "
- Bonus Program" below. In addition, stock option awards were made to certain Executive Officers in 1998 pursuant to James River's 1996 Employee Stock Option Plan. See " - 1996 Employee Stock Option Plan" below.

EMPLOYMENT AGREEMENTS

        James River has entered into Employment Agreements with certain Executive Officers as described below. The Compensation Committee believes that written employment agreements are necessary to attract and retain a quality management team and are consistent with James River's compensation philosophy.

        Harold U. Blythe, James River's President and Chief Executive Officer, Robert E. Spencer, Jr., James River's Senior Vice President - Bank Investments and Asset/Liability Management, and Donald W. Fulton, Jr., James River's Senior Vice President and Chief Financial Officer, have each entered into employment agreements with James River. The specific terms of these Employment Agreements are set forth in this Proxy Statement under the heading "- Executive Officer Employment Agreements" above. For 1999, the Compensation Committee has established base salaries under these employment agreements of $142,968 for Mr. Blythe, $109,104 for Mr. Spencer, and $104,040 for Mr. Fulton.

        As also described above in this Proxy Statement under the heading "- Executive Officer Employment Agreements," James River has entered into deferred compensation agreements with each of Mr. Blythe, Mr. Spencer and Mr. Fulton. The Compensation Committee believes that these deferred compensation arrangements are consistent with James River's compensation philosophy.

        In addition to the Executive Officers identified above, James River has entered into employment agreements with certain other executive officers of James River's subsidiaries. James River does not currently award employment agreements to executive officers of subsidiaries below the Chief Executive Officer level.

BONUS PROGRAM

        In 1997, the Compensation Committee adopted specific criteria and parameters for awards of cash bonuses to Executive Officers, including certain executive officers of James River's subsidiaries. Under James River's cash bonus program, bonuses are paid as a percentage of base salary. Information regarding bonuses paid to Executive Officers in 1998, as well as additional information on the Bonus Program, is set forth above under " Cash Bonus Program."

1996 EMPLOYEE STOCK OPTION PLAN

        During 1995, the Board and the Compensation Committee studied and considered means by which James River could award and compensate key employees of James River in a manner that would align closely the interests of such key employees with the interests of James River's shareholders. In furtherance of this goal, the Board adopted the 1996 Employee Stock Option Plan, which was approved by James River's shareholders at the 1996 Annual Meeting. The Option Plan is further discussed above under " - 1996 Employee Stock Option Plan."

        In 1998, the Compensation Committee awarded options to purchase 37,500 shares of James River's Common Stock to eligible employees, including 22,500 to Donald W. Fulton, Jr., James River's Senior Vice-President and Chief Financial Officer.

LIMITATION ON DEDUCTIBILITY OF CERTAIN COMPENSATION FOR FEDERAL INCOME TAX PURPOSES

        Section 162(m) of the Internal Revenue Code ("162(m)") precludes James River from taking a deduction for compensation in excess of $1 million for the Chief Executive Officer or certain of its other highest paid officers. Certain performance based compensation, however, is specifically exempt from the deduction limit. The Compensation Committee has considered 162(m) and has determined that 162(m) will not impact James River in 1999 because it is not anticipated that compensation in excess of $1 million will be paid to any employee of James River. However, in adopting the Option Plan, the Board and Compensation Committee duly considered Section 162(m) and structured it to satisfy the performance based compensation exemptions under 162(m).

                                    - James E. Butler, Jr.
                                    - Elmon T. Gray
                                    - G. P. Jackson

        THE PRECEDING "COMPENSATION COMMITTEE REPORT CONCERNING COMPENSATION OF CERTAIN EXECUTIVE OFFICERS" AND THE STOCK PERFORMANCE GRAPH BELOW SHALL NOT BE DEEMED TO BE SOLICITING MATERIAL OR TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, OR INCORPORATED BY REFERENCE IN ANY DOCUMENTS SO FILED.


COMPANY STOCK PRICE PERFORMANCE

        The following graph shows a comparison of cumulative total shareholder returns for (i) James River, (ii) the NASDAQ Stock Market (US) and (iii) NASDAQ Bank Stocks from the period June 29, 1995, the date James River became subject to the reporting requirements of the Securities Exchange Act of 1934, through December 31, 1998. The total shareholder return assumes $100 invested at the beginning of the period in James River's Common Stock, the NASDAQ Stock Market
(US) and NASDAQ Bank Stocks. The total shareholder return assumes $100 invested at the beginning of the period in James River's Common Stock, the NASDAQ Stock Market (US) and NASDAQ Bank Stocks.

            COMPARISON OF CUMULATIVE TOTAL RETURN AMONG JAMES RIVER,
                NASDAQ STOCK MARKET (US), AND NASDAQ BANK STOCKS


                                     [GRAPH]


                               BASE PERIOD        RETURN          RETURN          RETURN           RETURN
                              JUNE 29, 1995   DECEMBER 1995    DECEMBER 1996   DECEMBER 1997   DECEMBER 1998
James River Bankshares, Inc.       100            119.03          107.25          172.70           145.32

NASDAQ Stock Market (US)           100            122.60          150.76          184.95           259.99

NASDAQ Bank Stocks                 100            128.44          169.57          283.91           281.21


CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        The directors and executive officers of James River and its banking subsidiaries, and their family members and certain business organizations and individuals associated with each of them, have been customers of James River's various subsidiary financial institutions with which they are affiliated, have had normal banking transactions, including loans, with them, and are expected to continue to do so in the future. As of December 31, 1998, James River's banking subsidiaries had aggregate direct and indirect loans to the directors and executive officers of James River and its banking subsidiaries totaling approximately $8.8 million, which represented approximately 20% of James River's shareholders' equity as of that date. Except as set forth below with respect to Mr. Stewart, each of these transactions was made in the ordinary course of business on substantially the same terms, including interest rates, collateral and repayment terms, as those prevailing at the time for comparable transactions with unrelated parties and did not involve more than normal risk of collectibility or present other unfavorable features.

        James C. Stewart, a Named Executive Officer, currently has two loans outstanding with FCB with an aggregate principal balance of $120,054. These loans were made in 1987 and 1988 under then existing FCB loan policies that allowed FCB to make loans to its employees at an interest rate equal to FCB's cost of funds adjusted annually. Under these terms, the current interest rates of Mr. Stewart's loans are 4.85% and 4.88%, respectively. Both of Mr. Stewart's loans are current with no history of payment default and are secured by real property. FCB discontinued the policy of making below market rate loans to its employees in 1989.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth information as of June 8, 1999, relating to the beneficial ownership of James River's Common Stock by (i) each of James River's directors and Named Executive Officers (as defined in "--Executive Compensation" on page V-3), (ii) all of James River's current directors and Named Executive Officers as a group, and (iii) other persons known by James River to be the beneficial owner of more than five percent (5%) of James River's Common Stock. Except as otherwise set forth below, James River is not aware of any person or group of affiliated persons who owns more than 5% of the Common Stock of James River. All of James River's directors and Named Executive Officers receive mail at James River's principal executive offices at 1514 Holland Road, Suffolk, Virginia 23434.


                                                      Number of Shares        Percent of
                 Name                                Beneficially Owned   Outstanding Shares
                 ----                                 ------------------   ------------------
                 Harold U. Blythe                         39,858 (1)             1.06

                 James E. Butler, Jr.                     57,405 (2)             1.53

                 Bruce B. Gray                            99,476 (3)             2.66

                 Elmon T. Gray                            73,512 (4)             1.96

                 Horace R. Higgins, Jr.                    1,805                  *

                 G. P. Jackson                           160,100                 4.28

                 Ben P. Kanak                             75,176 (5)             2.01

                 John A. Ramsey, Jr.                      51,768 (6)             1.38

                 Robert E. Spencer, Jr.                   50,946 (7)             1.36

                 Donald W. Fulton, Jr.                     6,500 (8)              *

                 James C. Stewart                         94,193 (9)             2.52

                 Current Directors and
                 Executive Officers as a
                 Group (10 persons)                      616,546                16.36

                 Bank America Corporation (10)           190,656 (11)            5.09
                 101 South Tryon Street
                 Charlotte, NC 28255


---------------------------------
*   Less than 1% ownership

(1) Includes (i) 24,178 shares owned jointly by Mr. Blythe and his wife, (ii) 75 shares owned by Mr. Blythe's wife, for which Mr. Blythe disclaims beneficial ownership, and (iii) 1,500 shares owned by a family trust for which Mr. Blythe has voting and investment power. Also includes options to purchase 11,930 shares of Common Stock that are currently exerciseable, which were granted pursuant to James River's 1996 Employee Stock Option Plan ("Option Plan").
(2) Includes 4,485 shares owned by Mr. Butler's wife, for which Mr. Butler disclaims beneficial ownership.
(3) Includes (i) an aggregate of 45,314 shares held in six trusts for which Mr. Bruce Gray and Mr. Garland Gray, II share voting and investment power, (ii) an aggregate of 1,602 in custodian accounts for which Mr. Bruce Gray and Mr. Garland Gray, II share voting and investment power. Does not include any shares beneficially owned or otherwise described in this Proxy Statement by or with respect to Mr. Elmon T. Gray or by Mr. Garland Gray, II, Mr. Bruce Gray's father and brother respectively. Mr. Bruce Gray disclaims beneficial ownership of any shares other than the 99,384 shares listed above.
(4) Includes (i) 6,297 shares owned by Mr. Elmon Gray's wife, Pamela B. Gray, and (ii) 63,969 shares owned by various family trusts for which Mr. Elmon Gray shares voting and investment power with NationsBank. Does not include
    (i) 84,721 shares owned collectively by Elizabeth Gray Duff, Mr. Elmon Gray's sister, and her husband and various children, (ii) 93,900 shares owned collectively by Florence Gray Tullidge, Mr. Elmon Gray's sister, and her husband and various children, (iii) 95,902 shares owned collectively by Mary G. Stettinius, Mr. Elmon Gray's sister, and her husband and various children, or (iv) 15,921 shares owned collectively by Katharine T. Gray, Mr. Elmon Gray's daughter, and her various children. Also does not include any shares beneficially owned or otherwise described in the Proxy Statement by or with respect to Mr. Bruce Gray or Mr. Garland Gray, II, who are both sons of Mr. Elmon Gray. Mr. Elmon Gray disclaims beneficial ownership of any shares other than the 3,246 shares he owns individually and the 63,969 shares owned by family trusts as described above.
(5) Includes 2,571 shares owned by Mr. Kanak's wife, for which Mr. Kanak disclaims beneficial ownership.
(6) Includes 36,792 shares owned jointly by Mr. Ramsey and his wife and 1,320 shares owned by Mr. Ramsey's wife. Mr. Ramsey disclaims beneficial ownership of the 1,320 shares owned directly by his wife.
(7) Includes options to purchase 9,000 shares of Common Stock that are currently exerciseable, which were granted pursuant to James River's Option Plan.

(8) Includes options to purchase 4,500 shares of Common Stock that are currently exerciseable, which were granted pursuant to James River's Option Plan.

(9) Includes 1,482 shares owned by Mr. Stewart's wife, for which Mr. Stewart disclaims beneficial ownership and 2,407 shares owned jointly by Mr. Stewart and his wife. Mr. Stewart retired on May 26, 1999 pursuant to an Early Retirement Agreement with FCB. See "Executive Compensation- Stewart Retirement Agreement" on page V-7.

(10)Information regarding BankAmerica Corporation ("BankAmerica") has been derived by James River from a Schedule 13G filed by BankAmerica with the Securities and Exchange Commission ("Schedule 13G"). The 13G states that BankAmerica filed the 13G on behalf of BankAmerica, NB Holdings Corporation, 100 North Tryon Center, Charlotte, NC 28255, and NationsBank, N.A., 110 South Tryon Street, Charlotte, NC 28255.
(11)The Schedule 13G indicates that certain of these shares are subject to shared voting and dispositive power.

               RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

        On January 28, 1999, James River's board of directors voted to engage the accounting firm of Yount, Hyde & Barbour, P.C. as the independent public accountant to audit James River's financial statements for the fiscal year ending December 31, 1999, to replace the firm of Goodman & Company, L.L.P., the independent public accountant engaged to audit James River's financial statements as of December 31, 1998 and 1997, and for each of the years in the three year period ended December 31, 1998. James River's board of directors is asking shareholders of James River to ratify the appointment of Yount, Hyde & Barbour.

        Consistent with James River's policies, James River conducted a bidding process to select the independent public accountant to audit James River's fiscal year ending December 31, 1999. James River's Audit Committee received bids from several independent public accounting firms including Goodman & Company. After reviewing the proposals, the Audit Committee selected Yount, Hyde & Barbour, and this selection was approved by James River's board of directors.

        During the two fiscal years ending December 31, 1998 and the subsequent interim period preceding the engagement of Yount, Hyde & Barbour, there were no disagreements with Goodman & Company on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements if not resolved to the satisfaction of Goodman & Company would have caused that firm to make reference in connection with its report to the subject matter of the disagreement or any reportable events.

        Goodman & Company did not resign or decline to stand for reelection. Upon selection of Yount, Hyde & Barbour, James River dismissed Goodman & Company with respect to the audit of James River's financial statements for periods beginning with the fiscal year ending December 31, 1999 and thereafter. Goodman & Company's report on the financial statements as of December 31, 1998 and 1997, and for each of the years in the three year period ended December 31, 1998, contained no adverse opinion or disclaimer of opinion and was not qualified as to uncertainty, audit scope or accounting principles.

        At the James River meeting, a representative of Yount, Hyde & Barbour will be present, will have the opportunity to make a statement if he or she so desires, and will be available to respond to appropriate questions.

                                   CHAPTER VI

                        SUBMISSION OF PROPOSALS FOR 2000

        The next annual meeting of shareholders of James River will be held on or about April 27, 2000. Any shareholder who wishes to submit a proposal for consideration at that meeting, and who wishes to have such proposal included in James River's proxy statement for that meeting, must submit the proposal in writing to Harold U. Blythe, President and Chief Executive Officer, at 1514 Holland Road, Suffolk, Virginia 23434, no later than November 30, 1999.

                       WHERE YOU CAN FIND MORE INFORMATION

        James River files reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information that James River files at the Commission's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the Commission at 1-800-SEC-0330 for further information on the public reference rooms. Information on James River is also available to the public through the Commission's website at "http://www.sec.gov." Reports, proxy statements and other information about James River are also available to the public from commercial document retrieval services and also should be available for inspection at the offices of NASDAQ.

        James River has filed a Registration Statement on Form S-4 to register with the Commission the shares of James River common stock to be issued to State Bank shareholders in the merger. This document is a part of the Registration Statement and constitutes a prospectus and proxy statement of James River and a proxy statement of State Bank for its special meeting. As allowed by Commission rules, this document does not contain all the information that shareholders can find in the Registration Statement or the exhibits to the Registration Statement.

        The Commission allows James River to "incorporate by reference" information into this proxy statement/prospectus, which means that it can disclose important information to you by referring you to another document filed separately with the Commission. The information incorporated by reference is deemed to be a part of this proxy statement/prospectus, except for any information superseded by information contained directly in this proxy statement/prospectus. This proxy statement/prospectus incorporates by reference the documents set forth below that James River previously filed with the Commission. These documents contain important business information about James River and its financial condition.



JAMES RIVER'S COMMISSION FILINGS (FILE NO. 0-26314)                    PERIOD
Annual Report on Form 10-K                                Year ended December 31, 1998
Quarterly Reports on Form 10-Q                            Quarter ended March 31, 1999


        James River also incorporates by reference additional documents that it may file with the Commission between the date of this document and the dates of the meetings. These include periodic reports, such as annual reports, quarterly reports and current reports, as well as proxy statements.

        James River has supplied all information contained or incorporated by reference in this document relating to James River and State Bank has supplied all such information relating to State Bank.

        Documents incorporated by reference by James River are available through the Commission or the Commission's website stated above or from James River without charge, excluding all exhibits unless specifically incorporated by reference as an exhibit to this document. Shareholders of James River or State Bank may obtain documents incorporated by reference in this document by requesting them in writing or by telephone from James River or State Bank at the following addresses:

                             JAMES RIVER:
                             Harold U. Blythe
                             President
                             James River Bankshares, Inc.
                             1514 Holland Road
                             Suffolk, Virginia 23434
                             Telephone: (757) 934-8100

                             STATE BANK:
                             Larry B. Olinger
                             President
                             State Bank of Remington, Inc.
                             P.O. Box 158
                             Remington, Virginia 22734
                             Telephone: (540) 439-3233

        IF YOU WOULD LIKE TO REQUEST DOCUMENTS FROM EITHER JAMES RIVER OR STATE BANK, PLEASE DO SO BY JULY 10, 1999 IN ORDER TO RECEIVE TIMELY DELIVERY OF SUCH DOCUMENTS PRIOR TO THE SPECIAL MEETING.


        You should rely only on the information contained or incorporated by reference in this document to vote your shares at the meetings. James River and State Bank have not authorized anyone to provide you with information that is different from what is contained in this document. This document is dated
June 9, 1999. You should not assume that the information contained in this document is accurate as of any date other than that date, and neither the mailing of this document to shareholders nor the issuance of James River common stock in the merger creates any implication to the contrary.

                                                                      Annex A

                          AGREEMENT AND PLAN OF MERGER

                                     BETWEEN

                          STATE BANK OF REMINGTON, INC.

                                       AND

                          JAMES RIVER BANKSHARES, INC.

                            -------------------------



                                FEBRUARY 17, 1999

                                TABLE OF CONTENTS



                                                                            Page


                                         ARTICLE 1


                               The Merger and Related Matters

1.1   The Merger  ...........................................................1
1.2   Management of State Bank and James River...............................1
1.3   The Closing and Effective Date.........................................2
1.4   Definitions ...........................................................2

                                         ARTICLE 2


                                Basis and Manner of Exchange

2.1   Conversion of Shares...................................................3
2.2   Manner of Exchange.....................................................3
2.3   No Fractional Shares...................................................3
2.4   Dividends   ...........................................................4

                                         ARTICLE 3


                               Representation and Warranties

3.1   Representations and Warranties of State Bank...........................4
3.2   Representations and Warranties of James River.........................13

                                         ARTICLE 4


                            Conduct Prior to the Effective Date

4.1   Access to Records and Properties......................................20
4.2   Confidentiality.......................................................20
4.3   Registration Statement, Proxy Statement and Shareholder Approval......20
4.4   Operation of the Business of State Bank and James River...............21
4.5   Dividends   ..........................................................22
4.6   No Solicitation.......................................................22
4.7   Regulatory Filings....................................................22
4.8   Public Announcements..................................................22
4.9   Notice of Breach......................................................22
4.10  Accounting Treatment..................................................23
4.11  Merger Consummation...................................................23

                                         ARTICLE 5


                                   Additional Agreements

5.1   Registration of Shares................................................23
5.2   Benefit Plans.........................................................23
5.3   Indemnification.......................................................23

                                         ARTICLE 6


                                  Conditions to the Merger

6.1   Conditions to Each Party's Obligations to Effect the Merger...........24
6.2   Conditions to Obligations of James River..............................25
6.3   Conditions to Obligations of State Bank...............................25

                                         ARTICLE 7


                                        Termination

7.1   Termination ..........................................................26
7.2   Effect of Termination.................................................27
7.3   Non-Survival of Representations, Warranties and Covenants.............28
7.4   Expenses    ..........................................................28

                                         ARTICLE 8


                                     General Provisions

8.1   Entire Agreement......................................................29
8.2   Waiver and Amendment..................................................29
8.3   Descriptive Headings..................................................29
8.4   Governing Law.........................................................30
8.5   Notices     ..........................................................30
8.6   Counterparts..........................................................30
8.7   Severability..........................................................31
8.8   Brokers and Finders...................................................31
8.9   Subsidiaries..........................................................31


Exhibit A -- Plan of Merger between State Bank of Remington, Inc. and James
             River Bankshares, Inc.

                          AGREEMENT AND PLAN OF MERGER

      THIS AGREEMENT AND PLAN OF MERGER (the "Agreement") is made and entered into February 17, 1999 by and between State Bank of Remington, Inc., a Virginia state bank with its principal office located in Remington, Virginia ("State Bank") and James River Bankshares, Inc., a Virginia corporation with its principal office located in Suffolk, Virginia ("James River").

                                   WITNESSETH:

      WHEREAS, State Bank and James River desire to combine their respective businesses; and

      WHEREAS, the respective Boards of Directors of James River and State Bank have approved the affiliation of their companies through the merger of State Bank with and into JRB Acquisition Bank, Inc., a wholly-owned banking subsidiary of James River to be incorporated under the laws of the Commonwealth of Virginia ("New Bank"), pursuant to and subject to the terms and conditions of this Agreement and the Plan of Merger in the form attached hereto as Exhibit A (the "Plan of Merger").

      WHEREAS, the respective Boards of Directors of State Bank and James River have resolved that the transactions described herein are in the best interests of the parties and their respective shareholders and have authorized and approved the execution and delivery of this Agreement.

      NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, the parties hereby agree as follows:

                                    ARTICLE 1
                         The Merger and Related Matters

      1.1 The Merger. Subject to the terms and conditions of this Agreement, at the Effective Date as defined in Section 1.3 hereof, State Bank shall be merged with and into New Bank pursuant to the Plan of Merger attached hereto as Exhibit A and made a part hereof (the "Merger"). The separate corporate existence of State Bank shall thereupon cease, and New Bank will be the surviving corporation in the Merger and its name shall be changed to State Bank of Remington, Inc. From and after the Effective Date, the Merger shall have the effect set forth in
Section 13.1-721 of the Virginia Stock Corporation Act (the "VSCA").

      1.2 Management of State Bank and James River. The executive management positions in New Bank shall be held by those individuals currently holding the same or similar executive management positions in State Bank. On the Effective Date, the James River Board of Directors, which is currently comprised of ten
(10) members, shall be increased by one (1) member, and the additional member of the James River Board of Directors shall be an individual currently serving on the Board of Directors of State Bank nominated by State Bank's Board of Directors. Additionally, on the Effective Date, each member currently serving on the Board of Directors of State Bank shall serve on the Board of Directors of New Bank. The State Bank director who is elected to the James River Board may continue to serve on the New Bank Board until January 1, 2001, but thereafter may not stand for reelection to the New Bank Board as long as he is serving on the James River Board.

      1.3 The Closing and Effective Date. The closing of the transactions contemplated by this Agreement and the Merger shall take place at the offices of Kaufman & Canoles, P.C., Norfolk, Virginia, or at such other place as may be mutually agreed upon by the parties. The Merger shall become effective on the date shown on the Certificate of Merger issued by the State Corporation Commission of Virginia effecting the Merger (the "Effective Date"). Unless otherwise agreed upon in writing by the chief executive officers of James River and State Bank, subject to the conditions to the obligations of the parties to effect the Merger as set forth in Article 6, the parties shall use their best efforts to cause the Effective Date to occur on the first day of the quarter following the month in which the conditions set forth in Sections 6.1(a) and 6.1(b) are satisfied. All documents required by the terms of this Agreement to be delivered at or prior to the Effective Date will be exchanged by the parties at the closing of the Merger (the "Merger Closing"), which shall be held on or before the Effective Date. At or after the Merger Closing, James River and State Bank shall execute and deliver to the Virginia State Corporation Commission Articles of Merger containing the Plan of Merger, in the form attached as Exhibit A.

      1.4 Definitions. Any term defined anywhere in this Agreement shall have the meaning ascribed to it for all purposes of this Agreement (unless expressly noted to the contrary). In addition:

            (a) the term "knowledge" when used with respect to a party shall mean the knowledge, after due inquiry, of any "Executive Officer" of such party, as such term is defined in Regulation O, (12 C.F.R. 215);

            (b) the term "material  adverse effect",  when applied to a party, shall mean an event,  occurrence or circumstance  (including  without limitation
(i) the making of any provisions for possible loan and lease losses, write-downs or other real estate and taxes and (ii) any breach of a representation or warranty by such party) which (a) has or is reasonably likely to have a material adverse effect on the financial position, results of operations or business of the party and its subsidiaries, taken as a whole, or (b) would materially impair the party's ability to perform its obligations under this Agreement or the consummation of the Merger and the other transactions contemplated by this Agreement; provided, however, that solely for purposes of measuring whether an event, occurrence or circumstance has a material adverse effect on such party's results of operations, the term "results of operations" shall mean net interest income plus non-interest income (less securities gains) less gross expenses (excluding provisions for possible loan and lease losses, write-downs of other real estate and taxes); and provided further, that material adverse effect and material impairment shall not be deemed to include the impact of (i) changes in banking and similar laws of general applicability or interpretations thereof by courts or governmental authorities, (ii) changes in generally accepted accounting principles or regulatory accounting requirements applicable to banks and bank holding companies generally, and (iii) the Merger on the operating performance of the parties to this Agreement; and

            (c) the term "Disclosed in Writing" by a party shall mean information set forth in one or more written disclosure letters delivered by that party to the other party on or prior to February 28, 1999 and specifically designated as information "Disclosed in Writing" pursuant to this Agreement.

                                    ARTICLE 2
                          Basis and Manner of Exchange

      2.1 Conversion of Shares. Upon and by reason of the Merger becoming effective and except as set forth in Section 2.3 below, no cash shall be allocated to the shareholders of State Bank and stock shall be issued and allocated as follows:

      (a) Each share of common stock, par value $10.00 per share, of State Bank ("State Bank Common Stock") issued and outstanding immediately prior to the Effective Date shall, by operation of law, cease to be outstanding and shall automatically be converted into and exchanged for 2.9 (the "Exchange Ratio") shares of common stock, par value $5.00 per share, of James River ("James River Common Stock"). Each holder of a certificate representing any shares of State Bank Common Stock upon the surrender of his State Bank stock certificates to James River, duly endorsed for transfer in accordance with Section 2.2 below, will be entitled to receive in exchange therefore certificates representing the number of shares of James River Common Stock that his shares shall be converted into pursuant to the Exchange Ratio. Each such holder of State Bank Common Stock shall have the right to receive any dividends previously declared but unpaid as to such stock and the consideration described in Sections 2.1 and 2.3 upon the surrender of such certificate in accordance with Section 2.2 . In the event James River changes the number of shares of James River Common Stock issued and outstanding prior to the Effective Date as a result of any stock split, stock dividends, recapitalization or similar transaction with respect to the outstanding James River Common Stock and the record date therefor shall be prior to the Effective Date, the Exchange Ratio shall be proportionately adjusted.

      2.2 Manner of Exchange. As promptly as practicable after the Effective Date, James River shall cause First Union National Bank, acting as the exchange agent ("Exchange Agent"), to send to each former shareholder of record of State Bank immediately prior to the Effective Date transmittal materials for use in exchanging such shareholder's certificates of State Bank Common Stock for the consideration set forth in Section 2.1 above and Section 2.3 below. Any fractional share checks which a State Bank shareholder shall be entitled to receive in exchange for such shareholder's shares of State Bank Common Stock, and any dividends paid on any shares of James River Common Stock that such shareholder shall be entitled to receive prior to the delivery to the Exchange Agent of such shareholder's certificates representing all of such shareholder's shares of State Bank Common Stock will be delivered to such shareholder only upon delivery to the Exchange Agent of the certificates representing all of such shares (or indemnity satisfactory to James River and the Exchange Agent, in their judgment, if any of such certificates are lost, stolen or destroyed). No interest will be paid on any such fractional share checks or dividends to which the holder of such shares shall be entitled to receive upon such delivery.

      2.3 No Fractional Shares. No certificates or scrip for fractional shares of James River Common Stock will be issued. In lieu thereof, James River will pay the value of such fractional shares in cash on the basis of the fair market value of James River Common Stock immediately precedes the Effective Date. The market value of James River Common Stock will be its average closing sales price as reported on the Nasdaq/NMS ("Nasdaq") for each of the ten full trading days ending on the fifth day prior to the Effective Date.

      2.4 Dividends. No dividend or other distribution payable to the holders of record of James River Common Stock at or as of any time after the Effective Date shall be paid to the holder of any certificate representing shares of State Bank Common Stock issued and outstanding at the Effective Date until such holder physically surrenders such certificate for exchange as provided in Section 2.2 of this Agreement, promptly after which time all such dividends or distributions shall be paid (without interest).


                                    ARTICLE 3
                          Representation and Warranties

      3.1 Representations and Warranties of State Bank. State Bank represents and warrants to James River as follows:

            (a) Organization, Standing and Power. (1) State Bank is a corporation and a Virginia state bank, duly organized, validly existing and in good standing under the laws of Virginia, and it has all requisite corporate power and authority to carry on its business in Virginia as now being conducted and to own and operate its assets, properties and business. State Bank has the corporate power and authority to execute and deliver this Agreement and perform the respective terms of this Agreement and the Plan of Merger. State Bank is a member of the Federal Reserve System, and except as Disclosed in Writing is in compliance in all material respects with all rules and regulations promulgated by the Board of Governors of the Federal Reserve System (the "Federal Reserve"), the Virginia State Corporation Commission ("SCC") and any other relevant regulatory authority, and it has all requisite corporate power and authority to carry on a commercial banking business as now being conducted and to own and operate its assets, properties and business.

            (2) State Bank is an "insured bank" as defined in the Federal Deposit Insurance Act and applicable regulations thereunder. All of the shares of capital stock of State Bank are fully paid and nonassessable.

            (b) Authority. (1) The execution and delivery of this Agreement, the Plan of Merger and the consummation of the Merger, have been duly and validly authorized by all necessary corporate action on the part of State Bank, except the approval of shareholders. The Agreement represents the legal, valid, and binding obligations of State Bank, enforceable against State Bank in accordance with its terms (except in all such cases as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

            (2) Neither the execution and delivery of this Agreement, the consummation of the transactions contemplated herein, nor compliance by State
Bank with any of the provisions hereof will: (i) conflict with or result in a breach of any provision of State Bank's Articles of Incorporation or Bylaws;
(ii) except as Disclosed in Writing, constitute or result in the breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon, any property or assets of State Bank pursuant to (A) any note, bond, mortgage, indenture known to State Bank, or (B) any material license, agreement, lease, or other instrument or obligation known to State Bank, to which State Bank is a party or by which it or any of its properties or assets may be bound, or (iii) subject to the receipt of the requisite approvals referred to in Section 4.7, violate any order, writ, injunction, decree, statute, rule or regulation applicable to State Bank or any or its properties or assets.

            (c) Capital Structure. The authorized capital stock of State Bank consists of Four Hundred Thousand (400,000) shares of common stock, par value $10.00 per share, of which, as of the date hereof, Two Hundred Ninety-One Thousand Twenty-Seven (291,027) shares are issued, outstanding, fully paid and nonassessable, were not issued in violation of any shareholder's preemptive rights or, to the knowledge of State Bank, were not issued in violation of any other agreement to which State Bank is a party or otherwise bound, or of any registration or qualification provisions of any federal or state securities laws. There are no outstanding understandings or commitments of any character pursuant to which State Bank could be required or expected to issue shares of capital stock.

            (d) No Bank Subsidiaries. (1) State Bank does not own, directly or indirectly, 5% or more of the outstanding capital stock or other equity securities of any corporation, bank or other organization.

            (e) Financial Statements. The State Bank Financial Statements (as defined below) fairly present or will fairly present, as the case may be, the financial position of State Bank as of the dates indicated and the results of operations, changes in shareholders' equity and statements of cash flows for the periods or as of the dates set forth therein (subject, in the case of unaudited interim statements, to normal recurring audit adjustments that are not material in amount or effect, or except as otherwise Disclosed in Writing) in conformity with generally accepted accounting principles applicable to financial institutions applied on a consistent basis. The books and records of State Bank fairly reflect in all material respects the transactions to which it is a party or by which its properties are subject or bound. Such books and records have been properly kept and maintained and are in compliance in all material respects with all applicable legal and accounting requirements. The State Bank Financial Statements shall mean (i) the statements of financial condition of State Bank as of December 31, 1997 and 1996 and the related statements of income, shareholders' equity and cash flows for each of the three years ended December 31, 1997, 1996 and 1995 (including related notes and schedules, if any) and (ii) the balance sheet of State Bank and related statements of income, shareholders' equity and cash flows (including related notes and schedules, if any) with respect to quarterly periods ended subsequent to December 31, 1997.

            (f) Absence of Undisclosed Liabilities. At September 30, 1998, State Bank did not have any obligation or liability (contingent or otherwise) of any nature which was not reflected in the State Bank Financial Statements, except for those which in the aggregate are immaterial or are Disclosed in Writing.

            (g)   Legal  Proceedings;  Compliance with Laws. Except as Disclosed in Writing, there are no actions, suits or proceedings instituted or pending or, to the best knowledge of State Bank's management, threatened or probable of assertion against State Bank, or against any property, asset, interest or right, that are reasonably expected to have, either individually or in the aggregate a material adverse effect on the financial condition of State Bank or that are reasonably expected to threaten or impede the consummation of the Merger. State Bank is not a party to any agreement or instrument or subject to any judgment, order, writ, injunction, decree or rule that might reasonably be expected to have a material adverse effect on the condition (financial or otherwise), business or prospects of State Bank. Except as Disclosed in Writing, as of the date of this Agreement, neither State Bank nor any of its properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment or similar submission to, any federal or state governmental agency or authority charged with the supervision or regulation of depository institutions or mortgage lenders or engaged in the insurance of deposits which restricts or purports to restrict in any material respect the conduct of its business or its properties, or in any manner relates to the capital, liquidity, credit policies or management of it; and except as Disclosed in Writing, State Bank has not been advised by any such regulatory authority that such authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter or similar submission. To the best knowledge of State Bank, State Bank has complied in all material respects with all laws, ordinances, requirements, regulations or orders applicable to its business (including environmental laws, ordinances, requirements, regulations or orders).

            (h) Regulatory Approvals. State Bank knows of no reason why the regulatory approvals referred to in Section 6.1(b) should not be obtained without the imposition of any condition of the type referred to in Section 6.1(b).

            (i) Labor Relations. State Bank is not a party to or bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is it the subject of a proceeding asserting that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel it to bargain with any labor organization as to wages and conditions of employment, nor is there any strike or other labor dispute involving it, pending or, to the best of its knowledge, threatened, nor is it aware of any activity involving its employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

            (j) Tax Matters. State Bank has filed all federal, state and local tax returns and reports required to be filed, and all taxes shown by such returns to be due and payable have been paid or are reflected as a liability in the State Bank Financial Statements or are being contested in good faith and shall be Disclosed in Writing. Except to the extent that liabilities therefor are specifically reflected in the State Bank Financial Statements, there are no federal, state or local tax liabilities of State Bank other than liabilities that have arisen since September 30, 1998, all of which have been properly accrued or otherwise provided for on the books and records of State Bank. Except as Disclosed in Writing, no tax return or report of State Bank is under examination by any taxing authority or the subject of any administrative or judicial proceeding, and no unpaid tax deficiency has been asserted against State Bank by any taxing authority.

            (k) Property. Except as disclosed or reserved against in the State Bank Financial Statements, State Bank has good and marketable title free and clear of all material liens, encumbrances, charges, defaults or equities of whatever character to all of the material properties and assets, tangible or intangible, reflected in the State Bank Financial Statements as being owned by State Bank as of the date thereof. To the best knowledge of State Bank, all buildings, and all fixtures, equipment, and other property and assets which are material to its business on a consolidated basis, held under leases or subleases by State Bank are held under valid instruments enforceable in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws. The buildings, structures, and appurtenances owned, leased, or occupied by State Bank are in good operating condition and in a state of good maintenance and repair, and to the best knowledge of State Bank (i) comply with applicable zoning and other municipal laws and regulations, and (ii) there are no latent defects therein.

            (l) Reports. Since January 1, 1995, State Bank has filed all reports and statements, together with any amendments required to be made with respect thereto, that were required to be filed with the SCC, the Federal Reserve, and to the best knowledge of State Bank, any other governmental or regulatory authority or agency having jurisdiction over its operations.

            (m) Employee Benefit Plans. (1) State Bank will deliver for James River's review, as soon as practicable, true and complete copies of all material pension, retirement, profit-sharing, deferred compensation, stock option, bonus, vacation or other material incentive plans or agreements, all material medical, dental or other health plans, all life insurance plans and all other material employee benefit plans or fringe benefit plans, including, without limitation, all "employee benefit plans" as that term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), currently adopted, maintained by, sponsored in whole or in part by, or contributed to by State Bank for the benefit of employees, retirees or other beneficiaries eligible to participate (collectively, the "State Bank Benefit Plans"). Any of the State Bank Benefit Plans which is an "employee pension benefit plan," as that term is defined in Section (3(2) of ERISA, is referred to herein as a "State Bank ERISA Plan." No State Bank Benefit Plan is or has been a multi-employer plan within the meaning of Section 3(37) of ERISA.

            (2) Except as Disclosed in Writing, all State Bank Benefit Plans are in compliance with the applicable terms of ERISA and the Internal Revenue Code of 1986, as amended (the "IRC") and any other applicable laws, rules and regulations, the breach or violation of which could result in a material liability to State Bank on a consolidated basis.

            (3) No State Bank ERISA Plan has any "unfunded current liability," as that term is defined in Section 302(d)(8)(A) of ERISA, and the present fair market value of the assets of any such plan exceeds the plan's "benefit liabilities," as that term is defined in Section 4001(a)(16) of ERISA, when determined under actuarial factors that would apply if the plan was terminated in accordance with all applicable legal requirements. Prior to February 28, 1999, State Bank shall provide James River with copies of all actuarial reports on State Bank's ERISA Plan issued since January 1, 1996.

            (n) Investment Securities. Subject to FASB 115 and except for pledges to secure public and trust deposits and obligations under agreements pursuant to which State Bank has sold securities subject to an obligation to repurchase, none of the investment securities reflected in the State Bank Financial Statements is subject to any restriction, contractual, statutory, or otherwise, which would impair materially the ability of the holder of such investment to dispose freely of any such investment at any time.

            (o) Certain Contracts. (1) Except as Disclosed in Writing or agreements entered into in the ordinary course of the banking business of State Bank, State Bank is not a party to, or bound by, (i) any material agreement, arrangement or commitment, (ii) any agreement, indenture or other instrument relating to the borrowing of money by State Bank or the guarantee by State Bank of any such obligation, (iii) any agreement, arrangement or commitment relating to the employment of a consultant or the employment, election, retention in office or severance of any present or former director or officer, (iv) any agreement to make loans or for the provision, purchase or sale of goods, services or property between State Bank and any director of officer of State Bank, or any member of the immediate family or affiliate of any of the foregoing, or (v) any agreement between State Bank and any 5% or more shareholder of State Bank.

            (2) Neither State Bank, nor to the knowledge of State Bank, the other party thereto, is in default under any material agreement, commitment, arrangement, lease, insurance policy or other instrument whether entered into in the ordinary course of business or otherwise, nor has there occurred any event that, with the lapse of time or giving of notice or both, would constitute such a default, other than defaults of loan agreement by borrowers from State Bank in the ordinary course of its business.

            (3) Since September 30, 1998, State Bank has not incurred or paid any obligation or liability that would be material to State Bank, except obligations incurred or paid in connection with transactions in the ordinary course of business of State Bank consistent with its practice and, except as Disclosed in Writing, from September 30, 1998 to the date hereof, State Bank has not taken any action that, if taken after the date hereof, would breach any of the covenants contained in Section 4.4 hereof.

            (p) Insurance. A complete list of all policies or binders of fire, liability, product liability, workmen's compensation, vehicular and other insurance held by or on behalf of the State Bank shall be Disclosed in Writing to James River and all such policies or binders are valid and enforceable in accordance with their terms, are in full force and effect, and insure against risks and liabilities to the extent and in the manner customary for the industry and are deemed appropriate and sufficient by State Bank. State Bank is not in default with respect to any provision contained in any such policy or binder and has not failed to give any notice or present any claim under any such policy or binder in due and timely fashion. State Bank has not received notice of cancellation or non-renewal of any such policy or binder. State Bank has no knowledge of any inaccuracy in any application for such policies or binders, any failure to pay premiums when due or any similar state of facts or the occurrence of any event that is reasonably likely to form the basis for any material claim against it not fully covered (except to the extent of any applicable deductible) by the policies or binders referred to above. State Bank has not received notice from any of its insurance carriers that any insurance premiums will be increased materially in the future or that any such insurance coverage will not be available in the future on substantially the same terms as now in effect.

            (q) Absence of Material Changes and Events. Except as Disclosed in Writing to James River prior to the execution of this Agreement, since September 30, 1998 there has not been any material adverse change in the condition (financial or otherwise), aggregate assets or liabilities, cash flow, earnings or business of State Bank, and State Bank has conducted its business only in the ordinary course consistent with past practice.

            (r)   Loans,  OREO and  Allowance  for Loan  Losses.  (1)  Except as
Disclosed in Writing, and except for matters which individually or in the aggregate do not have a material adverse effect on the Merger or the financial condition of State Bank, to the best knowledge of State Bank, each loan reflected as an asset in the State Bank Financial Statements (i) is evidenced by notes, agreements, or other evidences of indebtedness which are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid liens and security interests which have been perfected, and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors' rights and to general equity principles. All loans and extensions of credit which are subject to regulation by the Federal Reserve which have been made by State Bank comply therewith.

            (2) The classification on the books and records of State Bank of loans and/or non-performing assets as nonaccrual, troubled debt restructuring, OREO or other similar classification, complies in all material respects with generally accepted accounting principles and applicable regulatory accounting principles.

            (3) Except for liens, security interests, claims, charges, or such other encumbrances as have been appropriately reserved for in the State Bank Financial Statements or are not material, title to the OREO is good and marketable, and there are no adverse claims or encumbrances on the OREO. All title, hazard and other insurance claims and mortgage guaranty claims with respect to the OREO have been timely filed and State Bank has not received any notice of denial of any such claim.

            (4) State Bank is in possession of all of the OREO or, if any of the OREO remains occupied by the mortgagor, eviction or summary proceedings have been commenced or rental arrangements providing for market rental rates have been agreed upon and State Bank is diligently pursuing such eviction or summary proceedings or such rental arrangements. Except as Disclosed in Writing, no legal proceeding or quasi-legal proceeding is pending or, to the knowledge of State Bank, threatened concerning any OREO or any servicing activity or omission to provide a servicing activity with respect to any of the OREO.

            (5) Except as Disclosed in Writing, all loans made by State Bank to facilitate the disposition of OREO are performing in accordance with their terms.

            (6) Except as Disclosed in Writing, the allowance for possible loan losses and the reserve for OREO shown on the State Bank Financial Statements was, and the allowance for possible loan losses and the reserve for OREO shown on the financial statements of State Bank as of dates subsequent to the execution of this Agreement will be, in each case as of the dates thereof, adequate in all material respects to provide for possible losses, net of recoveries relating to loans previously charged off, on loans outstanding (including accrued interest receivable) of State Bank and other extensions of credit (including letters of credit and commitments to make loans or extend credit) by State Bank, and for possible losses on OREO.

            (s) Statements True and Correct. None of the information supplied or to be supplied by State Bank for inclusion in the Registration Statement on Form S-4 (the "Registration Statement") to be filed by James River with the SEC, the Joint Proxy Statement (as defined in Section 4.3) to be mailed to every State Bank shareholder or any other document to be filed with the SEC, the SCC, the Federal Reserve, or any other regulatory authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and, in the case of the Registration Statement, when it becomes effective and with respect to the Proxy Statement/Prospectus, when first mailed to State Bank shareholders, be false or misleading with respect to any material fact or omit to state any material fact necessary in order to make the statements therein not misleading, or, in the case of the Joint Proxy Statement or any supplement thereto, at the time of the State Bank Shareholders' Meeting or the James River Shareholders' Meeting (as defined in Section 4.3), be false or misleading with respect to any material fact or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the State Bank Shareholders' Meeting or the James River Shareholders' Meeting.

            (t) Brokers and Finders. Neither State Bank nor any of its respective officers, directors or employees, has employed any broker, finder or financial advisor or incurred any liability for any fees or commissions in connection with the transactions contemplated herein, except for McKinnon & Company, Inc.

            (u) Repurchase Agreements. With respect to all agreements pursuant to which State Bank has purchased securities subject to an agreement to resell, if any, State Bank has a valid, perfected first lien or security interest in the government securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

            (v) Administration of Trust Accounts. State Bank has properly administered, in all respects material and which could reasonably be expected to be material to the business, operations or financial condition of State Bank, all accounts for which it acts as a fiduciary including but not limited to accounts for which it serves as trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state and federal law and regulation and common law. Neither State Bank, nor any director, officer or employee of State Bank has committed any breach of trust with respect to any such fiduciary account which is material to or could reasonably be expected to be material to the business, operations or consolidated financial condition of State Bank, and the accountings for each such fiduciary account are true and correct in all material respects and accurately reflect the assets of such fiduciary account in all material respects.

            (w) Takeover Laws; No Dissenters Rights. State Bank has taken all action necessary to exempt this Agreement and the transactions contemplated hereby from the requirements of any "control share," "fair price," "affiliate transaction" or other anti-takeover laws and regulations of any state, including without limitation Sections 13.1-725 through 13.1-728 of the VSCA, and Sections 13.1-728.1 through 13.1-728.9 of the VSCA. Holders of State Bank Common Stock do not have dissenters' rights in connection with the Merger.

            (x) Year 2000. Except as Disclosed in Writing, State Bank has reviewed the areas within its business and operations which could be adversely affected by, and has developed a program to address and remedy on a timely basis, "Year 2000" issues such as risks that computer applications, vendors, customers, equipment, and operating systems will not be "Year 2000 Compliant" (hereinafter defined), and has made appropriate related inquiries of its vendors and customers. "Year 2000 Compliant," with respect to any person, means that the hardware and software systems and components (including without limitation imbedded microchips) owned, licensed or used by such person in connection with its business operations will (without any additional cost or the need for human intervention) (i) accurately process information involving any and all dates before, during and/or after January 1, 2000, including without limitation recognizing and processing input, providing output, storing information and performing date-related calculations, all without creating any ambiguity as to the century and without any other material and adverse error or malfunction,
(ii) operate accurately without material and adverse interruption or malfunction on and in respect of any and all dates before, during and/or after January 1, 2000 and (iii) where applicable, respond to and process two digit year input without creating any ambiguity as to the century.

            (y) Environmental Matters. (1) Except as Disclosed in Writing, to the best of State Bank's knowledge, State Bank does not own or lease any properties affected by toxic waste, radon gas or other hazardous conditions or constructed in part with the use of asbestos. State Bank is in substantial compliance with all Environmental Laws applicable to real or personal properties in which it has a direct fee ownership or, with respect to a direct interest as lessee, applicable to the leasehold premises or, to the best knowledge of State Bank, the premises on which the leasehold is situated. State Bank has not received any Communication alleging that it is not in such compliance and, to the best knowledge of State Bank, there are no present circumstances (including Environmental Laws that have been adopted but are not yet effective) that would prevent or interfere with the continuation of such compliance.

            (2) There are no legal, administrative, arbitral or other claims, causes of action or governmental investigations of any nature, seeking to impose, or that could result in the imposition, on State Bank of any liability arising under any Environmental Laws pending or, to the best knowledge of State Bank, threatened against (A) State Bank, (B) any person or entity whose liability for any Environmental Claim State Bank has or may have retained or assumed either contractually or by operation of law, or (C) any real or personal property which State Bank owns or leases, or has been or is judged to have managed or to have supervised or participated in the management of, which liability might have a material adverse effect on the business, financial condition or results of operations of State Bank. State Bank is not subject to any agreement, order, judgment, decree or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any such liability.

            (3) To the best knowledge of State Bank, there are no legal, administrative, arbitral or other proceedings, or Environmental Claims or other claims, causes of action or governmental investigations of any nature, seeking to impose, or that could result in the imposition, on State Bank of any liability arising under any Environmental Laws pending or threatened against any real or personal property in which State Bank holds a security interest in connection with a loan or a loan participation which liability might have a material adverse effect on the business, financial condition or results of operations of State Bank. State Bank is not subject to any agreement, order, judgment, decree or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any such liability.

            (4) With respect to all real and personal property owned or leased by any of the State Bank, other than OREO, State Bank has made available to James River copies of any environmental audits, analyses and surveys that have been prepared relating to such properties. With respect to all OREO held by State Bank and all real or personal property which State Bank has been or is judged to have managed or to have supervised or participated in the management of, State Bank has made available to James River the information relating to such OREO available to State Bank. State Bank is in compliance in all material respects with all recommendations contained in any environmental audits, analyses and surveys relating to any of the properties, real or personal, described in this subsection (4).

            (5) There are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the release, emission, discharge or disposal of any Materials of Environmental Concern, that could reasonably form the basis of any Environmental Claim or other claim or action or governmental investigation that could result in the imposition of any liability arising under any Environmental Laws currently in effect or adopted but not yet effective against State Bank or against any person or entity whose liability for any Environmental Claim of State Bank has or may have retained or assumed either contractually or by operation of law.

            (6) For the purpose of this Agreement, the following terms shall have the following meanings:

            (i) "Communication" means a communication which is of a substantive nature and which is made (A) in writing to State Bank on the one hand or to James River or any James River Subsidiary on the other hand, or (B) orally to a senior officer of State Bank or of James River or any James River Subsidiary, whether from a governmental authority or a third party.

            (ii) "Environmental Claim" means any Communication from any governmental authority or third party alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from the presence, or release into the environment, of any Material of Environmental Concern.

            (iii) "Environmental Laws" means all applicable federal, state and local laws and regulations, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, that relate to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata). This definition includes, without limitation, laws and regulations relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern.

            (iv)  "Materials   of  Environmental   Concern"  means   pollutants,
contaminants, wastes, toxic substances, petroleum and petroleum products and any other materials regulated under Environmental Laws.

      3.2 Representations and Warranties of James River. James River represents and warrants to State Bank as follows:

            (a) Organization, Standing and Power. (1) James River is a corporation duly organized, validly existing and in good standing under the laws of Virginia. It has all requisite corporate power and authority to carry on its business as now being conducted and to own and operate its assets, properties and business, and James River has the corporate power and authority to execute and deliver this Agreement and perform the respective terms of this Agreement and Plan of Merger. James River is duly registered as a bank holding company under the Bank Holding Company Act of 1956. Each of James River's subsidiaries that is a depository institution is a wholly owned subsidiary of James River, is a Virginia corporation and is a Virginia state bank, duly organized, validly existing and in good standing under the laws of Virginia, and except as Disclosed in Writing, is in compliance in all material respects with all rules and regulations promulgated by any relevant regulatory authority, and it has all requisite corporate power and authority to carry on a commercial banking business as now being conducted and to own and operate its assets, properties and business.

            (2) Each of the subsidiary corporations of James River (and the subsidiaries thereof) are duly organized, validly existing and in good standing in their respective states of incorporation and which have all requisite corporate power and authority to carry on their businesses as now being conducted and to own and operate their assets, properties and business (the "James River Subsidiaries" and, collectively with James River, the "James River Companies"). Each James River Subsidiary that is a depository institution is an "insured bank" as defined in the Federal Deposit Insurance Act and applicable regulations thereunder, is a member of the Federal Reserve and, except as Disclosed in Writing, is in compliance in all material respects with all rules and regulations promulgated by the Federal Reserve, the SCC and any other relevant regulatory authority. All of the shares of capital stock of the James River Subsidiaries held by James River are duly and validly issued, fully paid and nonassessable, and all such shares are owned by James River or a James River Subsidiary, free and clear of any claim, lien, pledge or encumbrance of any kind, and were not issued in violation of the preemptive rights of any shareholder or in violation of any agreement or of any registration or qualification provisions of federal or state securities laws. Except as Disclosed in Writing, each of the James River Companies is in good standing as a foreign corporation in each jurisdiction where the properties owned, leased or operated, or the business conducted, by it require such qualification and where failure to so qualify either singly or in the aggregate would have a material adverse effect on the financial condition, properties, businesses or results of operations of the James River Companies.

            (b) Authority. (1) The execution and delivery of this Agreement and the Plan of Merger and the consummation of the Merger have been duly and validly authorized by all necessary corporate action on the part of James River, except the approval of shareholders. The Agreement represents the legal, valid, and binding obligation of James River, enforceable against James River in accordance with its terms (except in all such cases as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

            (2) Neither the execution and delivery of this Agreement, the consummation of the transactions contemplated therein, nor the compliance by James River with any of the provisions thereof will (i) conflict with or result in a breach of any provision of the Articles of Incorporation or Bylaws of James River, (ii) except as Disclosed in Writing, constitute or result in the breach of any term, condition or provision of, or constitute default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon, any property or assets of the James River Companies pursuant to (A) any note, bond, mortgage, indenture, or (B) any material license, agreement, lease or other instrument or obligation, to which any of the James River Companies is a party or by which any of them or any of their properties or assets may be bound, or (iii) subject to the receipt of the requisite approvals referred to in Section 4.7, violate any order, writ, injunction, decree, statute, rule or regulation applicable to any of the James River Companies or any of their properties or assets.

            (c)   Capital Structure. The authorized capital stock of James River consists of Ten Million (10,000,000) shares of common stock, par value $5.00 per share ("James River Common Stock"), of which Three Million Seven Hundred Twenty-one Thousand Three Hundred Forty-eight (3,721,348) shares are issued and outstanding, and Two Million (2,000,000) shares of preferred stock, none of which are issued. The issued and outstanding shares of James River Common Stock are fully paid and nonassessable, not subject to shareholder preemptive rights, and not issued in violation of any agreement to which James River is a party or otherwise bound, or of any registration or qualification provisions of any federal or state securities laws. The shares of James River Common Stock to be issued in exchange for shares of State Bank Common Stock upon consummation of the Merger will have been duly authorized and, when issued in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable and subject to no preemptive rights. Except for options held by officers and employees of James River pursuant to the James River 1996 Employee Stock Option Plan and James River's obligation to issue shares in lieu of directors' fees pursuant to the Stock/Cash Plan for Payment of Directors' Fees, there are no outstanding understandings or commitments of any character pursuant to which James River or any of the James River Companies could be required or expected to issue shares of capital stock.

            (d) Ownership of the James River Subsidiaries; Capital Structure of the James River Subsidiaries; and Organization of the James River Subsidiaries. (1) James River does not own, directly or indirectly, 5% or more of the outstanding capital stock or other voting securities of any corporation, bank or other organization actively engaged in business except as Disclosed in Writing (collectively the "James River Subsidiaries" and each individually a "James River Subsidiary"). The outstanding shares of capital stock of each James River Subsidiary have been duly authorized and are validly issued, and are fully paid and nonassessable and all such shares are directly or indirectly owned by James River free and clear of all liens, claims and encumbrances. No rights are authorized, issued or outstanding with respect to the capital stock of any James River Subsidiary and there are no agreements, understandings or commitments relating to the right of James River to vote or to dispose of said shares. None of the shares of capital stock of any James River Subsidiary has been issued in violation of the preemptive rights of any person.

            (2) Each James River Subsidiary is a duly organized corporation, validly existing and in good standing under applicable laws. Each James River Subsidiary (i) has full corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted except where the absence of such power or authority would not have a material adverse effect on the financial condition, results of operations or business of James River on a consolidated basis, and (ii) is duly qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification and where failure to so qualify would have a material adverse effect on the financial condition, results of operations or business of James River on a consolidated basis. Each James River Subsidiary has all federal, state, local and foreign governmental authorizations and licenses necessary for it to own or lease its properties and assets and to carry on its business as it is now being conducted, except where failure to obtain such authorization or license would not have a material adverse effect on the business of such James River Subsidiary.

            (e) Financial Statements. James River's Annual Report on Form 10-K for the fiscal year ended December 31, 1997, and all other documents filed or to be filed subsequent to December 31, 1997 under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, in the form filed with the Securities and Exchange Commission (the "SEC") (in each such case, the "James River Financial Statements") did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading; and each of the balance sheets in or incorporated by reference into the James River Financial Statements (including the related notes and schedules thereto) fairly presents and will fairly present the financial position of the entity or entities to which it relates as of its date and each of the statements of income and changes in stockholders' equity and cash flows or equivalent statements in the James River Financial Statements (including any related notes and schedules thereto) fairly presents and will fairly present the results of operations, changes in stockholders' equity and changes in cash flows, as the case may be, of the entity or entities to which it relates for the periods set forth therein, in each case in accordance with generally accepted accounting principles consistently applied to banks and bank holding companies during the periods involved, except as may be noted therein, subject to normal and recurring year-end audit adjustments in the case of unaudited statements.

            (f) Absence of Undisclosed Liabilities. At September 30, 1998, none of the James River Companies had any obligation or liability (contingent or otherwise) of any nature which were not reflected in the James River Financial Statements except for those which in the aggregate are immaterial or are Disclosed in Writing.

            (g) Legal Proceedings; Compliance with Laws. Except as Disclosed in Writing, there are no actions, suits or proceedings instituted or pending or, to the best knowledge of James River's management, threatened or probable of assertion against any of the James River Companies, or against any property, asset, interest or right of any of them, that are reasonably expected to have, either individually or in the aggregate, a material adverse effect on the financial condition of James River on a consolidated basis or that are reasonably expected to threaten or impede the consummation of the Merger. None of the James River Companies is a party to any agreement or instrument or subject to any judgment, order, writ, injunction, decree or rule that might reasonably be expected to have a material adverse effect on the condition (financial or otherwise), business or prospects of James River on a consolidated basis. Except as Disclosed in Writing, as of the date of this Agreement, none of the James River Companies nor any of their properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, any federal or state governmental agency or authority charged with the supervision or regulation of depository institutions or mortgage lenders or engaged in the insurance of deposits which restricts or purports to restrict in any material respect the conduct of the business of it or any of its subsidiaries or properties, or in any manner relates to the capital, liquidity, credit policies or management of it; and except as Disclosed in Writing, none of the James River Companies has been advised by any such regulatory authority that such authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter or similar submission. To the best knowledge of James River, the James River Companies have complied in all material respects with all laws, ordinances, requirements, regulations or orders applicable to its business (including environmental laws, ordinances, requirements, regulations or orders).

            (h) Regulatory Approvals. James River knows of no reason why the regulatory approvals referred to in Section 6.1(b) should not be obtained without the imposition of any condition of the type referred to in Section 6.1(b).

            (i) Labor Relations. None of the James River Companies is a party to, or is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is it the subject of a proceeding asserting that is has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel it to bargain with any labor organization as to wages and conditions of employment, nor is there any strike or other labor dispute involving it, pending or, to the best of its knowledge, threatened, nor is it aware of any activity involving its employees seeking to certify a collective bargaining unit or engaging in any other organizational activity.

            (j) Tax Matters. The James River Companies have filed all federal, state, and local tax returns and reports required to be filed, and all taxes shown by such returns to be due and payable have been paid or are reflected as a liability in the James River Financial Statements or are being contested in good faith and shall be Disclosed in Writing. Except to the extent that liabilities therefor are specifically reflected in the James River Financial Statements, there are no federal, state or local tax liabilities of the James River Companies other than liabilities that have arisen since September 30, 1998, all of which have been properly accrued or otherwise provided for on the books and records of the James River Companies. Except as Disclosed in Writing, no tax return or report of any of the James River Companies is under examination by any taxing authority or the subject of any administrative or judicial proceeding, and no unpaid tax deficiency has been asserted against any of the James River Companies by any taxing authority.

            (k) Property. Except as disclosed or reserved against in the James River Financial Statements, the James River Companies have good and marketable title free and clear of all material liens, encumbrances, charges, defaults or equities of whatever character to all of the material properties and assets, tangible or intangible, reflected in the James River Financial Statements as being owned by the James River Companies as of the date thereof. To the best knowledge of James River, all buildings, and all fixtures, equipment, and other property and assets which are material to its business on a consolidated basis, held under leases or subleases by the James River Companies are held under valid instruments enforceable in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws. The buildings, structures, and appurtenances owned, leased, or occupied by the James River Companies are in good operating condition and in a state of good maintenance and repair, and to the best knowledge of James River (i) comply with applicable zoning and other municipal laws and regulations, and (ii) there are no latent defects therein.

            (l) Reports. Since January 1, 1995 the James River Companies have filed all reports and statements, together with any amendments required to be made with respect thereto, that were required to be filed with the SEC, the Federal Reserve, the SCC, and any other governmental or regulatory authority or agency having jurisdiction over their operations.

            (m) Employee Benefit Plans. (1) Except as Disclosed in Writing, all material pension, retirement, profit sharing, deferred compensation, stock option, bonus, vacation or other material incentive plans or agreements, all material medical, dental or other health plans, all life insurance plans and all other material employee benefit plans or fringe benefit plans, including without limitation, all "employee benefit plans" as that term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), currently adopted, maintained by, sponsored in whole or in part by, or contributed to by James River for the benefit of employees, retirees or other beneficiaries eligible to participate (collectively, the "James River ERISA Plans") are in compliance with the applicable terms of ERISA and the Internal Revenue Code of 1986, as amended (the "IRC") and any other applicable laws, rules and regulations the breach or violation of which could result in a material liability to James River on a consolidated basis.

            (2) No James River ERISA Plan which is a defined benefit pension plan has any "unfunded current liability," as that term is defined in Section 302(d)(8)(A) of ERISA, and the present fair market value of the assets of any such plan exceeds the plan's "benefit liabilities," as that term is defined in
Section 4001(a)(16) of ERISA, when determined under actuarial factors that would apply if the plan was terminated in accordance with all applicable legal requirements.

            (n) Investment Securities. Subject to FASB 115 and except for pledges to secure public and trust deposits and obligations under agreements pursuant to which any of the James River Companies has sold securities subject to an obligation to repurchase, none of the investment securities reflected in the James River Financial Statements is subject to any restriction, contractual, statutory, or otherwise, which would impair materially the ability of the holder of such investment to dispose freely of any such investment at any time.

            (o) Insurance. A complete list of all policies or binders of fire, liability, product liability, workmen's compensation, vehicular and other insurance held by or on behalf of the James River Companies shall be Disclosed in Writing to State Bank and all such policies or binders are valid and enforceable in accordance with their terms, are in full force and effect, and insure against risks and liabilities to the extent and in the manner customary for the industry and are deemed appropriate and sufficient by James River. Each of the James River Companies currently maintains insurance in amounts reasonably necessary for its operations and, to the knowledge of James River, similar in scope and coverage to that maintained by other entities similarly situated. Since January 1, 1998, and except as Previously Disclosed, none of the James River Companies has received any notice of a premium increase or cancellation or a failure to renew with respect to any insurance policy or bond and, within the last three fiscal years, none of the James River Companies has been refused any insurance coverage sought or applied for, and James River has no reason to believe that existing insurance coverage cannot be renewed as and when the same shall expire upon terms and conditions as favorable as those presently in effect, other than possible increases in premiums or unavailability of coverage that do not result from any extraordinary loss experience on the part of the James River Companies. The James River Companies are not in default with respect to any provision contained in any such policy or binder and have not failed to give any notice or present any claim under any such policy or binder in due and timely fashion. None of the James River Companies has received notice of cancellation or non-renewal of any such policy or binder. None of the James River Companies has knowledge of any inaccuracy in any application for such policies or binders, any failure to pay premiums when due or any similar state of facts or the occurrence of any event that is reasonably likely to form the basis for any material claim against it not fully covered (except to the extent of any applicable deductible) by the policies or binders referred to above. None of the James River Companies has received notice from any of its insurance carriers that any insurance premiums will be increased materially in the future or that any such insurance coverage will not be available in the future on substantially the same terms as now in effect.

            (p)   Allowance  for Loan  Losses.  The  allowance  for loan  losses reflected on the balance sheets included in the James River Financial Statements, as of their respective dates, is adequate in all material respects under the requirements of generally accepted accounting principles and regulatory accounting principles to provide for reasonably anticipated losses on outstanding loans.

            (q) Absence of Material Changes and Events. Except as Disclosed in Writing to State Bank prior to the execution of this Agreement, since September 30, 1998 there has not been any material adverse change in the condition (financial or otherwise), aggregate assets or liabilities, cash flow, earnings or business or James River, and James River has conducted its business only in the ordinary course consistent with past practice.

            (r) Statements True and Correct. None of the information supplied or to be supplied by James River for inclusion in the Registration Statement, the Joint Proxy Statement or any other document to be filed with the SEC or any other regulatory authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and, in the case of the Registration Statement, when it becomes effective and with respect to the Joint Proxy Statement, when first mailed to State Bank shareholders, be false or misleading with respect to any material fact or omit to state any material fact necessary in order to make the statements therein not misleading, or, in the case of the Joint Proxy Statement or any supplement thereto, at the time of the State Bank Shareholders' Meeting or the James River Shareholders' Meeting, be false or misleading with respect to any material fact or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the State Bank Shareholders' Meeting or the James River Shareholders' Meeting. All documents that James River is responsible for filing with the SEC or any other regulatory authority in connection with the transactions contemplated, hereby will comply as to form in all material respects with the provisions of applicable law, including applicable provisions of federal and state securities law.

            (s) Brokers and Finders. Neither James River nor any James River Subsidiary, nor any of their respective officers, directors or employees, has employed any broker, finder or financial advisor or incurred any liability for any fees or commissions in connection with the transactions contemplated herein.

            (t) Environmental Matters. To the knowledge of James River, the James River Companies are in substantial compliance with all Environmental Laws. None of the James River Companies has received any Communication alleging that James River or any James River Subsidiary is not in such compliance and, to the knowledge of James River, there are no present circumstances that would prevent or interfere with the continuation of such compliance.

            (u) Year 2000. Except as Disclosed in Writing, James River has reviewed the areas within its business and operations which could be adversely affected by, and has developed a program to address and remedy on a timely basis, "Year 2000" issues such as risks that computer applications, vendors, customers, equipment, and operating systems will not be "Year 2000 Compliant" (hereinafter defined), and has made appropriate related inquiries of its vendors and customers. "Year 2000 Compliant," with respect to any person, means that the hardware and software systems and components (including without limitation imbedded microchips) owned, licensed or used by such person in connection with its business operations will (without any additional cost or the need for human intervention) (i) accurately process information involving any and all dates before, during and/or after January 1, 2000, including without limitation recognizing and processing input, providing output, storing information and performing date-related calculations, all without creating any ambiguity as to the century and without any other material and adverse error or malfunction,
(ii) operate accurately without material and adverse interruption or malfunction on and in respect of any and all dates before, during and/or after January 1, 2000 and (iii) where applicable, respond to and process two digit year input without creating any ambiguity as to the century.

                                    ARTICLE 4
                       Conduct Prior to the Effective Date

      4.1 Access to Records and Properties. State Bank will keep James River, and James River will keep State Bank advised of all material developments relevant to their respective businesses prior to consummation of the Merger. Prior to the Effective Date, James River, on the one hand, and State Bank on the other, agree to give to the other party reasonable access to all the premises and books and records (including tax returns filed and those in preparation) of it and its subsidiaries and to cause its officers to furnish the other with such financial and operating data and other information with respect to the business and properties as the other shall from time to time request for the purposes of verifying the warranties and representations set forth herein; provided, however, that any such investigation shall be conducted in such manner as not to interfere unreasonably with the operation of the respective business of the other.

      4.2 Confidentiality. Between the date of this Agreement and the Effective Date, James River and State Bank each will maintain in confidence, and cause its directors, officers, employees, agents and advisors to maintain in confidence, and not use to the detriment of the other party, any written, oral or other information obtained in confidence from the other party or a third party in connection with this Agreement or the transactions contemplated hereby unless such information is already known to such party or to others not bound by a duty of confidentiality or unless such information becomes publicly available through no fault of such party, unless use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the transactions contemplated hereby or unless the furnishing or use of such information is required by or necessary or appropriate in connection with legal proceedings. If the Merger is not consummated, each party will return or destroy as much of such written information as may reasonably be requested.

      4.3 Registration Statement, Proxy Statement and Shareholder Approval. The Board of Directors of State Bank, and the Board of Directors of James River, each will duly call and will hold a meeting of their respective shareholders as soon as practicable for the purpose of approving the Merger in the case of State Bank and approving the authorization and issuance of James River Common Stock ("Stock Approval") in the case of James River (the "State Bank Shareholders' Meeting" and the "James River Shareholders' Meeting", respectively) and, subject to the fiduciary duties of the Board of Directors of State Bank and of James River (as advised in writing by their respective counsel), State Bank and James River each shall use its best efforts to solicit and obtain votes of the holders of its Common Stock in favor of the Merger, in the case of State Bank, and Stock Approval , in the case of James River, and will comply with the provisions in their respective Articles of Incorporation and Bylaws relating to the call and holding of a meeting of shareholders for such purpose; no member of the Board of Directors of State Bank or James River shall advise or encourage shareholders not to vote in favor of the Merger, in the case of State Bank, or Stock Approval, in the case of James River; and State Bank and James River shall, at the other's request, recess or adjourn the meeting if such recess or adjournment is deemed by the other to be necessary or desirable. James River and State Bank will prepare jointly the proxy statement/prospectus to be used in connection with the State Bank Shareholders' Meeting and the James River Shareholders' Meeting (the "Joint Proxy Statement"). James River will prepare and file with the SEC the Registration Statement, of which such Joint Proxy Statement shall be a part and will use its best efforts to have the Registration Statement declared effective as promptly as possible. When the Registration Statement or any post-effective amendment or supplement thereto shall become effective, and at all times subsequent to such effectiveness, up to and including the dates of the James River and State Bank Shareholders' Meetings, such Registration Statement and all amendments or supplements thereto, with respect to all information set forth therein furnished or to be furnished by State Bank relating to the State Bank Companies and by James River relating to the James River Companies, (i) will comply in all material respects with the provisions of the Securities Act of 1933 and any other applicable statutory or regulatory requirements, including applicable state blue-sky and securities laws, and (ii) will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading; provided, however, in no event shall any party hereto be liable for any untrue statement of a material fact or omission to state a material fact in the Registration Statement made in reliance upon, and in conformity with, written information concerning another party furnished by such other party specifically for use in the Registration Statement.

      4.4 Operation of the Business of State Bank and James River. (1) State Bank and James River each agrees that from the date hereof to the Effective Date it will operate its business substantially as presently operated and only in the ordinary course, and, consistent with such operation, it will use its best efforts to preserve intact its relationships with persons having business dealings with it.

            (2) Without limiting the generality of the foregoing, State Bank agrees that it will not, without the prior written consent of James River:

            (a) Make any change in its authorized capital stock, or issue or sell any additional shares of, securities convertible into or exchangeable for, or options, warrants or rights to purchase, its capital stock, nor shall it purchase, redeem or otherwise acquire any of its outstanding shares of capital stock;

            (b)   Voluntarily   make  any  changes  in  the  composition  of its
officers, directors or other key management personnel;

            (c) Make any change in the compensation or title of any Executive Officer (as defined in Regulation O) or any director or make any change in the compensation or title of any other employee, other than in accordance with past employment policies and practices in the ordinary course of business, any of which changes shall be reported promptly to James River;

            (d) Enter into any bonus, incentive compensation, stock option, deferred compensation, profit sharing, thrift, retirement, pension, group insurance or other benefit plan or any employment or consulting agreement;

            (e) Incur any obligation or liability (whether absolute or contingent, excluding suits instituted against it), make any pledge, or encumber any of its assets, nor dispose of any of its assets in any other manner, except in the ordinary course of its business and for adequate value;

            (f) Make, or commit to make, capital expenditures aggregating $100,000 or more without the prior written consent of James River;

            (g)   Knowingly waive any right to substantial value;

            (h) Enter into material transactions otherwise than in the ordinary course of its business;

            (i) Alter, amend or repeal its Bylaws or Articles of Incorporation; or

            (j) Propose or take any other action which would make any representation or warranty in Section 3.1 hereof untrue.

      4.5 Dividends. State Bank shall not declare and pay cash dividends in excess of $0.20 per share of State Bank Common Stock per quarter, in accordance with its prior practices, from the date of this Agreement through the Effective Date.

      4.6 No Solicitation. Unless and until this Agreement shall have been terminated pursuant to its terms, neither State Bank nor any of its officers, directors, representatives or agents shall, directly or indirectly, (i) encourage, solicit or initiate discussions or negotiations with any person other than James River concerning any merger, share exchange, sale of substantial assets, tender offer, sale of shares of capital stock or similar transaction involving State Bank, (ii) enter into any agreement with any third party providing for a business combination transaction, equity investment or sale of a significant amount of assets, or (iii) furnish any information to any other person relating to or in support of such transaction. State Bank will promptly communicate to James River the terms of any proposal which it may receive in respect to any of the foregoing transactions.

      4.7 Regulatory Filings. James River shall prepare all regulatory filings required to consummate the transactions contemplated by the Agreement and the Plan of Merger and submit the filings for approval with the Federal Reserve Board and the SCC, and any other governing regulatory authority, as soon as practicable after the date hereof. James River shall use its best efforts to obtain approvals of such filings.

      4.8 Public Announcements. Each party will consult with the other before issuing any press release or otherwise making any public statements with respect to the Merger and shall not issue any such press release or make any such public statement prior to such consultations except as may be required by law.

      4.9 Notice of Breach. James River and State Bank will give written notice to the other promptly upon becoming aware of the impending or threatened occurrence of any event which would cause or constitute a breach of any of the representations, warranties or covenants made to the other party in this Agreement and will use its best efforts to prevent or promptly remedy the same.

      4.10 Accounting Treatment. James River and State Bank shall each use their best efforts to ensure that the Merger qualifies for pooling-of-interests accounting treatment.

      4.11 Merger Consummation. Subject to the terms and conditions of this Agreement, each party shall use its best efforts in good faith to take, or cause to be taken, all actions, and to do or cause to be done all things necessary, proper or desirable, or advisable under applicable laws, as promptly as practicable so as to permit consummation of the Merger at the earliest possible date, consistent with Section 1.3 herein, and to otherwise enable consummation of the transactions contemplated hereby and shall cooperate fully with the other parties hereto to that end, and each of State Bank and James River shall use, and shall cause each of their respective subsidiaries to use, its best efforts to obtain all consents (governmental or other) necessary or desirable for the consummation of the transactions contemplated by this Agreement.


                                    ARTICLE 5
                              Additional Agreements

      5.1 Registration of Shares. The shares of James River Common Stock to be issued to shareholders of State Bank pursuant to this Agreement (including shares issued upon the exercise of outstanding options for State Bank Common Stock) will be registered under the Securities Act of 1933, as amended.

      5.2   Benefit   Plans.   Upon  the   Effective   Date,   and  as  soon  as
administratively practicable and subject to James River's best efforts, employees of State Bank shall thereafter be entitled to participate in James River pension, benefit, health and similar plans on the same terms and conditions as employees of James River and its subsidiaries, without waiting periods or exceptions for pre-existing conditions and giving effect to years of service with State Bank as if such service were with James River. On the Effective Date State Bank shall suspend all benefit accruals under its ERISA Plan. If there is a surplus of plan assets over plan liabilities in the State Bank ERISA Plan, such surplus shall be used to increased participants' benefits. James River shall assume and honor in accordance with their terms as in effect on the date hereof all employment, severance, consulting and other compensation contracts and agreements Disclosed in Writing and executed in writing by State Bank on the one hand and any individual current or former director, officer or employee thereof on the other hand, copies of which have previously been delivered by State Bank to James River, including, but not limited to, Split Dollar Life Insurance Agreements and Collateral Assignments relating to four officers of State Bank.

      5.3 Indemnification. James River agrees that following the Effective Date, it shall indemnify and hold harmless any person who has rights to indemnification from State Bank, to the same extent and on the same conditions as such person is entitled to indemnification pursuant to Virginia law and State Bank's Articles of Incorporation or Bylaws, as in effect on the date of this Agreement, to the extent legally permitted to do so, with respect to matters occurring on or prior to the Effective Date. James River further agrees that any such person who has rights to indemnification pursuant to this Section 5.3 is expressly made a third party beneficiary of this Section 5.3 and may directly, in such person's personal capacity, enforce such rights through an action at law or in equity or through any other manner or means of redress allowable under Virginia law to the same extent as if such person were a party hereto. Without limiting the foregoing, in any case in which corporate approval may be required to effectuate any indemnification, James River shall direct, at the election of the party to be indemnified, that the determination of permissibility of indemnification shall be made by independent counsel mutually agreed upon between James River and the indemnified party. James River shall use its reasonable best efforts to maintain State Bank's existing directors' and officers' liability policy, or some other policy, including James River's existing policy, providing at least comparable coverage, covering persons who are currently covered by such insurance of State Bank on terms no less favorable than those in effect on the date hereof.

                                    ARTICLE 6
                            Conditions to the Merger

      6.1 Conditions to Each Party's Obligations to Effect the Merger. The respective obligations of each of James River and State Bank to effect the Merger and the other transactions contemplated by this Agreement shall be subject to the fulfillment or waiver at or prior to the Effective Date of the following conditions:

            (a) Shareholder Approvals. Shareholders of State Bank shall have approved all matters relating to this Agreement and the Merger required to be approved by such shareholders in accordance with Virginia law, and shareholders of James River shall have approved the issuance of shares of James River Common Stock in connection with the Merger in accordance with Virginia law.

            (b) Regulatory Approvals. This Agreement and the Plan of Merger shall have been approved by the Federal Reserve, the SCC, and any other regulatory authority whose approval is required for consummation of the transactions contemplated hereby, and such approvals shall not have imposed any condition or requirement which would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement as to render inadvisable the consummation of the Merger in the reasonable opinion of the Board of Directors of James River or State Bank.

            (c) Registration Statement. The Registration Statement shall have been declared effective and shall not be subject to a stop order or any threatened stop order.

            (d) Opinions of Counsel. State Bank shall have delivered to James River and James River shall have delivered to State Bank opinions of counsel, dated as of the Effective Date, as to such matters as they may each reasonably request with respect to the transactions contemplated by this Agreement and in a form reasonably acceptable to each of them.

            (e) Legal Proceedings. Neither James River nor State Bank shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits the consummation of the Merger.

            (f) Employment Contracts. The Agreement between Larry B. Olinger and State Bank and the Agreement between James E. Underhill and State Bank, both dated June 10, 1998 (collectively "Change of Control Agreements") shall be amended to provide that the Change of Control Agreements terminate three (3) years and two (2) years, respectively, from the Effective Date.

            (g) Accountants' Letter. James River shall have received a letter, dated as of the Effective Date, from Yount, Hyde & Barbour, P.C., satisfactory in form and substance to James River and State Bank, that the Merger will qualify for pooling-of-interests accounting treatment under generally accepted accounting principles.

      6.2 Conditions to Obligations of James River. The obligations of James River to effect the Merger shall be subject to the fulfillment or waiver at or prior to the Effective Date of the following additional conditions:

            (a) Representations and Warranties. Each of the representations and warranties contained herein of State Bank shall be true and correct as of the date of this Agreement and upon the Effective Date with the same effect as though all such representations and warranties had been made on the Effective Date, except (i) for any such representations and warranties made as of a specified date, which shall be true and correct as of such date, (ii) as expressly contemplated by this Agreement, or (iii) for representations and warranties the inaccuracies of which relate to matters that, individually or in the aggregate, do not materially adversely affect the Merger and the other transactions contemplated by this Agreement and James River shall have received a certificate or certificates signed by the Chief Executive Officer and Chief Financial Officer of State Bank dated the Effective Date, to such effect.

            (b) Performance of Obligations. State Bank shall have performed in all material respects all obligations required to be performed by it under this Agreement prior to the Effective Date, and James River shall have received a certificate signed by the Chief Executive Officer of State Bank to that effect.

            (c)   Affiliate  Letters.  Each shareholder of State Bank who may be deemed by counsel for James River to be an "affiliate" of State Bank within the meaning of Rule 145 under the Securities Act of 1933 shall have executed and delivered a commitment and undertaking to the effect that (1) such shareholder will dispose of the shares of James River Common Stock received by him in connection with the Merger only in accordance with the provisions of paragraph
(d) of Rule 145 and in a manner that would not prevent the Merger from qualifying for pooling-of-interests accounting treatment; (2) such shareholders will not dispose of any such shares until James River has received an opinion of counsel acceptable to it that such proposed disposition will not violate the provisions of any applicable security laws; and (3) the certificates representing said shares may bear a conspicuous legend referring to the forgoing restrictions.

      6.3 Conditions to Obligations of State Bank. The obligations of State Bank to effect the Merger shall be subject to the fulfillment or waiver at or prior to the Effective Date of the following additional conditions:

            (a) Representations and Warranties. Each of the representations and warranties contained herein of James River shall be true and correct as of the date of this Agreement and upon the Effective Date with the same effect as though all such representations and warranties had been made on the Effective date, except (i) for any such representations and warranties made as of a specified date, which shall be true and correct as of such date, (ii) as expressly contemplated by this Agreement, or (iii) for representations and warranties the inaccuracies of which relate to matters that, individually or in the aggregate, do not materially adversely affect the Merger and the other transactions contemplated by this Agreement and State Bank shall have received a certificate or certificates signed by the Chief Executive Officer and Chief Financial Officer of James River dated the Effective Date, to such effect.

            (b) Performance of Obligations. James River shall have performed in all material respects all obligations required to be performed by it under this Agreement prior to the Effective Date, and State Bank shall have received a certificate signed by Chief Executive Officer of James River to that effect.

            (c) Investment Banking Letter. State Bank shall have received a written opinion in form and substance satisfactory to State Bank from McKinnon & Company, Inc. addressed to State Bank and dated the date the Joint Proxy Statement is mailed to shareholders of State Bank, to the effect that the terms of the Merger, including the Exchange Ratio, are fair, from a financial point of view, to State Bank. At its option, State Bank may require that such fairness opinion be updated as of the Effective Date and, in such event, it shall also be a condition to State Bank's obligation to consummate the Merger that State Bank receive such updated opinion.

            (d) Tax Opinion. State Bank shall have received an opinion of Kaufman & Canoles, or other counsel reasonably satisfactory to State Bank, to the effect that the Merger will constitute a reorganization within the meaning of Section 368 of the Internal Revenue Code and that (i) no gain or loss will be recognized by the shareholders of State Bank to the extent they receive James River Common Stock solely in exchange for their State Bank Common Stock in the Merger and (ii) the holding period of the shares of James River Common Stock received pursuant to the Merger by State Bank's shareholders will include the holding period of the shares of State Bank Common Stock exchanged therefor, provided that the State Bank Common Stock was held as a capital asset at the effective time of the Merger.

                                    ARTICLE 7
                                   Termination

      7.1 Termination. Notwithstanding any other provision of this Agreement, and notwithstanding the approval of this Agreement and the Plan of Merger by the shareholders of James River and State Bank, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Date:

            (a) By the mutual consent of the Board of Directors of each of James River and State Bank;

            (b) By the respective Boards of Directors of James River or State Bank if the conditions set forth in Section 6.1 have not been met or waived by James River and State Bank;

            (c) By the Board of Directors of James River if the conditions set forth in Section 6.2 have not been met or waived by James River;

            (d) By the Board of Directors of State Bank if the conditions set forth in Section 6.3 have not been met or waived by State Bank;

            (e) By the respective Boards of Directors James River or State Bank if the Merger is not consummated by December 31, 1999.

            (f) By the Board of Directors of James River if the Board of Directors of State Bank receives a subsequent offer to acquire State Bank and does not within fourteen (14) days after receipt of such subsequent offer confirm in writing to James River that each member of the Board of Directors of State Bank supports the Merger, will vote his shares of State Bank Common Stock in favor of the Merger, and will recommend to the shareholders of State Bank that they approve the Merger.

            (g) By the Board of Directors of State Bank if, before the Effective Date, James River shall enter into any agreement or letter of intent providing for the direct or indirect acquisition of substantially all of the assets and liabilities or voting stock of James River.

            (h)(i) By a vote of a majority of the Board of Directors of James River at any time during the 30 day period following the date of this Agreement if James River determines in its sole good faith judgment that the financial condition, business, prospects or regulatory status of State Bank is materially and adversely different from what was reasonably expected by James River, based on the State Bank Financial Statements and other information Disclosed in Writing by State Bank prior to the execution of this Agreement; provided that James River shall inform State Bank upon any such termination as to the reasons for James River's determination, and provided further, that this
Section 7.1(h)(i) shall not limit in any way the due diligence investigation of State Bank which James River may perform, or otherwise affect any other rights which James River has after the date hereof and after the expiration of such 30 day period following the date hereof, under the terms of this Agreement;

            (ii) By a vote of a majority of the Board of Directors of State Bank at any time during the 30 day period following the date of this Agreement, if State Bank determines in its sole good faith judgment that the financial condition, business, prospects or regulatory status of James River is materially adversely different from what was reasonably expected by State Bank, based on the James River Financial Statements and other information Disclosed in Writing by James River prior to the execution of this Agreement; provided that State Bank shall inform James River upon any such termination as to the reasons for State Bank's determination; and, provided further, that this Section 7.1(h)(ii) shall not limit in any way the due diligence investigation of James River which State Bank may perform, or otherwise affect any other rights which State Bank has after the date hereof and after the expiration of such 30 day period following the date hereof, under the terms of this Agreement;

      7.2 Effect of Termination. In the event of the termination and abandonment of this agreement and the Merger pursuant to Section 7.1, this Agreement shall become void and have no effect, except that (i) the last sentence of Section 4.2 and all of Sections 4.8 and 7.4 shall survive any such termination and abandonment and (ii) no party shall be relieved or released from any liability arising out of an intentional breach of any provision of this Agreement.

      7.3 Non-Survival of Representations, Warranties and Covenants. Except for Sections 1.2, 1.4, 2.1, 2.2, 2.3, 2.4, 5.2, 5.3 and 7.4 of this Agreement, none of the respective representations and warranties, obligations, covenants and agreements of the parties shall survive the Effective Date, provided that no such representations, warranties, obligations, covenants and agreements shall be deemed to be terminated or extinguished so as to deprive James River or State Bank (or any director, officer, or controlling person thereof) of any defense in law or equity which otherwise would be available against the claims of any person, including without limitation any shareholder or former shareholder of either James River or State Bank.

      7.4 Expenses. The parties provide for the payment of expenses as follows:

            (a) Except as provided below, each of the parties shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated herein, including fees and expenses of its own consultants, investment bankers, accountants and counsel.

            (b) Notwithstanding the provisions of Section 7.4(a) hereof, if for any reason the Merger is not approved by the shareholders of State Bank or the Stock Approval is not approved by the shareholders of James River, that party shall bear and pay 50% of the costs and expenses incurred by the other party with respect to the fees and expenses of accountants, counsel, printers and persons involved in the transactions contemplated by this Agreement, including the preparation of the Registration Statement and the Joint Proxy Statement.

            (c) If this Agreement is terminated by James River or State Bank because of a willful and material breach by the other of any representation, warranty, covenant, undertaking or restriction set forth herein, and provided that the terminating party shall not have been in breach (in any material respect) of any representation and warranty, covenant, undertaking or restriction contained herein, then the breaching party shall bear and pay all such costs and expenses of the other party, including fees and expenses of consultants, investment bankers, accountants, counsel, printers, and persons involved in the transactions contemplated by this Agreement, including the preparation of the Registration Statement and the Joint Proxy Statement.

            (d) Any liability to the other incurred by State Bank or James River pursuant to Section 7.4(a), (b) and (c), above, shall not exceed a total of $50,000.

            (e)   If this  Agreement is  terminated  by James River  pursuant to
Section 7.1(f), then State Bank shall pay James River the amount of $400,000 to compensate James River for all of its out-of-pocket and internal costs and expenses associated with this transaction.

            (f) If this Agreement is terminated by James River or State Bank pursuant to Section 7.1(b) because (i) the condition set forth in Section 6.1(a) requiring that shareholders of State Bank shall have approved all matters relating to this Agreement and the Merger required to be approved by such shareholders in accordance with Virginia law has not occurred and (ii) any Specified Event (as defined below) occurs after the date of this Agreement, then State Bank shall pay James River the amount of $400,000 to compensate James River for all of its out-of-pocket and internal costs and expenses associated with this transaction. The term "Specified Event" shall mean the following:

            (1) State Bank, without having received James River's prior written consent, shall have entered into an agreement with any person other than James River to (i) acquire, merge or consolidate, or enter into any similar transaction, with State Bank, (ii) purchase, lease or otherwise acquire all or substantially all of the assets of State Bank, or (iii) purchase or otherwise acquire directly from State Bank securities representing 10% or more of the voting power of State Bank;

            (2) any person shall have acquired beneficial ownership or the right to acquire beneficial ownership of 20% or more of the outstanding shares of State Bank Common Stock after the date hereof (the term "beneficial ownership" for purposes of this Agreement having the meaning assigned thereto in Section 13(d) of the Securities Exchange Act of 1934 and the regulations promulgated thereunder); or

            (3) after the date of this Agreement, any person shall have made a bona fide proposal to State Bank by public announcement or written communication that is or becomes the subject of public disclosure to acquire State Bank by merger, share exchange, consolidation, purchase of all or substantially all of its assets or any other similar transaction, and within six (6) months after the termination of this Agreement, State Bank enters into an agreement to be acquired by such person.

            (g) Final settlement with respect to the payment of such fees and expenses by the parties shall be made within thirty (30) days after the termination of this Agreement.

                                    ARTICLE 8
                               General Provisions

      8.1 Entire Agreement. This Agreement contains the entire agreement among James River and State Bank with respect to the Merger and the related transactions and supersedes all prior arrangements or understandings with respect thereto.

      8.2 Waiver and Amendment. Any term or provision of this Agreement may be waived in writing at any time by the party which is, or whose shareholders are, entitled to the benefits thereof, and this Agreement may be amended or supplemented by written instructions duly executed by the parties hereto at any time, whether before or after the meetings of State Bank and James River shareholders referred to in Section 6.1(a) hereof, except statutory requirements and requisite approvals of shareholders and regulatory authorities.

      8.3 Descriptive Headings. Descriptive headings are for convenience only and shall not control or affect the meaning and construction of any provisions of this Agreement.

      8.4 Governing Law. Except as required otherwise or otherwise indicated herein, this Agreement shall be construed and enforced according to the laws of the Commonwealth of Virginia.

      8.5 Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by registered or certified mail, postage prepaid, addressed as follows:

      If to James River:

            Harold U. Blythe, President
            James River Bankshares, Inc.
            1514 Holland Road
            Suffolk, Virginia 23434
            (Tel. (757) 934-8100)

      Copy to:

            Jody M. Wagner, Esq.
            Kaufman & Canoles
            One Commercial Place
            P. O. Box 3037
            Norfolk, Virginia 23514
            (Tel. (757) 624-3294)

      If to State Bank:

            Larry B. Olinger, President
            State Bank of Remington, Inc.
            P.O. Box 158
            Remington, Virginia  22734
            (Tel. (540) 439-3233)

      Copy to:

            Wayne A. Whitham, Jr.
            Williams, Mullen, Christian & Dobbins
            1021 East Cary Street
            P.O. Box 1320
            Richmond, Virginia  23210-1320
            (Tel. (804)-783-6473)

      8.6 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but such counterparts together shall constitute one and the same agreement.

      8.7 Severability. In the event any provisions of this Agreement shall be held invalid or unenforceable by any court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provisions hereof. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable. Further, the parties agree that a court of competent jurisdiction may reform any provision of this Agreement held invalid or unenforceable so as to reflect the intended agreement of the parties hereto.

      8.8 Brokers and Finders. Except for McKinnon & Company as to State Bank, each of the parties represents and warrants that neither it nor any of its officers, directors, employees, affiliates, or subsidiaries has employed any broker or finder or incurred any liability for any financial advisory fees, investment banker's fees, brokerage fees, commissions, or finders' fees in connection with this Agreement or the transactions contemplated hereby. In the event of any claim by any broker or finder based upon his or its representing or being retained by or allegedly representing or being retained by either James River or State Bank, James River or State Bank, as the case may be, agrees to indemnify and hold the other party harmless of and from any such claim.

      8.9 Subsidiaries. All representations, warranties, and covenants herein, where pertinent, include and shall apply to the wholly owned subsidiaries belonging to the party making such representations, warranties, and covenants.

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers and their corporate seals to be affixed hereto, all as of the date first written above.

                                    JAMES RIVER BANKSHARES, INC.



                                    By: /s/ Harold U. Blythe
                                        ------------------------------------
                                        Harold U. Blythe
                                        President and Chief Executive Officer


                                    STATE BANK OF REMINGTON, INC.



                                    By: /s/ Larry B. Olinger
                                        -------------------------------------
                                        Larry B. Olinger
                                        President and Chief Executive Officer

                                                  EXHIBIT A
                                                  to the Agreement and Plan of
                                                  Merger

                                 PLAN OF MERGER
                                     BETWEEN
                          STATE BANK OF REMINGTON, INC.
                                       AND
                              JRB ACQUISTION CORP.

      Pursuant to this Plan of Merger ("Plan of Merger"), State Bank of Remington, Inc., a Virginia banking corporation ("State Bank") shall be merged with and into JRB Acquistion Corp., ("New Bank") a wholly-owned subsidiary of James River Bankshares, Inc., a Virginia corporation ("James River") pursuant to a merger under Section 13.1-717 of the Virginia Stock Corporation Act.

                                    ARTICLE 1

                               Terms of the Merger

      1.1 The Merger. Subject to the terms and conditions of the Agreement and Plan of Merger, dated as of February 17, 1999 between State Bank and James River, at the Effective Date, State Bank shall be merged with and into New Bank through the exchange of each outstanding share of common stock of State Bank for shares of the common stock of James River in accordance with Section 2.1 of this Plan of Merger (the "Merger"). The separate corporate existence of State Bank shall thereupon cease, and New Bank will be the surviving corporation in the Merger and its name shall be changed to State Bank of Remington, Inc. From and after the Effective Date, the Merger shall have the effect set forth in Section 13.1-721 of the Virginia Stock Corporation Act (the "VSCA").

      1.2 Articles of Incorporation and Bylaws. The Articles of Incorporation and Bylaws of New Bank in effect immediately prior to the consummation of the Merger shall remain in effect following the Effective Date until otherwise amended or repealed.

      1.3 Management of State Bank and James River. The executive management positions in New Bank shall be held by those individuals currently holding the same or similar executive management positions in State Bank. On the Effective Date, the James River Board of Directors, which is currently comprised of ten
(10) members, shall be increased by one (1) member, and the additional member of the James River Board of Directors shall be an individual currently serving on the Board of Directors of State Bank nominated by State Bank's Board of Directors. Additionally, on the Effective Date, each member currently serving on the Board of Directors of State Bank shall serve on the Board of Directors of New Bank.

                                    ARTICLE 2

                           Manner of Exchanging Shares

      2.1 Conversion of Shares. Upon and by reason of the Merger becoming effective and except as set forth in Section 2.3 below, no cash shall be allocated to the shareholders of State Bank and stock shall be issued and allocated as follows:

      (a) Each share of common stock, par value $10.00 per share, of State Bank ("State Bank Common Stock") issued and outstanding immediately prior to the Effective Date shall, by operation of law, cease to be outstanding and shall automatically be converted into and exchanged for 2.9 (the "Exchange Ratio") shares of common stock, par value $5.00 per share, of James River ("James River Common Stock"). Each holder of a certificate representing any shares of State Bank Common Stock upon the surrender of his State Bank stock certificates to James River, duly endorsed for transfer in accordance with Section 2.2 below, will be entitled to receive in exchange therefore certificates representing the number of shares of James River Common Stock that his shares shall be converted into pursuant to the Exchange Ratio. Each such holder of State Bank Common Stock shall have the right to receive any dividends previously declared but unpaid as to such stock and the consideration described in Sections 2.1 and 2.3 upon the surrender of such certificate in accordance with Section 2.2 . In the event James River changes the number of shares of James River Common Stock issued and outstanding prior to the Effective Date as a result of any stock split, stock dividends, recapitalization or similar transaction with respect to the outstanding James River Common Stock and the record date therefor shall be prior to the Effective Date, the Exchange Ratio shall be proportionately adjusted.

      2.2 Manner of Exchange. As promptly as practicable after the Effective Date, James River shall cause First Union National Bank, acting as the exchange agent ("Exchange Agent"), to send to each former shareholder of record of State Bank immediately prior to the Effective Date transmittal materials for use in exchanging such shareholder's certificates of State Bank Common Stock for the consideration set forth in Section 2.1 above and Section 2.3 below. Any fractional share checks which a State Bank shareholder shall be entitled to receive in exchange for such shareholder's shares of State Bank Common Stock, and any dividends paid on any shares of James River Common Stock that such shareholder shall be entitled to receive prior to the delivery to the Exchange Agent of such shareholder's certificates representing all of such shareholder's shares of State Bank Common Stock will be delivered to such shareholder only upon delivery to the Exchange Agent of the certificates representing all of such shares (or indemnity satisfactory to James River and the Exchange Agent, in their judgment, if any of such certificates are lost, stolen or destroyed). No interest will be paid on any such fractional share checks or dividends to which the holder of such shares shall be entitled to receive upon such delivery.

      2.3 No Fractional Shares. No certificates or scrip for fractional shares of James River Common Stock will be issued. In lieu thereof, James River will pay the value of such fractional shares in cash on the basis of the fair market value of James River Common Stock immediately precedes the Effective Date. The market value of James River Common Stock will be its average closing sales price as reported on the Nasdaq/NMS ("Nasdaq") for each of the ten full trading days ending on the fifth day prior to the Effective Date.

      2.4 Dividends. No dividend or other distribution payable to the holders of record of James River Common Stock at or as of any time after the Effective Date shall be paid to the holder of any certificate representing shares of State Bank Common Stock issued and outstanding at the Effective Date until such holder physically surrenders such certificate for exchange as provided in Section 2.2, promptly after which time all such dividends or distributions shall be paid (without interest).


                                    ARTICLE 3

                                   Termination

      This Plan of Merger may be terminated at any time prior to the Effective Date by the parties hereto as provided in Article 7 of the Agreement and Plan of Merger, dated February 17, 1999, between the parties.

                                                                      Annex B

                                  June 8, 1999



Board of Directors
State Bank of Remington, Inc.
200 John Stone
Remington, Virginia   22734-0158

Dear Board Members:

        In connection with the proposed affiliation of State Bank of Remington, Inc. ("State Bank") with James River Bankshares, Inc. ("James River") you have asked us to render an opinion as to whether the financial terms of the Agreement and Plan of Merger, (the "Affiliation Agreement") dated February 17, 1999 between State Bank and James River, are fair from a financial point of view, to the stockholders of State Bank. The Affiliation Agreement provides for the merger of State Bank with and into an interim Virginia state chartered bank to be formed by James River which will continue the business of State Bank under the State Bank name, and stockholders of State Bank will receive common stock of James River (the "Merger"). Under the terms of the Affiliation Agreement, upon consummation of the Merger, each share of common stock of State Bank, par value $10.00 per share, automatically shall become and be converted into 2.9 shares of the common stock of James River, par value $5.00 per share ("James River Common Stock"). Cash will be paid in lieu of fractional shares. As of the date of the Affiliation Agreement, State Bank had 291,027 shares of common stock issued and outstanding. Under the terms of the Affiliation Agreement, and based on the exchange ratio of 2.9 shares of James River for each share of State Bank common stock, an aggregate of 843,978 shares of James River Common Stock may be issued for the State Bank common stock outstanding.


        McKinnon & Company, Inc. ("McKinnon") is an investment banking firm that specializes in Virginia community banks and thrifts. In eleven years McKinnon has been lead managing underwriter in approximately thirty-four public stock offerings for Virginia community banks and thrifts and has served as financial advisor, including providing fairness opinions, to numerous Virginia community banks and thrifts. McKinnon, as part of its investment banking business, is engaged in the evaluation of businesses, particularly banks, and their securities, in connection with mergers and acquisitions, initial public offerings, private placements and evaluations for estates and corporate recapitalizations. In the past, McKinnon has served in an investment banking capacity for James River, including: managing underwriter of a public offering of common stock of a member bank of James River, serving as financial advisor to the two original member banks of James River, including fairness opinions; and serving as financial advisor to two member banks acquired by James River. McKinnon is also a market maker in James River's Common Stock on the NASDAQ National Market System. McKinnon is also a market maker in Virginia community bank stocks listed on NASDAQ and the OTC Bulletin Board. McKinnon believes it has a thorough working knowledge of the banking industry throughout Virginia.

        In developing our opinion, we have among other things, reviewed and analyzed material bearing upon the financial and operating conditions of State Bank, James River, and, on a pro forma basis, State Bank and James River combined, and material proposed in connection with the Affiliation Agreement, including, among other things, the following:


        (1) the Agreement and Plan of Merger, dated February 17, 1999 between State Bank and James River;

        (2) the registration statement filed with the Securities and Exchange Commission in connection with the proposed Merger, including a prospectus relating to 843,978 shares of common stock of James River, and the Proxy Statement relating to a special meeting of stockholders of State Bank to be held on July 17, 1999 and the annual meeting of Stockholders of James River to be held on July 22, 1999; and


        (3) State Bank's and James River's financial results for fiscal years 1991 through 1998, and the first quarter ended March 31, 1999, respectively, and certain documents and information we deem relevant to our analysis;

        (4) held discussions with senior management of State Bank and James River regarding past and current business operations of, and outlook for, State Bank, James River, including trends, the terms of the proposed Merger, and related matters;

        (5) reviewed the reported price and trading activity of State Bank and James River Common Stock and compared financial and stock market information (when available) for State Bank and James River with similar information for certain other companies, and securities for which are publicly traded;

        (6) reviewed the financial terms of certain recent business combinations which we deemed comparable in whole or in part;


        (7) performed such other studies and analyses as we considered appropriate, including an analysis of the pro forma financial impact of the Merger on State Bank and James River;

        (8) reviewed other published information, performed certain financial analyses and considered other factors and information which we deem relevant.


        In conducting our review and arriving at our opinion, we have relied upon and assumed the accuracy and completeness of the information furnished to us by or on behalf of State Bank and James River. We have not attempted independently to verify such information, nor have we made any independent appraisal of the assets of State Bank or James River. We have taken into account our assessment of general economic, financial market and industry conditions as they exist and can be evaluated at the date hereof, as well as our experience in business valuation in general.

        We have been retained by you as a financial advisor to State Bank with respect to the proposed Merger. In the normal course of business McKinnon & Company, Inc. is a market maker in the common stock of James River listed on the NASDAQ National Market System. Our opinion is directed to the Board of Directors of State Bank. We participated in some of the discussions but we did not recommend the structure or give any opinion regarding the business reasons for doing this proposed Merger.


        On the basis of our analysis and review and in reliance on the accuracy and completeness of the information furnished to us and subject to the conditions noted above, it is our opinion that, as of the date hereof, the terms of the Affiliation Agreement are fair, from a financial point of view, to the holders of State Bank Common Stock.


                                        Very truly  yours,


                                        McKinnon & Company, Inc.

                                                                      Annex C

                                 C O N T E N T S

                                                                      Page

INDEPENDENT AUDITOR'S REPORT                                              1

FINANCIAL STATEMENTS

  Balance sheets                                                          2
  Statements of income                                              3 and 4
  Statements of changes in stockholders' equity                     5 and 6
  Statements of cash flows                                          7 and 8
  Notes to financial statements                                        9-23

                          INDEPENDENT AUDITOR'S REPORT



To the Shareholders and Directors
State Bank of Remington, Inc.
Remington, Virginia


          We have audited the accompanying balance sheets of State Bank of Remington, Inc. as of December 31, 1998 and 1997, and the related statements of income, changes in stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.


          We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


          In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of State Bank of Remington, Inc. as of December 31, 1998 and 1997, and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles.




Winchester, Virginia
January 27, 1999, except for Note 16 as to which the date is February 17, 1999

                          STATE BANK OF REMINGTON, INC.

                                 Balance Sheets
                           December 31, 1998 and 1997

            Assets                                                            1998         1997
Cash and due from banks                                                   $2 702 755    $2 681 076
Federal funds sold                                                         4 340 000     2 060 000
                                                                        ------------    ----------

         Total cash and cash equivalents                                  $7 042 755    $4 741 076
Securities available for sale, at fair value                              14 535 824    15 401 022
Securities held to maturity, at amortized cost (fair value approximates
  $7,432,931 and $7,502,743 at December 31, 1998 and 1997)                 7 234 081     7 392 447
Loans, less allowance for loan losses                                     36 514 864    32 953 381
Bank premises and equipment, net                                           1 330 950     1 365 870
Accrued interest receivable                                                  402 937       445 296
Other real estate                                                          1 375 682     1 876 073
Other assets                                                                 645 620       560 548
                                                                          ----------    ----------


         Total assets                                                    $69 082 713   $64 735 713
                                                                        ============   ===========

Liabilities and Stockholders' Equity

Liabilities
  Noninterest-bearing deposits                                            $9 557 601   $ 8 375 502
  Savings and interest-bearing demand deposits                            28 109 204    25 538 137
  Time deposits                                                           23 461 214    22 790 080
                                                                       -------------   -----------

         Total deposits                                                  $61 128 019   $56 703 719
  Interest expense payable                                                   172 081       163 905
  Other liabilities for borrowed money                                        22 707       200 000
  Dividends payable                                                           58 205        58 205
  Other liabilities                                                          225 914       250 687
  Commitments and contingent liabilities                                         - -           - -
                                                                        ------------   -----------

         Total liabilities                                               $61 606 926   $57 376 516
                                                                        ------------   -----------

Stockholders' Equity
  Common stock, par value $10 per share; authorized 400,000
     shares; issued and outstanding 291,027 shares                       $ 2 910 270   $ 2 910 270
  Surplus                                                                  1 527 486     1 527 486
  Retained earnings                                                        3 117 166     3 003 648
  Accumulated other comprehensive income                                     (79 135)      (82 207)
                                                                         -----------   -----------
         Total stockholders' equity                                      $ 7 475 787   $ 7 359 197
                                                                        ------------   -----------

         Total liabilities and stockholders' equity                      $69 082 713   $64 735 713
                                                                        ============   ===========

See Notes to Financial Statements.

                               STATE BANK OF REMINGTON, INC.

                                    Statements of Income
                           Years Ended December 31, 1998 and 1997


                                                                           1998            1997
Interest Income
  Interest and fees on loans                                        $   3 198 968      $  3 116 426
  Interest on investment securities:
    Taxable interest income                                               346 357           397 248
    Interest income exempt from federal income taxes                       90 517            48 625
  Interest and dividends on securities available for sale:
    Taxable interest income                                               877 124           870 671
    Dividends                                                               7 989             7 989
  Interest on federal funds sold                                          163 918           101 645
                                                                      -----------      ------------

         Total interest income                                        $ 4 684 873      $  4 542 604
                                                                      -----------      ------------


Interest Expense
  Interest on deposits                                                $ 1 969 163      $  1 938 869
  Interest on borrowed money                                                6 537             6 716
                                                                      -----------      ------------
         Total interest expense                                       $ 1 975 700      $  1 945 585
                                                                      -----------      ------------


         Net interest income                                          $ 2 709 173      $  2 597 019

  Provision for loan losses                                                30 000            30 000
                                                                      -----------      ------------

         Net interest income after provision for loan losses          $ 2 679 173      $  2 567 019
                                                                      -----------      ------------


Other Income
  Service charges on deposit accounts                                 $   337 808      $    289 456
  Other service charges, commissions and fees                              64 731            56 512
  Gain (loss) on sale of equipment and other real estate owned             15 358           (10 247)
  Security gains                                                              - -             8 912
  Other operating income                                                   24 685            22 200
                                                                      -----------      ------------

         Total other income                                           $   442 582      $    366 833
                                                                      -----------      ------------


Other Expenses
  Salaries and wages of officers and employees                        $ 1 061 678      $    989 339
  Pension and other employee benefits                                     209 842           208 358
  Occupancy expense of premises                                           164 612           134 949
  Furniture and equipment expenses                                        249 809           238 067
  Loss on other real estate owned                                         410 000               - -
  Other operating expenses                                                585 702           569 294
                                                                      -----------      ------------

         Total other expenses                                         $ 2 681 643      $  2 140 007
                                                                      -----------      ------------

See Notes to Financial Statements.

                               STATE BANK OF REMINGTON, INC.

                                    Statements of Income
                                        (Continued)
                           Years Ended December 31, 1998 and 1997


                                                    1998           1997
                                                 ----------    ----------

         Income before income taxes            $    440 112    $  793 845

Income tax expense                                   93 772       234 044
                                               ------------   -----------

         Net income                            $    346 340    $  559 801
                                               ============    ==========

Earnings Per Share, basic and diluted          $       1.19    $     1.92
                                               ============    ==========

See Notes to Financial Statements.

                          STATE BANK OF REMINGTON, INC.

                  Statements of Changes in Stockholders' Equity
                     Years Ended December 31, 1998 and 1997

                                                                     Common                     Retained
                                                                      Stock        Surplus      Earnings
Balance, December 31, 1996                                          $2 910 270    $1 527 486  $2 676 669
  Comprehensive income:
   Net income                                                              - -           - -     559 801
   Other comprehensive income, net of tax:
     Unrealized holding gains on securities available
       for sale arising during the period (net of tax, $33,330)            - -           - -         - -
     Less:  reclassification adjustment (net of tax, $3,030)               - -           - -         - -
   Other comprehensive income (net of tax, $30,300)                        - -           - -         - -
   Total comprehensive income                                              - -           - -         - -
  Dividends declared ($0.80 per share)                                     - -           - -    (232 822)
                                                                     ---------     ---------    ---------
Balance, December 31, 1997                                          $2 910 270    $1 527 486  $3 003 648
  Comprehensive income:
   Net income                                                              - -           - -     346 340
   Other comprehensive income, net of tax,
    unrealized holding gains on securities available for
    sale arising during the period (net of tax, $1,566)                    - -           - -         - -
   Total comprehensive income                                              - -           - -         - -
  Dividends declared ($0.80 per share)                                     - -           - -    (232 822)
                                                                     ---------     ---------    ---------

Balance, December 31, 1998                                          $2 910 270    $1 527 486  $3 117 166
                                                                    ==========    ==========  ==========

See Notes to Financial Statements.

                                                                           Accumulated
                                                                              Other
                                                                          Comprehensive     Comprehensive
                                                                              Income           Income              Total
Balance, December 31, 1996                                               $    (141 024)                         $6 973 401
  Comprehensive income:
   Net income                                                                      - -       $     559 801         559 801
   Other comprehensive income, net of tax:
     Unrealized holding gains on securities available
       for sale arising during the period (net of tax, $33,330)                    - -              64 699             - -
     Less:  reclassification adjustment (net of tax, $3,030)                       - -              (5 882)            - -
                                                                                            --------------
Other comprehensive income (net of tax, $30,300)                                58 817       $      58 817          58 817
                                                                                             -------------
   Total comprehensive income                                                      - -       $     618 618             - -
  Dividends declared ($0.80 per share)                                                       =============
                                                                                   - -                            (232 822)
                                                                          ------------                           ----------
Balance, December 31, 1997                                                $    (82 207)                         $7 359 197
  Comprehensive income:
   Net income                                                                      - -       $     346 340         346 340
   Other comprehensive income, net of tax,
    unrealized holding gains on securities available for
    sale arising during the period (net of tax, $1,566)                          3 072               3 072           3 072
                                                                                               ------------
   Total comprehensive income                                                      - -       $     349 412             - -
  Dividends declared ($0.80 per share)                                                        =============
                                                                                   - -                            (232 822)
                                                                          -------------                          ---------
Balance, December 31, 1998                                                $    (79 135)                         $7 475 787
                                                                          =============                         ==========

See Notes to Financial Statements.

                          STATE BANK OF REMINGTON, INC.

                            Statements of Cash Flows
                     Years Ended December 31, 1998 and 1997

                                                                            1998             1997
                                                                       ------------  ---------------
Cash Flows from Operating Activities
  Net income                                                            $  346 340     $  559 801
  Adjustments  to  reconcile  net  income  to net  cash
    provided  by  operating activities:
      Depreciation                                                         132 712        116 788
      Amortization                                                          39 929         41 295
      Deferred tax expense (benefit)                                      (115 015)        38 416
      Provision for loan losses                                             30 000         30 000
      Loss on other real estate owned                                      410 000            - -
      (Gain) loss on other real estate, net                                 (9 283)        10 763
      Net premium amortization on securities                                23 845         21 055
      (Gain) from sale of equipment                                         (6 075)          (516)
      (Gain) on sale of securities                                             - -         (8 912)
      Changes in assets and liabilities:
        Decrease in accrued interest receivable                             42 359         25 806
        (Increase) decrease in other assets                                 34 245        (22 091)
        Increase (decrease) in interest expense payable                      8 176         (8 278)
        Increase (decrease) in other liabilities                           (24 773)        33 848
                                                                        -----------       -------

            Net cash provided by operating activities                   $  912 460     $  837 975
                                                                        ----------       --------
Cash Flows from Investing Activities
  Proceeds from maturities, calls and principal payments
    of securities being held to maturity                                $2 381 217     $2 642 778
  Proceeds from maturities, calls and principal payments of
    securities available for sale                                        3 340 649      5 239 023
  Proceeds from sale of securities available for sale                          - -      1 509 844
  Purchases of securities being held to maturity                        (2 227 118)    (4 003 189)
  Purchase of securities available for sale                             (2 490 391)    (6 788 214)
  Proceeds from sale of premises and equipment                               6 075            516
  Proceeds from sale of other real estate                                   53 877        463 686
  Purchases of premises, equipment and software                            (97 792)      (656 017)
  Payments to improve or acquire other real estate                             - -        (75 256)
  Net (increase) decrease in loans                                      (3 591 483)       299 714
                                                                        -----------    ----------

            Net cash (used in) investing activities                    $(2 624 966)   $(1 367 115)
                                                                        -----------    ----------


Cash Flows from Financing Activities
  Net increase in demand deposits, NOW accounts,
    money market accounts and savings accounts                          $3 753 166    $ 2 777 575
  Net increase (decrease) in certificates of deposit                       671 134       (498 332)
  Cash dividends paid                                                     (232 822)      (232 822)
  Principal proceeds (payments) on other liabilities for borrowed money   (177 293)        94 998
                                                                        -----------   -----------

            Net cash provided by financing activities                   $4 014 185    $ 2 141 419
                                                                        -----------   -----------

See Notes to Financial Statements.

                          STATE BANK OF REMINGTON, INC.

                            Statements of Cash Flows
                                   (Continued)
                     Years Ended December 31, 1998 and 1997


                                                                            1998             1997
            Increase in cash and cash equivalents                       $ 2 301 679       $1 612 279

Cash and Cash Equivalents
  Beginning                                                               4 741 076        3 128 797
                                                                        -----------       ----------



  Ending                                                                 $7 042 755       $4 741 076
                                                                         ==========       ===========


Supplemental Disclosures of Cash Flow Information
  Cash payments for:

    Interest                                                             $1 967 524       $1 953 863
                                                                         ==========       ==========

    Income taxes                                                         $  156 095       $  176 594
                                                                         ==========       ==========



Supplemental Schedule of Noncash Investing and
  Financing Activities

    Unrealized gain on securities available for sale                    $     4 638       $  89 117
                                                                        ===========       =========



    Other real estate transferred in settlement of

      current and future obligations                                    $    45 797       $    - -
                                                                        ===========       ========

See Notes to Financial Statements.

                               STATE BANK OF REMINGTON, INC.

                               Notes to Financial Statements



Note 1.   Nature of Banking Activities and Significant Accounting Policies

          State Bank of Remington, Inc. grants commercial, financial, agricultural, residential and consumer loans to customers in Virginia. The loan portfolio is well diversified and generally is collateralized by assets of the customers. The loans are expected to be repaid from cash flow or proceeds from the sale of selected assets of the borrowers.

          The accounting and reporting policies of State Bank of Remington, Inc. conform to generally accepted accounting principles and to general practices within the banking industry. The following is a description of the most significant of those policies and practices.

            Cash and Cash Equivalents

              For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks and federal funds sold. Generally, federal funds are purchased and sold for one day periods.

            Securities

              Investments are classified in three categories and accounted for as follows:

              a.  Securities Held to Maturity

                  Securities classified as held to maturity are those debt securities the Bank has both the intent and ability to hold to maturity regardless of changes in market conditions, liquidity needs or changes in general economic conditions. These securities are carried at cost adjusted for amortization of premium and accretion of discount, computed by the interest method over their contractual lives.

              b.  Securities Available for Sale

                  Securities classified as available for sale are those debt and equity securities that the Bank intends to hold for an indefinite period of time, but not necessarily to maturity. Any decision to sell a security classified as available for sale would be based on various factors, including significant movements in interest rates, changes in the maturity mix of the Bank's assets and liabilities, liquidity needs, regulatory capital considerations, and other similar factors. Securities available for sale are carried at fair value. Unrealized gains or losses are reported as a separate component of other comprehensive income, net of the related deferred tax effect. Realized gains or losses, determined on the basis of the cost of specific securities sold, are included in earnings.

                               Notes to Financial Statements



              c.  Trading Securities

                  Trading securities, which are generally held for the short term in anticipation of market gains, are carried at fair value. Realized and unrealized gains and losses on trading account assets are included in interest income on trading account securities. The Bank had no trading securities at December 31, 1998 and 1997.

            Loans

              Loans are shown on the balance sheets net of unearned income and the allowance for loan losses. Interest income on commercial and real estate mortgage loans is computed on the loan balance outstanding. Interest income on installment loans is computed on the sum-of-the-months digits and actuarial methods. Loans are charged off when in the opinion of management they are deemed to be uncollectible after taking into consideration such factors as the current financial condition of the customer and the underlying collateral and guarantees.

              The Bank has adopted SFAS No. 114, "Accounting by Creditors for Impairment of a Loan." This statement has been amended by SFAS No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures." Statement 114, as amended, requires that the impairment of loans that have been separately identified for evaluation is to be measured based on the present value of expected future cash flows or, alternatively, the observable market price of the loans or the fair value of the collateral. However, for those loans that are collateral dependent (that is, if repayment of those loans is expected to be provided solely by the underlying collateral) and for which management has determined foreclosure is probable, the measure of impairment of those loans is to be based on the fair value of the collateral. Statement 114, as amended, also requires certain disclosures about investments in impaired loans and the allowance for loan losses and interest income recognized on loans.

              The Bank considers all consumer installment loans and residential mortgage loans to be homogeneous loans. These loans are not subject to impairment under SFAS 114. A loan is considered impaired when it is probable that the Bank will be unable to collect all principal and interest amounts according to the contractual terms of the loan agreement. Factors involved in determining impairment include, but are not limited to, expected future cash flows, financial condition of the borrower, and the current economic conditions. A performing loan may be considered impaired, if the factors above indicate a need for impairment. A loan on nonaccrual status may not be impaired if in the process of collection or there is an insignificant shortfall in payment. An insignificant delay of less than 30 days or a shortfall of less than 5% of the required principal and interest payment generally does not indicate an impairment situation, if in management's judgment the loan will be paid in full. Loans that meet the regulatory definitions of doubtful or loss generally qualify as impaired loans under SFAS 114. Charge-offs for impaired loans occur when the loan, or portion of the loan is determined to be uncollectible, as is the case for all loans. The Bank had no loans subject to SFAS 114 at December 31, 1998 and 1997.

              Loans are placed on nonaccrual when a loan is specifically determined to be impaired or when principal or interest is delinquent for 90 days or more. Any unpaid interest previously accrued on those loans is reversed from income. Interest income generally is not recognized on specific impaired loans unless the likelihood of further loss is remote. Interest payments received on such loans are applied as a reduction of the loan principal balance. Interest income on other nonaccrual loans is recognized only to the extent of interest payments received.

            Allowance for Loan Losses

              The allowance for loan losses is maintained at a level which, in management's judgment, is adequate to absorb credit losses inherent in the loan portfolio. The amount of the allowance is based on management's evaluation of the collectibility of the loan portfolio, credit concentrations, trends in historical loss experience, specific impaired loans, and economic conditions. Allowances for impaired loans are generally determined based on collateral values or the present value of estimated cash flows. The allowance is increased by a provision for loan losses, which is charged to expense and reduced by charge-offs, net of recoveries. Changes in the allowances relating to impaired loans are charged or credited to the provision for loan losses. Because of uncertainties inherent in the estimation process, management's estimate of credit losses inherent in the loan portfolio and the related allowance may change in the near term.

            Loan Fees and Costs

              Loan origination and commitment fees and direct loan origination costs are being recognized as collected and incurred. The use of this method recognition does not produce results that are materially different from results which would have been produced if such costs and fees were deferred and amortized as an adjustment of the loan yield over the life of the related loan.

            Bank Premises and Equipment

              Premises and equipment are stated at cost less accumulated depreciation and amortization. Premises and equipment are depreciated over their estimated useful lives; leasehold improvements are amortized over the estimated useful lives of the leasehold improvements. Depreciation and amortization are recorded generally on the straight-line method.

              Costs of maintenance and repairs are charged to expense as incurred. Costs of replacing structural parts of major units are considered individually and are expensed or capitalized as the facts dictate.

            Earnings Per Share

               The Bank has adopted Statement No. 128, "Earnings Per Share." Statement 128 replaced the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. Basic earnings per share excludes any dilutive effects of options, warrants and convertible securities. Diluted earnings per share is very similar to the previously reported fully diluted earnings per share. The Bank had no potential common stock as of December 31, 1998 and 1997.

            Income Taxes

              Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences, operating loss carryforwards, and tax credit carryforwards. Deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

            Other Real Estate

              Real estate acquired by foreclosure is carried at the lower of cost or fair market value less allowance for estimated selling expenses on the future disposition of the property.

            Use of Estimates

              The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

            Advertising

              The Bank follows the policy of charging the costs of advertising to expense as incurred.

            Defined Benefit Plan

              In 1998, the Bank adopted Statement of Financial Accounting Standards No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits." This pronouncement does not change the measurement or recognition of amounts recognized in the Bank's financial statements applicable to its defined benefit plan. Statement No. 132 standardizes the existing disclosure requirements for pensions requiring certain additional information on changes in the benefits obligation and fair values of plan assets and eliminating certain disclosures.

            Comprehensive Income

              As of January 1, 1998, the Bank adopted Statement of Financial Accounting Standards (SFAS) No. 130, "Reporting Comprehensive Income". Statement 130 establishes new rules for the reporting and display of comprehensive income and its components; however, the adoption of this statement had no impact on the Bank's net income or stockholders' equity. The Statement requires other comprehensive income to include unrealized gains and losses on securities available for sale, which prior to adoption were reported separately in stockholders' equity. The financial statements of prior years have been reclassified to conform to the requirements of SFAS No. 130.


Note 2.   Securities

          Amortized costs and fair values of securities available for sale as of December 31, 1998 and 1997, are as follows:

                                                              Gross        Gross
                                             Amortized     Unrealized   Unrealized         Fair
                                                Cost          Gains       (Losses)         Value
                                                                   1998
          U. S. Treasury securities       $  2 599 253     $  35 778     $    - -      $ 2 635 031
          Obligations of U.S. govern-
            ment corporations and
            agencies                         7 771 678        89 391      (23 731)       7 837 338
          Mortgage-backed securities            34 264           - -         (122)          34 142
          Mutual fund                        4 117 397           - -     (221 234)       3 896 163
          Other                                133 150           - -          - -          133 150
                                            ----------    ----------     --------      -----------

                                           $14 655 742     $ 125 169    $(245 087)     $14 535 824
                                           ===========    ==========    =========      ===========

                                                                   1997
          U. S. Treasury securities        $ 3 346 842     $  21 184   $   (1 259)     $ 3 366 767
          Obligations of U.S. govern-
            ment corporations and
            agencies                         7 965 555        42 305      (20 100)       7 987 760
          Mortgage-backed securities           121 175           835           (2)         122 008
          Mutual fund                        3 958 856           - -     (167 519)       3 791 337
          Other                                133 150           - -          - -          133 150
                                            ----------    ----------   ----------      -----------

                                           $15 525 578    $   64 324   $ (188 880)     $15 401 022
                                           ===========    ==========   ==========      ===========

          The amortized cost and fair value of securities available for sale as of December 31, 1998, by contractual maturity are shown below. Expected maturities may differ from contractual maturities because issuers may have the right to call or prepay without penalties.

                                                          Amortized           Fair
                                                            Cost              Value
            Due in one year or less                     $ 2 851 080    $    2 866 610
            Due after one year through five years         6 355 130         6 426 344
            Due after five years through ten years          673 291           680 779
            Due after ten years                             491 430           498 636
            Mortgage-backed securities                       34 264            34 142
            Mutual funds                                  4 117 397         3 896 163

            Other                                           133 150           133 150
                                                         ----------    --------------
                                                        $14 655 742    $   14 535 824
                                                        ===========    ==============


          Amortized costs and fair values of securities being held to maturity as of December 31, 1998 and 1997, are as follows:

                                                             Gross        Gross
                                             Amortized    Unrealized    Unrealized        Fair
                                                Cost         Gains       (Losses)         Value
                                                                    1998
          U. S. Treasury securities         $  997 324    $   60 489    $    - -    $    1 057 813
          Obligations of U.S. govern-
            ment corporations and
            agencies                         3 855 783       108 263        (372)        3 963 674
          Obligations of states and
            political subdivisions           2 380 974        35 769      (5 299)        2 411 444
                                           -----------    ----------    ---------   --------------
                                            $7 234 081    $  204 521    $ (5 671)   $    7 432 931
                                            ==========    ==========    =========   ==============
                                                                    1997
          U. S. Treasury securities         $1 795 659    $   36 833    $ (2 523)   $    1 829 969
          Obligations of U.S. govern-
            ment corporations and
            agencies                         4 018 333        62 894      (5 424)        4 075 803
          Obligations of states and
            political subdivisions           1 578 455        18 516         - -         1 596 971
                                           -----------    ----------   ---------    --------------
                                            $7 392 447    $  118 243   $  (7 947)   $    7 502 743
                                           ===========    ==========   =========    ==============

          The amortized cost and fair value of securities being held to maturity as of December 31, 1998, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because issuers may have the right to call or prepay without penalties.

                                                         Amortized      Fair
                                                           Cost         Value

              Due in one year or less                   $  326 131  $  328 333
              Due after one year through five years      3 975 700   4 141 366
              Due after five years through ten years     1 820 466   1 835 153
              Due after ten years                        1 111 784   1 128 079
                                                        ----------  ----------
                                                        $7 234 081  $7 432 931
                                                        ==========  ==========


          Proceeds from maturities, calls and principal payments of securities being held to maturity during 1998 and 1997 were $2,381,217 and $2,642,778. There were no sales or realized gains or losses in 1998 and 1997.

          Proceeds from maturities, calls and principal payments of securities available for sale during 1998 and 1997 were $3,340,649 and $5,239,023. Proceeds from sales of securities available for sale during 1997 were $1,509,844, with realized gains of $8,912. There were no sales or realized gains in 1998.

          Securities having a book value of $1,496,894 and $1,198,479 at December 31, 1998 and 1997, were pledged to secure public deposits and for other purposes required by law.


Note 3.   Loans

          The composition of the net loans is as follows:


                                                                      December 31,
                                                                 1998            1997
                                                              ----------      ----------
                                                                    (thousands)
          Real estate loans:
            Construction and land development                $    1 579    $     1 607
            Secured by farmland                                   1 339            838
            Secured by 1-4 family residential                    14 888         15 223
            Other real estate loans                               5 952          5 019
          Loans to farmers (except secured by real estate)          312            434
          Commercial and industrial loans (except those
            secured by real estate)                               5 403          4 998
          Loans to individuals for personal expenditures          6 829          4 393
          All other loans                                           660            917
                                                                 ------    -----------
                                                             $   36 962    $    33 429
            Less:
              Unearned discount                                       1              5
              Allowance for loan losses                             446            471
                                                             ----------    -----------
                  Loans, net                                 $   36 515    $    32 953
                                                             ==========    ===========

Note 4.   Allowance for Loan Losses

          Changes in the allowance for loan losses are as follows:

                                                              December 31,
                                                           1998        1997
                                                      -------------  ---------

            Balance, beginning                           $471 117   $ 593 767
              Provision charged to operating expense       30 000      30 000
              Recoveries                                   33 426      42 698
              Loan losses charged to the allowance        (88 425)   (195 348)
                                                         ---------  ---------
            Balance, ending                              $446 118   $ 471 117
                                                         =========  =========

          There were no nonaccrual loans as of December 31, 1998 and 1997.


Note 5.   Bank Premises and Equipment, Net

          The major classes of bank premises and equipment and the total accumulated depreciation are as follows:
                                                          December 31,
                                                        1998          1997
                                                   ----------    -------------

          Land                                     $   86 893   $   86 893
          Banking facilities                        1 571 401    1 528 050
          Building, rental                             37 074       37 074
          Furniture, fixtures and equipment         1 556 465    1 496 620
          Construction in progress                        - -       24 404
                                                   ----------    ---------
                                                   $3 251 833   $3 173 041

          Less accumulated depreciation             1 920 883    1 807 171
                                                   ----------    ---------
                                                   $1 330 950   $1 365 870
                                                   ==========    ==========


          Depreciation of bank premises and equipment included in operating expenses for the years ended December 31, 1998 and 1997 was $132,712 and $116,788, respectively.


Note 6.   Deposits

          The aggregate amount of jumbo time deposits, each with a minimum denomination of $100,000, was $3,908,225 and $3,371,287 as of December 31, 1998 and 1997, respectively.

          At December 31, 1998, the scheduled maturities of certificates of deposit are as follows:

            1999                             $15 783 291
            2000                               5 894 203
            2001                               1 286 769
            2002                                 106 426
            2003 and thereafter                  390 525
                                             -----------
                                             $23 461 214

Note 7.   Defined Benefit Pension Plan

          The Bank has a noncontributory, defined benefit pension plan for full-time employees over 21 years of age and one year of service. Benefits are generally based upon years of service and average compensation for the final five years of service. The Bank funds pension costs in accordance with the funding provisions of the Employee Retirement Income Security Act. Information about the plan follows:

                                                                 1998             1997
                                                                 ----             ----
             Change in Benefit Obligation
               Benefit obligation, beginning of year      $  1 146 595      $   957 553
               Service cost                                     67 743           67 032
               Interest cost                                    85 839           71 661
               Actuarial (gain) loss                           (31 229)          56 450
               Benefits paid                                   (50 490)          (6 101)
                                                           -----------      -----------
               Benefit obligation, end of year            $  1 218 458      $ 1 146 595
                                                           ===========      ===========

             Change in Plan Assets
               Fair value of assets, beginning of year    $  1 277 086      $ 1 068 560
               Actual return on plan assets                     (2 201)         214 627
               Employer contributions                           70 812              - -
               Benefits paid                                   (50 490)          (6 101)
                                                             ---------        ---------
               Fair value of assets, end of year          $  1 295 207      $ 1 277 086
                                                             =========       ==========

               Funded status                              $     76 749      $   130 491
               Unrecognized net actuarial (gain)              (165 986)        (259 459)
               Unrecognized net obligation at transition       (98 012)        (106 179)
               Unrecognized prior service cost                  26 110           28 118
                                                             ---------       ----------
               Accrued benefit cost included in
               other liabilities                          $   (161 139)     $  (207 029)
                                                             =========       ==========

             Components of Net Periodic
               Benefit Cost
                 Service cost                             $     67 743      $    67 032
                 Interest cost                                  85 839           71 661
                 Expected return on plan assets               (114 751)         (95 983)
                 Amortization of prior service cost              2 008            2 008


                 Amortization of net obligation at transition   (8 167)          (8 167)
                 Recognized net actuarial (gain)                (7 750)          (5 023)
                                                             ---------        ---------
                 Net periodic benefit cost                $     24 922      $    31 528
                                                             =========        =========

             Weighted-Average Assumptions as
               of December 31
                Discount rate                              7.50%       7.50%
                Expected return on plan assets             9.00%       9.00%
                Rate of compensation increase              5.00%       5.00%

Note 8.   Income Taxes

          Net deferred tax assets consist of the following components as of December 31, 1998 and 1997:


                                                             1998                1997
                                                        ----------           ----------
            Deferred tax assets:
              Allowance for loan losses                $   50 216            $   57 178
              Pension payable                              54 787                70 390
              Allowance for other real estate owned       139 400                   - -
              Securities available for sale                40 782                42 348
                                                       ----------            ----------
                                                       $  285 185            $  169 916
                                                       ----------            ----------
            Deferred tax liabilities, depreciation     $   36 497            $   34 677
                                                       ----------            ----------
                                                       $  248 688            $  135 239
                                                       ==========            ==========


          The provision for income taxes charged to operations for the years ended December 31, 1998 and 1997, consists of the following:

                                                    1998          1997
                                                 ---------    ----------

            Current tax expense                   $208 787     $195 628
            Deferred tax expense (benefit)        (115 015)      38 416
                                                 ---------     --------

                                                  $ 93 772     $234 044
                                                 =========     ========


          The income tax provision differs from the amount of income tax determined by applying the U.S. federal income tax rate to pretax income for the years ended December 31, 1998 and 1997, due to the following:

                                                      1998         1997
                                                    --------     --------
            Computed "expected" tax expense        $149 638     $269 907
            Increase (decrease) in income taxes
              resulting from:
              Tax-exempt interest income            (49 767)     (39 080)
              Other                                  (6 099)       3 217
                                                   ---------    --------

                                                   $ 93 772     $234 044
                                                   =========    ========



Note 9.   Related Party Transactions

          The Bank has had, and may be expected to have in the future, banking transactions in the ordinary course of business with directors, executive officers, their immediate families and affiliated companies in which they are principal stockholders (commonly referred to as related parties).

          In the opinion of management, these loans are on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with outsiders and are not considered to involve more that the normal risk of collectibility. At December 31, 1998 and 1997, these loans totaled $1,716,386 and $1,613,008, respectively (for aggregate borrowings exceeding $60,000).

          An analysis of the activity of loans outstanding, both direct and indirect to directors and policy making officers during 1998 is shown below.

            Balance, beginning of year                 $      1 613 008
              New loans and loans added                       1 250 204
              Repayments                                     (1 146 826)
                                                       ----------------

            Balance, end of year                       $      1 716 386
                                                       ================



Note 10.  Lease Commitment and Contingent Liabilities

          The Bank is conducting a comprehensive review of its computer systems to identify the systems that could be affected by the Year 2000 Issue, and is developing a remediation plan to resolve the Issue. The Issue is whether computer systems will properly recognize date-sensitive information when the year changes to 2000. Systems that do not properly recognize such information could generate erroneous data or cause a system to fail. The Bank is heavily dependent on computer processing in the conduct of its business activities. Failure of these systems could have a significant impact on the Bank's operations.

          An office facility located in Remington is being leased on a month-to-month basis. The current monthly rent is $602.

          Total rental expense for the office facility and equipment was $8,914 and $9,508 for 1998 and 1997, respectively.


Note 11.  Financial Instruments With Off-Balance-Sheet Risk

          The Bank is party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheets. The contract or notional amounts of those instruments reflect the extent of involvement the Bank has in particular classes of financial instruments.

          The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual notional amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

          A summary of the contract or notional amount of the Bank's exposure to off-balance-sheet risk as of December 31, 1998 and 1997, is as follows:

                                                       1998         1997
                                                    ---------    ---------
          Financial instruments whose contract
           amounts represent credit risk:
            Commitments to extend credit           $6 452 000   $4 608 231
            Standby letters of credit               1 251 202      981 502

          Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the counterparty. Collateral held varies but may include accounts receivable, inventory, property and equipment, and income-producing commercial properties.

          Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing, and similar transactions. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Bank holds land and bank deposits as collateral supporting those commitments for which collateral is deemed necessary. The extent of collateral held for those commitments at December 31, 1998, varies from 0 percent to 100 percent; the average amount collateralized is 62 percent.

          The Bank has cash accounts in other commercial banks. The amount on deposit at these banks at December 31, 1998, exceeded the insurance limits of the Federal Deposit Insurance Corporation by approximately $1,495,148.


Note 12.  Other Liabilities for Borrowed Money

          The Bank has an agreement with the Federal Reserve Bank where it can borrow funds deposited by customers. This agreement calls for variable interest and is payable on demand. U.S. Government securities are pledged as collateral. The maximum amount available under this agreement is $200,000. The balance outstanding was $22,707 and $200,000 at December 31, 1998 and 1997, respectively.

Note 13.  Fund Restrictions and Reserve Balance

          Federal and state regulations limit the amount of dividends which the Bank can pay without obtaining prior approval and, additionally, federal regulations require that the Bank maintain a ratio of total capital to assets, as defined by regulatory authorities. As of December 31, 1998, the Bank could declare dividends of $1,058,020 without prior approval.

          The Bank must maintain a reserve against its deposits in accordance with Regulation D of the Federal Reserve Act. For the final weekly reporting period in the years ended December 31, 1998 and 1997, the aggregate amounts of daily average required balances were approximately $611,000 and $504,000, respectively.


Note 14.  Capital Requirements

          The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - possibly additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

          Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets, and of Tier 1 capital to average assets. Management believes, as of December 31, 1998, that the Bank meets all capital adequacy requirements to which it is subject.

          As of December 31, 1998, the most recent notification from the Federal Reserve Bank categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category.

          The Bank's actual capital amounts and ratios are also presented in the table.

                                                                                    To Be Well
                                                                                 Capitalized Under
                                                           For Capital           Prompt Corrective
                                     Actual             Adequacy Purposes        Action Provisions
                                 ---------------        -----------------        -----------------
                                 Amount    Ratio        Amount      Ratio        Amount     Ratio
                                 ------    -----        ------      -----        ------     -----
                                                      (Amount in Thousands)
As of December 31, 1998:
  Total Capital (to Risk
    Weighted Assets)           $  7 779    18.5%      =>$3 365    => 8.0%      =>$4 206   => 10.0%
  Tier 1 Capital (to Risk
    Weighted Assets)           $  7 333    17.4%      =>$1 683    => 4.0%      =>$2 524   =>  6.0%
  Tier 1 Capital (to
    Average Assets)            $  7 333    10.7%      =>$2 740    => 4.0%      =>$3 425   =>  5.0%

As of December 31, 1997:
  Total Capital (to Risk
    Weighted Assets)           $  7 802    20.3%      =>$3 068    => 8.0%      =>$3 835   => 10.0%
  Tier 1 Capital (to Risk
    Weighted Assets)           $  7 331    19.1%      =>$1 534    => 4.0%      =>$2 301   =>  6.0%
  Tier 1 Capital (to
    Average Assets)            $  7 331    11.4%      =>$2 567    => 4.0%      =>$3 209   =>  5.0%



Note 15.  Recent Accounting Pronouncements

     In June 1998, the Financial Accounting Standards Board issued Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities," which is required to be adopted in years beginning after June 15, 1999. The Statement permits early adoption as of the beginning of any fiscal quarter after its issuance. The Bank has not determined whether to adopt the new statement early. The Statement will require the Bank to recognize all derivatives on the balance sheets at fair value. Derivatives that are not hedges must be adjusted to fair value through income. If the derivative is a hedge, depending on the nature of the hedge, changes in the fair value of derivatives will either be offset against the change in fair value of the hedged assets, liabilities or firm commitments through earnings or recognized in other comprehensive income until the hedged item is recognized in earnings. The ineffective portion of a derivative's change in fair value will be immediately recognized in earnings.

     Because the Bank does not employ such derivative instruments, management does not anticipate that the adoption of the new Statement will have any effect on the Bank's earnings or financial position.

Note 16.  Subsequent Event

     On February 17, 1999, the Bank entered into a definitive merger agreement with James River Bankshares, under which the Bank would become a wholly owned subsidiary of James River Bankshares. The agreement provides for State Bank of Remington, Inc.'s shareholders to receive 2.9 shares of James River Bankshares common stock for each outstanding share of the Bank. The transaction is expected to qualify as a tax-free exchange and to be accounted for as a pooling of interests. The merger is subject, among other conditions, to shareholder and regulatory approvals.

                        INDEX TO (UNAUDITED) FINANCIAL STATEMENTS OF
                          STATE BANK OF REMINGTON, INC.


                                    CONTENTS


FINANCIAL STATEMENTS (Unaudited)
  Balance sheet
  Statements of income
  Statements of changes in stockholders' equity
  Statements of cash flows
  Notes to financial statements

                          STATE BANK OF REMINGTON, INC.

                                  BALANCE SHEET
                                   (Unaudited)
                                 March 31, 1999


      ASSETS
Cash and due from banks                                                             $   2 111 264
Federal funds sold                                                                      3 525 000
                                                                                    -------------
      Total cash and cash equivalents                                               $   5 636 264
Securities available for sale, at fair value                                           14 735 753
Securities held to maturity, at amortized cost
  (fair value approximates $7,361,404)                                                  7 217 108
Loans, less allowance for loan losses                                                  38 833 935
Bank premises and equipment, net                                                        1 309 816
Accrued interest receivable                                                               509 173
Other real estate                                                                       1 375 683
Other assets                                                                              620 490
                                                                                    -------------

      Total assets                                                                  $  70 238 222
                                                                                    =============

   LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
  Noninterest-bearing deposits                                                      $   9 511 965
  Savings and interest-bearing demand deposits                                         28 769 388
  Time deposits                                                                        23 805 938
                                                                                    -------------
      Total deposits                                                                $  62 087 291
  Interest expense payable                                                                167 856
  Other liabilities for borrowed money                                                    158 824
  Other liabilities                                                                       307 937
  Commitments and contingent liabilities                                                      - -
                                                                                    -------------
      Total liabilities                                                             $  62 721 908
                                                                                    -------------

STOCKHOLDERS' EQUITY
  Common stock, par value $10 per share; authorized
   400,000 shares; issued and outstanding 291,027 shares                            $   2 910 270
  Surplus                                                                               1 527 486
  Retained earnings                                                                     3 203 621
  Accumulated other comprehensive income                                                 (125 063)
                                                                                    -------------
      Total stockholders' equity                                                    $   7 516 314
                                                                                    -------------

      Total liabilities and stockholders' equity                                    $  70 238 222
                                                                                    =============


See Notes to Financial Statements.

                          STATE BANK OF REMINGTON, INC.

                              STATEMENTS OF INCOME
                                   (Unaudited)
               For the Three Months Ended March 31, 1999 and 1998



                                                                          1999             1998
                                                                     -----------      -----------
INTEREST INCOME
  Interest and fees on loans                                         $   823 054      $   771 075
  Interest on investment securities:
   Taxable interest income                                                79 793           92 098
   Interest income exempt from federal income taxes                       27 221           20 290
  Interest and dividends on securities available for sale:
   Taxable interest income                                               207 047          231 910
   Dividends                                                               1 997            1 997
  Interest on federal funds sold                                          41 741           29 010
                                                                     -----------      -----------
      Total interest income                                          $ 1 180 853      $ 1 146 380
                                                                     -----------      -----------

INTEREST EXPENSE
  Interest on deposits                                               $   492 997      $   479 096
  Interest on borrowed money                                               1 131            1 794
                                                                     -----------      -----------
      Total interest expense                                         $   494 128      $   480 890
                                                                     -----------      -----------

      Net interest income                                            $   686 725      $   665 490

  Provision for loan losses                                                7 500            7 500
                                                                     -----------      -----------

      Net interest income after provision for loan losses            $   679 225      $   657 990
                                                                     -----------      -----------

OTHER INCOME
  Service charges on deposit accounts                                $    80 303      $    76 949
  Other service charges, commissions and fees                             13 995           13 702
  Other operating income                                                   7 287            6 641
                                                                     -----------      -----------
      Total other income                                             $   101 585      $    97 292
                                                                     -----------      -----------

OTHER EXPENSES
  Salaries and employee benefits                                     $   317 771      $   314 251
  Occupancy expense                                                       38 723           39 529
  Furniture and equipment expenses                                        55 008           53 930
  Other operating expenses                                               180 963          174 026
                                                                     -----------      -----------
      Total other expenses                                           $   592 465      $   581 736
                                                                     -----------      -----------

See Notes to Financial Statements.

                          STATE BANK OF REMINGTON, INC.

                              STATEMENTS OF INCOME
                                   (Unaudited)
                                   (Continued)
               For the Three Months Ended March 31, 1999 and 1998

                                                                          1999             1998
                                                                     -----------      -----------
      Income before income taxes                                     $   188 345      $   173 546

  Income tax expense                                                      43 685           40 277
                                                                     -----------      -----------

      Net income                                                     $   144 660      $   133 269
                                                                     ===========      ===========

  EARNINGS PER SHARE, basic and diluted                              $       .50      $       .46
                                                                     ===========      ===========



See Notes to Financial Statements.

                             STATE BANK OF REMINGTON

                  STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                                   (Unaudited)
               For the Three Months Ended March 31, 1999 and 1998



                                                                             ACCUMULATED
                                                                               OTHER
                                    COMMON       CAPITAL       UNDIVIDED    COMPREHENSIVE    COMPREHENSIVE
                                     STOCK       SURPLUS        PROFITS     INCOME (LOSS)       INCOME           TOTAL
                                  ----------   ----------    -----------    -------------    -------------   ------------
BALANCES, JANUARY 1, 1998         $2 910 270   $1 527 486    $ 3 003 648    $   (82 207)                     $  7 359 197
  Comprehensive income:
   Net income                            - -          - -        133 269            - -       $  133 269          133 269
   Other comprehensive income:
     Unrealized gain on securities
      available for sale, net of
      tax of $3,169                      - -          - -            - -          6 152            6 152            6 152
                                                                                           -------------
  Total comprehensive income             - -          - -            - -            - -       $  139 421              - -
                                                                                           =============
  Dividends declared ($.20 per
   share)                                - -          - -        (58 205)           - -                           (58 205)
                                  ----------   ----------    -----------   ------------                      ------------
BALANCES, MARCH 31, 1998          $2 910 270   $1 527 486    $ 3 078 712    $   (76 055)                     $  7 440 413
                                  ==========   ==========    ===========   ============                      ============


BALANCES, JANUARY 1, 1999         $2 910 270   $1 527 486    $ 3 117 166    $   (79 135)                     $  7 475 787
  Comprehensive income:
   Net income                            - -          - -        144 660            - -       $  144 660          144 660
   Other comprehensive income:
     Unrealized (loss) on securities
      available for sale, net of
      tax of $(23 660)                   - -          - -            - -        (45 928)         (45 928)         (45 928)
                                                                                           -------------
  Total comprehensive income             - -          - -            - -            - -       $   98 732              - -
                                                                                           =============
  Dividends declared ($.20 per
   share)                                - -          - -        (58 205)           - -                           (58 205)
                                  ----------   ----------    -----------   ------------                      ------------
BALANCES, MARCH 31, 1999          $2 910 270   $1 527 486    $ 3 203 621   $   (125 063)                     $  7 516 314
                                  ==========   ==========    ===========   ============                      ============




See Notes to Financial Statements.

                          STATE BANK OF REMINGTON, INC.

                            STATEMENTS OF CASH FLOWS
                                   (Unaudited)
               For the Three Months Ended March 31, 1999 and 1998


                                                                               1999            1998
                                                                         -------------    -------------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income                                                             $     144 660    $     133 269
  Adjustments to reconcile net income to net
   cash provided by operating activities:
     Depreciation                                                               33 231           32 649
     Amortization                                                                9 348            9 981
     Deferred tax expense (benefit)                                              1 538              - -
     Provision for loan losses                                                   7 500            7 500
     Writedown of other real estate owned                                          - -           10 000
     Net premium amortization on securities                                      4 484            5 229
     Changes in assets and liabilities:
      (Increase) in accrued interest receivable                               (106 236)         (89 140)
      Decrease in other assets                                                  15 781           16 675
      Increase (decrease) in interest expense payable                           (4 225)           1 764
      Increase in other liabilities                                             45 940           51 771
                                                                         -------------    -------------
         Net cash provided by operating activities                       $     152 021    $     179 698
                                                                         -------------    -------------

CASH FLOWS FROM INVESTING ACTIVITIES
  Proceeds from maturities, calls and principal payments
   of securities being held to maturity                                  $      15 250    $     776 388
  Proceeds from maturities, calls and principal payments
   of securities available for sale                                          1 721 593          470 699
  Purchases of securities being held to maturity                                   - -         (740 000)
  Purchases of securities available for sale                                (1 993 871)        (903 482)
  Purchases of premises, equipment and software                                (12 097)         (43 655)
  Net (increase) in loans                                                   (2 326 571)        (262 162)
                                                                          ------------     ------------
         Net cash (used in) investing activities                         $  (2 595 696)   $    (702 212)
                                                                          ------------     ------------

CASH FLOWS FROM FINANCING ACTIVITIES
  Net increase (decrease) in demand deposits, NOW
   accounts, money market accounts and savings accounts                  $     614 548    $      (7 947)
  Net increase in certificates of deposit                                      344 724          491 895
  Cash dividends paid                                                         (58 205)          (58 205)
  Principal proceeds (payments) on other liabilities for
   borrowed money                                                              136 117          (50 460)
                                                                         -------------    -------------
         Net cash provided by financing activities                       $   1 037 184    $     375 283
                                                                         -------------    -------------


See Notes to Financial Statements.

                          STATE BANK OF REMINGTON, INC.

                            STATEMENTS OF CASH FLOWS
                                   (Unaudited)
                                   (Continued)
               For the Three Months Ended March 31, 1999 and 1998



                                                                               1999            1998
                                                                         -------------     ------------
         Increase in cash and cash equivalents                           $  (1 406 491)    $   (147 231)

CASH AND CASH EQUIVALENTS
  Beginning                                                                  7 042 755        4 741 076
                                                                         -------------    -------------

  Ending                                                                 $   5 636 264    $   4 593 845
                                                                         =============    =============

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
  Cash payments for:
   Interest                                                              $     498 353    $     479 126
                                                                         =============    =============

   Income taxes                                                          $      19 541    $         - -
                                                                         =============    =============

SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND
  FINANCING ACTIVITIES, unrealized gain (loss) on
  securities available for sale                                          $     (69 588)   $       9 321
                                                                         ============     =============


See Notes to Financial Statements.

                          STATE BANK OF REMINGTON, INC.

                          NOTES TO FINANCIAL STATEMENTS
                                   (Unaudited)



NOTE 1.  ACCOUNTING POLICIES

         The unaudited financial statements as of and for the three months ended March 31, 1999 and 1998 have not been audited but, in the opinion of management, contain all adjustments (consisting of only normal recurring adjustments) necessary to present fairly the financial position and results of operations of the Bank as of such date and for such periods. The unaudited financial statements should be read in conjunction with the annual financial statements of the Bank and the notes thereto appearing elsewhere herein. The results of operation for the three months ended March 31, 1999 are not necessarily indicative of the results of operations that may be expected for the year ending December 31, 1999 or for any future periods.


NOTE 2.  PROPOSED MERGER

         On February 17, 1999, the Bank entered into a definitive merger agreement with James River Bankshares, under which the Bank would become a wholly-owned subsidiary of James River Bankshares. The agreement provides for State Bank of Remington, Inc.'s shareholders to receive 2.9 shares of James River Bankshares common stock for each outstanding share of the Bank. The transaction is expected to qualify as a tax-free exchange and to be accounted for as a pooling of interests. The merger is subject, among other conditions, to shareholder and regulatory approvals.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 20.  Indemnification of Directors and Officers.

      JRB was incorporated in Virginia.

      The Virginia Stock Corporation Act ("Virginia Stock Corporation Act") contains the following provisions with respect to the indemnification of officers, directors, employees and agents and the limitation on liability of officers and directors:

      Section 13.1-692.1. Limitation on liability of officers and directors; exception.

            A. In any proceeding brought by or in the right of a corporation or brought by or on behalf of shareholders of the corporation, the damages assessed against an officer or director arising out of a single transaction, occurrence or course of conduct shall not exceed the lesser of:

                  1. The monetary amount, including the elimination of liability, specified in the articles of incorporation or, if approved by the shareholders, in the bylaws as a limitation on or elimination of the liability of the officer or director; or

                  2. The greater of (i) $100,000 or (ii) the amount of cash compensation received by the officer or director from the corporation during the twelve months immediately preceding the act or omission for which liability was imposed.

            B. The liability of an officer or director shall not be limited as provided in this section if the officer or director engaged in willful misconduct or a knowing violation of the criminal law or of any federal or state securities law, including, without limitation, any claim of unlawful insider trading or manipulation of the market for any security.

            C. No limitation on or elimination of liability adopted pursuant to this section may be affected by any amendment of the articles of incorporation or bylaws with respect to any act or omission occurring before such amendment.

      Section 13.1-696.  Definitions. - In this article:

      "Corporation" includes any domestic or foreign predecessor entity of a corporation in a merger or other transaction in which the predecessor's existence ceased upon consummation of the transaction.

      "Director" means an individual who is or was a director of a corporation or an individual who, while a director of a corporation, is or was serving at the corporation's request as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise. A director is considered to be serving an employee benefit plan at the corporation's request if his duties to the corporation also impose duties on, or otherwise involve services by, him to the plan or to participants in or beneficiaries of the plan. "Director" includes, unless the context requires otherwise, the estate or personal representative of a director.

      "Expenses" includes counsel fees.

      "Liability" means the obligation to pay a judgment, settlement, penalty, fine, including any excise tax assessed with respect to an employee benefit plan, or reasonable expenses incurred with respect to a proceeding.

      "Official capacity" means, (i) when used with respect to a director, the office of director in a corporation; or (ii) when used with respect to an individual other than a director, as contemplated in Section 13.1-702, the office in a corporation held by the officer or the employment or agency relationship undertaken by the employee or agent on behalf of the corporation. "Official capacity" does not include service for any other foreign or domestic corporation or any partnership, joint venture, trust, employee benefit plan, or other enterprise.

      "Party" includes an individual who was, is, or is threatened to be made a named defendant or respondent in a proceeding.

      "Proceeding" means any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal.

      Section 13.1-697.  Authority to indemnify.

            A. Except as provided in subsection D of this section, a corporation may indemnify an individual made a party to a proceeding because he is or was a director against liability incurred in the proceeding if:

                  1.    He conducted himself in good faith; and

                  2. He believed:

                        a. In the case of conduct in his official capacity with the corporation, that his conduct was in its best interests; and

                        b. In all other cases, that his conduct was at least not opposed to its best interest; and

                  3. In the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful.

            B. A director's conduct with respect to an employee benefit plan for a purpose he believed to be in the interests of the participants in and beneficiaries of the plan is conduct that satisfies the requirement of paragraph 2b of subsection A of this section.

            C. The termination of a proceeding by judgment, order, settlement or conviction is not, of itself, determinative that the director did not meet the standard of conduct described in this section.

            D. A corporation may not indemnify a director under this section:

                  1. In connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation; or

                  2. In connection with any other proceeding charging improper personal benefit to him, whether or not involving action in his official capacity, in which he was adjudged liable on the basis that personal benefit was improperly received by him.

            E. Indemnification permitted under this section in connection with a proceeding by or in the right of the corporation is limited to reasonable expenses incurred in connection with the proceeding.

      Section 13.1-698. Mandatory indemnification. Unless limited by its articles of incorporation, a corporation shall indemnify a director who entirely prevails in the defense of any proceeding to which he was a party because he is or was a director of the corporation against reasonable expenses incurred by him in connection with the proceeding.

      Section 13.1-699.  Advance for expenses.

            A. A corporation may pay for or reimburse the reasonable expenses incurred by a director who is a party to a proceeding in advance of final disposition of the proceeding if:

                  1. The director furnishes the corporation a written statement of his good faith belief that he has met the standard of conduct described in
Section 13.1-697;

                  2.  The  director   furnishes   the   corporation   a  written
undertaking, executed personally or on his behalf, to repay the advance if it is ultimately determined that he did not meet the standard of conduct; and

                  3. A determination is made that the facts then known to those making the determination would not preclude indemnification under this article.

            B. The undertaking required by paragraph 2 of subsection A of this section shall be an unlimited general obligation of the director but need not be secured and may be accepted without reference to financial ability to make repayment.

            C. Determinations and authorizations of payments under this section shall be made in the manner specified in Section 13.1-701.

      Section 13.1-700.1. Court orders for advances, reimbursement or indemnification.

            A. An individual who is made a party to a proceeding because he is or was a director of a corporation may apply to a court for an order directing the corporation to make advances or reimbursement for expenses or to provide indemnification. Such application may be made to the court conducting the proceeding or to another court of competent jurisdiction.

            B. The court shall order the corporation to make advances and/or reimbursement for expenses or to provide indemnification if it determines that the director is entitled to such advances, reimbursement or indemnification and shall also order the corporation to pay the director's reasonable expenses incurred to obtain the order.

            C. With respect to a proceeding by or in the right of the corporation, the court may (i) order indemnification of the director to the extent of his reasonable expenses if it determines that, considering all the relevant circumstances, the director is entitled to indemnification even though he was adjudged liable to the corporation and (ii) also order the corporation to pay the director's reasonable expenses incurred to obtain the order of indemnification.

            D. Neither (i) the failure of the corporation, including its board of directors, its independent legal counsel and its shareholders, to have made an independent determination prior to the commencement of any action permit ted by this section that the applying director is entitled to receive advances and/or reimbursement nor (ii) the determination by the corporation, including its board of directors, its independent legal counsel and its shareholders, that the applying director is not entitled to receive advances and/or reimbursement or indemnification shall create a presumption to that effect or otherwise of itself be a defense to that director's application for advances for expenses, reimbursement or indemnification.

      Section 13.1-701.  Determination and authorization of indemnification.

            A. A corporation may not indemnify a director under Section 13.1-697 unless authorized in the specific case after a determination has been made that indemnification of the director is permissible in the circumstances because he has met the standard of conduct set forth in Section 13.1-697.

            B. The determination shall be made:

                  1. By the board of directors by a majority vote of a quorum consisting of directors not at the time parties to the proceeding;

                  2. If a quorum cannot be obtained under paragraph 1 of this subsection, by majority vote of a committee duly designated by the board of directors (in which designation directors who are parties may participate), consisting solely of two or more directors not at the time parties to the proceeding;

                  3. By special legal counsel:

                        a. Selected by the board of directors or its committee in the manner prescribed in paragraph 1 or 2 of this subsection; or

                        b. If a quorum of the board of directors cannot be obtained under paragraph 1 of this subsection and a committee cannot be designated under paragraph 2 of this subsection, selected by majority vote of the full board of directors, in which selection directors who are parties may participate; or
                  4. By the shareholders, but shares owned by or voted under control of directors who are at the time parties to the proceeding may not be voted on the determination.

            C. Authorization of indemnification and evaluation as to reasonableness of expenses shall be made in the same manner as the determination that indemnification is permissible, except that if the determination is made by special legal counsel, authorization of indemnification and evaluation as to reasonableness of expenses shall be made by those entitled under paragraph 3 of subsection B of this section to select counsel.

      Section 13.1-702. Indemnification of officers, employees and agents. Unless limited by a corporation's articles of incorporation,

            1. An officer of the corporation is entitled to mandatory indemnification under Section 13.1-698, and is entitled to apply for court-ordered indemnification under Section 13.1-700.1, in each case to the same extent as a director; and

            2. The corporation may indemnify and advance expenses under this article to an officer, employee, or agent of the corporation to the same extent as to a director.

      Section 13.1-703. Insurance. A corporation may purchase and maintain insurance on behalf of an individual who is or was a director, officer, employee, or agent of the corporation, or who, while a director, officer, employee, or agent of the corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise, against liability asserted against or incurred by him in that capacity or arising from his status as a director, officer, employee, or agent, whether or not the corporation would have power to indemnify him against the same liability under Section 13.1-697 or Section 13.1-698.

      Section 13.1-704.  Application of article.

            A. Unless the articles of incorporation or bylaws expressly provide otherwise, any authorization of indemnification in the articles of incorporation or bylaws shall not be deemed to prevent the corporation from providing the indemnity permitted or mandated by this article.

            B. Any corporation shall have power to make any further indemnity, including indemnity with respect to a proceeding by or in the right of the corporation, and to make additional provisions for advances and reimbursement of expenses, to any director, officer, employee or agent that may be authorized by the articles of incorporation or any bylaw made by the shareholders or any resolution adopted, before or after the event, by the shareholders, except an indemnity against (i) his willful misconduct, or (ii) a knowing violation of the criminal law. Unless the articles of incorporation, or any such bylaw or resolution expressly provide otherwise, any determination as to the right to any further indemnity shall be made in accordance with Section 13.1-701B. Each such indemnity may continue as to a person who has ceased to have the capacity referred to above and may inure to the benefit of the heirs, executors and administrators of such a person.

            C. No right provided to any person pursuant to this section may be reduced or eliminated by any amendment of the articles of incorporation or bylaws with respect to any act or omission occurring before such amendment.

            Article V of JRB's Article of Incorporation reads as follows:

                  (a) To the full extent that the Virginia Stock Corporation Act, as it exists on the date hereof or may hereafter be amended, permits the limitation or elimination of the liability of directors or officers, a director or officer of the Corporation shall not be liable to the Corporation or its shareholders for monetary damages.
                  (b) To the full extent permitted and in the manner prescribed by the Virginia Stock Corporation Act and any other applicable law, the Corporation shall indemnify a director or officer of the Corporation who is or was a party to any proceeding by reason of the fact that he is or was such a director or officer or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise.

                  (c) Reference herein to directors, officers, employees or agents shall include former directors, officers, employees and agents and their respective heirs, executors and administrators.

Item 21.  Exhibits and Financial Statement Schedules.

      (a) Exhibits. The exhibits on the accompanying Exhibit Index are filed or incorporated by reference as part of this Form S-4 and the Exhibit Index is incorporated herein by reference.

      (b)   Financial Statements Schedules.  Not applicable.

      (c) Report, Opinion or Appraisal. The opinion of McKinnon & Company, Inc. is furnished as Annex B to the proxy statement/prospectus.

Item 22. Undertakings.  The undersigned Registrant hereby undertakes:

      (1) (i) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement, to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement, and to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; (ii) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and
(iii) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (2) that prior to any public reoffering of the securities registered hereunder through the use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

      (3) that every prospectus (i) that is filed pursuant to (2) above, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933, as amended, and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be initial bona fide offering thereof.

      (4) that insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 20 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

      (5) to respond to requests for information that is incorporated by reference into the Joint Proxy Statement and Prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

      (6) to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   Signatures



         In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-4 and authorizes this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, in the City of Suffolk, State of Virginia, on June 8, 1999.




                                         JAMES RIVER BANKSHARES, INC.


                                         By:      /s/ Harold U. Blythe
                                             ---------------------------------
                                                  Harold U. Blythe, President


                                POWER OF ATTORNEY

         In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated. Each person, in so signing, also makes, constitutes and appoints Harold U. Blythe and Donald W. Fulton, Jr., and each of them individually, his true and lawful attorney-in-fact in his place and stead, with full power of substitution, to execute and cause to be filed with the Securities and Exchange Commission, any and all amendments to this Registration Statement, including any exhibits or other documents filed in connection therewith.


               Signature                                   Title                     Date
               ---------                                   -----                     ----

          *                              Chairman of the Board                June 8, 1999
---------------------------
G.P. Jackson                             and Director

          *                              Vice Chairman of the Board           June 8, 1999
---------------------------
Bruce B. Gray                            and Director

/s/ Harold U. Blythe                     President, Chief Executive           June 8, 1999
---------------------------
Harold U. Blythe                         Officer and Director

/s/ Donald W. Fulton, Jr.                Senior Vice President and Chief      June 8, 1999
---------------------------
Donald W. Fulton, Jr.                    Financial Officer

          *                              Director                             June 8, 1999
---------------------------
James E. Butler, Jr.

          *                              Director                             June 8, 1999
---------------------------
Elmon T. Gray

          *                              Director                             June 8, 1999
---------------------------
Horace R. Higgins, Jr.

          *                              Director                             June 8, 1999
---------------------------
Ben P. Kanak

          *                              Director                             June 8, 1999
---------------------------
John A. Ramsey, Jr.

          *                              Director                             June 8, 1999
---------------------------
Robert E. Spencer, Jr.



* executed by Donald W. Fulton, Jr. pursuant to Power-of-Attorney

                                 EXHIBIT INDEX


Exhibit
  No.            Description

***2.1 Agreement and Plan of Merger dated February 17, 1999, between State Bank of Remington, Inc. ("State Bank") and James River Bankshares, Inc. (included as Annex A to Joint Proxy Statement and Prospectus).
  *2.2 Agreement and Plan of Reorganization dated November 21, 1994 (Incorporated by reference to the Registrant's Registration Statement of Form S-4, Commission File No. 33-88322, previously filed with the Commission on January 6, 1995).
  *2.3 First Colonial Bank Agreement and Plan of Merger dated June 30, 1995, as amended (Incorporated by reference to the Registrant's Registration Statement on Form S-4, Commission File No. 33-99254, previously filed with the Commission on November 13, 1995).
  *2.4 Bank of Isle of Wight Agreement and Plan of Merger dated June 30, 1995 (Incorporated by reference to the Registrant's Registration Statement on Form S-4, Commission File No. 33-99254, previously filed with the Commission on November 13, 1995).
  *3.1 Articles of Incorporation of James River Bankshares, Inc. (Incorporated by reference to the Registrant's Registration Statement on Form S-4, Commission File No. 33-88322, previously filed with the Commission on January 6, 1995.)
  *3.2 Amended and Restated Bylaws of James River Bankshares, Inc. (Incorporated by reference to the Registrant's Form 10-K/A, Commission File No. 0-26314, previously filed with the Commission on August 12, 1996).
  *4 Form of Common Stock certificate of James River Bankshares, Inc. (Incorporated by reference to the Registrant's Registration Statement on Form S-4, Commission File No. 33-88322, previously filed with the Commission on January 6, 1995).
***5 Opinion of Kaufman & Canoles, P.C. (including consent) regarding legality of the Common Stock being registered.
***8 Tax Opinion of Kaufman & Canoles, P.C. (including consent) with respect to the State Bank Merger.
 *10.1 Agreement between The Bank of Waverly and First Union National Bank, dated November 13, 1995, regarding branch acquisitions (Incorporated by reference to Amendment No. 1 to the Registrant's Registration Statement on Form S-4, Commission File No. 33-99254, previously filed with the Commission on December 22,
                 1995).
 *10.2 Employment Agreement between James River Bankshares, Inc. and Harold U. Blythe dated July 18, 1995 (Incorporated by reference to Amendment No. 1 to the Registrant's Registration Statement on Form S-4, Commission File No. 33-99254, previously filed with the Commission on December 22, 1995).
 *10.3 Employment Agreement between James River Bankshares, Inc. and Glenn T. McCall dated July 18, 1995 (Incorporated by reference to Amendment No. 1 to the Registrant's Registration Statement on Form S-4, Commission File No. 33-99254, previously filed with the Commission on December 22, 1995).
 *10.4 Employment Agreement between First Colonial Bank and James C. Stewart dated February 29, 1996 (Incorporated by reference to the Registrant's Form 10-K, Commission File No. 0-26314, previously filed with the Commission on April 15, 1996).
 *10.5 Employment Agreement between Bank of Isle of Wight and Robert E. Spencer, Jr. dated February 29, 1996 (Incorporated by reference to the Registrant's Form 10-K, Commission File No. 0-26314, previously filed with the Commission on April 15, 1996).

 *10.6           Employment  Agreement  between  James River  Bankshares,
                 Inc.  and Donald W. Fulton,  Jr. dated  January 1, 1998.
                 (Incorporated  by  reference  to the  Registrant's  Form
                 10-K,  Commission  File No.  0-26314,  previously  filed
                 with the Commission on March 30, 1998.)
 *10.7           Early Retirement  Agreement dated March 5, 1999, between
                 First    Colonial    Bank   and   James   C.    Stewart.
                 (Incorporated   by   reference   to   the   Registrant's
                 Form 10-K,   Commission  File  No. 0-26314,   previously
                 filed with the Commission on March 29, 1999.)
 *13             Annual   Report   to   security    holders   for   1999.
                 (Incorporated   by   reference   to   the   Registrant's
                 Form 10-K,   Commission  File  No. 0-26314,   previously
                 filed with the Commission on March 29, 1999.)
 *21             List of  Subsidiaries.  (Incorporated  by  reference  to
                 the    Registrant's    Form 10-K,     Commission    File
                 No. 0-26314,  previously  filed with the  Commission  on
                 April 15, 1996.)
 **23.1          Consent of Goodman & Company, L.L.P.
 **23.2          Consent of Yount Hyde & Barbour, P.C.
***23.3          Consent of Kaufman & Canoles (included in Opinion filed
                 as Exhibit 5 and in Tax Opinion filed as Exhibit 8).
***24            Power of Attorney relating to James River (appears on
                 the signature page hereto).
***27            Financial Data Schedule
**99.2           Copy of Notice of Annual Meeting of Shareholders of
                 James River.
**99.3           Copy of form of proxy for use by Shareholders of James
                 River.
**99.4           Copy of Notice of Special Meeting of Shareholders of
                 State Bank.
**99.5           Copy of form of proxy for use by Shareholders of State
                 Bank.



*     (Not filed herewith.  In accordance with Rule 12b-32
      of the General Rules and Regulations under the Securities Exchange Act of 1934, the exhibit is incorporated by reference.)
**    Filed herewith.
***   Previously filed.